     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1999

                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ALLAIRE CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7372                                   41-1830792
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                            ------------------------

                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 DAVID J. ORFAO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            ROBERT L. BIRNBAUM, ESQ.
                             WILLIAM R. KOLB, ESQ.
                            FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                          Boston, Massachusetts 02109
                                 (617) 832-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED
                                                                 PROPOSED MAXIMUM      MAXIMUM
             TITLE OF EACH CLASS                                  OFFERING PRICE      AGGREGATE         AMOUNT OF
             OF SECURITIES TO BE                 AMOUNT TO BE          PER             OFFERING        REGISTRATION
                 REGISTERED                       REGISTERED          SHARE             PRICE              FEE
Common Stock, $.01 par value per share             288,583          $47.75 (1)       $13,779,839          $3,831

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale prices of the Registrant's Common Stock on June 9, 1999, as reported on the Nasdaq Stock Market's National Market.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         288,583 SHARES OF COMMON STOCK

                              ALLAIRE CORPORATION

    The 288,583 shares (the "Shares") of common stock, par value $.01 per share, of Allaire Corporation covered by this prospectus are being offered by certain stockholders of Allaire (the "Selling Stockholders") on a delayed or continuous basis, pursuant to the exercise of registration rights. See "Selling Stockholders."

    Allaire will not receive any proceeds from the offering. Allaire will bear the costs relating to the registration of the Shares offered hereby (other than selling commissions).

    The Selling Stockholders named herein or any pledgees, donees, transferees or other successors in interest, may offer the Shares, from time to time during the effectiveness of this registration statement, for sale through the Nasdaq Stock Market's National Market, in the over-the-counter market, in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. Sales may be effected to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions in connection therewith. See "Plan of Distribution."

    The common stock is traded on the Nasdaq Stock Market's National Market under the symbol "ALLR." On June 9, 1999, the closing price for the common stock, as reported on the Nasdaq Stock Market's National Market, was $49.00 per share.

    Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    All securities to be registered hereby are to be offered by the Selling Stockholders.

                        Prospectus dated June 15, 1999.

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                ---------
PROSPECTUS SUMMARY............................................................................          3
RISK FACTORS..................................................................................          5
PRICE RANGE OF COMMON STOCK...................................................................         18
DIVIDEND POLICY...............................................................................         18
CAPITALIZATION................................................................................         19
SELECTED FINANCIAL DATA.......................................................................         20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........         21
BUSINESS......................................................................................         36
MANAGEMENT....................................................................................         49
CERTAIN TRANSACTIONS..........................................................................         58
PRINCIPAL STOCKHOLDERS........................................................................         60
DESCRIPTION OF CAPITAL STOCK..................................................................         62
SELLING STOCKHOLDERS..........................................................................         67
PLAN OF DISTRIBUTION..........................................................................         69
LEGAL MATTERS.................................................................................         70
EXPERTS.......................................................................................         70
ADDITIONAL INFORMATION........................................................................         70
INDEX TO FINANCIAL STATEMENTS.................................................................        F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                                 --------------

    "Cold Fusion" and "Bright Tiger" are federally registered trademarks of Allaire. Allaire has applied for federal registration of the trademarks "Allaire" and "HomeSite". The Allaire, Cold Fusion and HomeSite logos are trademarks of Allaire. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                    ALLAIRE

    We develop, market and support software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Our products and services enable organizations to link their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. Our products interoperate with emerging Web application technologies as well as key enterprise information systems technologies. Our flagship ColdFusion product line employs an easy to learn software development language that allows developers to quickly and efficiently create Web applications.

    Most Web developers are proficient with Hypertext Markup Language, or HTML, and many are familiar with eXtensible Markup Language, or XML, which are both core technologies specifically designed for creating applications. The ease of using languages such as HTML and XML, which use declarative, English-like tags, has enabled nontraditional programmers to develop complex Web sites and Web applications. ColdFusion uses the same easy to learn syntax as HTML and XML. By using ColdFusion, Web developers avoid having to code simultaneously in scripting languages and in tag-based markup languages.

    Allaire was incorporated in Minnesota on February 1, 1996 as the successor to a Minnesota limited liability company and was reincorporated in Delaware on April 25, 1997. Our principal executive offices are located at One Alewife Center, Cambridge, Massachusetts 02140, and our telephone number at that location is (617) 761-2000.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders.......................  288,583 shares
Common Stock outstanding (as of May 31, 1999)..........................  11,213,858 shares
Nasdaq National Market symbol..........................................  ALLR

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                                       PERIOD FROM                                        THREE MONTHS ENDED
                                                        INCEPTION
                                                    (MAY 5, 1995) TO       YEAR ENDED DECEMBER 31,            MARCH 31,
                                                      DECEMBER 31,     --------------------------------  --------------------
                                                          1995           1996       1997        1998       1998       1999
                                                    -----------------  ---------  ---------  ----------  ---------  ---------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue.....................................      $      --      $   2,358  $   7,650  $   20,512  $   4,032  $   7,836
Total cost of revenue.............................             --            234      2,414       5,973      1,120      1,959
Gross profit......................................             --          2,124      5,236      14,539      2,912      5,877
Total operating expenses..........................            188          3,836     12,848      25,275      5,168      7,887
Loss from operations..............................           (188)        (1,712)    (7,612)    (10,736)    (2,256)    (2,010)
Net loss..........................................           (188)        (1,698)    (7,425)    (10,770)    (2,211)    (1,684)

Basic and diluted net loss per share..............      $   (0.09)     $   (0.97) $   (4.40) $    (3.67) $   (0.89) $   (0.19)
Shares used in computing basic and diluted net
  loss per share..................................          2,200          1,743      1,687       2,938      2,477      8,819
Pro forma basic and diluted net loss per share....                                $   (1.38) $    (1.51) $   (0.32) $   (0.17)
Shares used in per share computation of pro forma
  basic and diluted net loss per share............                                    5,378       7,139      6,804      9,757

                                                                         DECEMBER 31,
                                                          -------------------------------------------  MARCH 31, 1999
                                                            1995       1996       1997        1998     --------------
                                                          ---------  ---------  ---------  ----------   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $      17  $     526  $   5,521  $    1,847    $   53,246
Working capital (deficit)...............................       (231)       224      1,492      (8,513)       41,428
Total assets............................................        119      2,038      9,697       9,953        61,373
Total long-term debt, net of current portion............         --         --        499       1,193           989
Total redeemable convertible preferred stock............         --      2,800     12,673      12,673            --
Total stockholders' equity (deficit)....................       (181)    (1,768)    (9,153)    (18,475)       44,936

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU PURCHASE ANY COMMON STOCK.

WE HAVE A LIMITED OPERATING    We commenced operations in May 1995 and we recorded our
HISTORY ON WHICH TO EVALUATE   first revenue upon delivery of ColdFusion 1.5 to customers
OUR PROSPECTS                  in February 1996. Accordingly, we have only a limited
                               operating history on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties
                               encountered by companies in an early stage of development in new and rapidly evolving markets.

WE MAY NOT BE PROFITABLE IN    Since we began operations, we have incurred substantial net
THE FUTURE                     losses in every fiscal period. We cannot be certain when we will become profitable, if at all. Failure to achieve
                               profitability may adversely affect the market price of our common stock. At March 31, 1999, we had an accumulated
                               deficit of $21.9 million. We have generated relatively small amounts of revenue until recent fiscal quarters, while
                               increasing expenditures in all areas, particularly in
                               research and development and sales and marketing, in order to execute our business plan. Although we have experienced revenue growth in recent periods, the growth has been off of a small base, and it is unlikely that such growth rates are sustainable.

OUR QUARTERLY RESULTS MAY      Our quarterly revenue and operating results are difficult to
FLUCTUATE                      predict and may fluctuate significantly from quarter to
                               quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market
                               analysts, the price of our common stock could fall
                               substantially.

                               Our quarterly revenue may fluctuate for several reasons,
                               including the following:

                                   - the market for Web development products is in an early
                                     stage of development and it is therefore difficult to
                                     accurately predict customer demand; and

                                   - the sales cycle for our products and services varies
                                     substantially from customer to customer and, if our
                                     average sales price increases as we expect, we expect
                                     the sales cycle to lengthen. As a result, we have
                                     difficulty determining whether and when we will
                                     receive license revenue from a particular customer.

                               In addition, because our revenue from training services is largely correlated with our license revenue, a decline in
                               license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenue and operating
                               results.

                               Most of our expenses, such as employee compensation and
                               rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses.

THE DEVELOPMENT OF A MARKET    If the market for Web development products does not grow at
FOR OUR PRODUCTS IS UNCERTAIN  a significant rate, our business, operating results and financial condition will be materially adversely affected.
                               Web technology has been used widely for only a short time, and the market for Web development products is new and
                               rapidly evolving. As is typical for new and rapidly evolving industries, demand for recently introduced products is
                               highly uncertain.

OUR PERFORMANCE WILL DEPEND    Our future success will depend substantially upon the
ON THE GROWTH AND COMMERCIAL   widespread adoption of the Internet as a primary medium for
ACCEPTANCE OF THE INTERNET     commerce and business applications. If the Internet does not become a viable and substantial commercial medium, our
                               business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user
                               frustration with slow access and download times. The
                               Internet infrastructure may not be able to support the
                               demands placed on it by continued growth. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the
                               growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the
                               Internet could lose its viability due to delays in the
                               development or adoption of new standards and protocols to
                               handle increased activity or due to increased government
                               regulation and taxation of Internet commerce.

WE COMPETE WITH MICROSOFT      We currently compete with Microsoft in the market for Web
WHILE SIMULTANEOUSLY           development products while simultaneously maintaining a
SUPPORTING MICROSOFT           working relationship with Microsoft. Microsoft has a longer
TECHNOLOGIES                   operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than Allaire. As a result, we may not be able to compete effectively with Microsoft now or in the
                               future, and our business, operating results and financial
                               condition may be materially adversely affected.

                               We expect that Microsoft's commitment to and presence in the
                               Web development products market will substantially increase competitive pressure in the market. We believe that
                               Microsoft will continue to incorporate Web application
                               server technology into its operating system software and
                               certain of its server software offerings, possibly at no
                               additional cost to its users.

                               We believe that we must maintain a working relationship with
                               Microsoft to achieve success. Most of our customers use
                               Microsoft-based operating platforms, so it is critical to
                               our success that our products be closely integrated with
                               Microsoft technologies. Notwithstanding our historical and current support of the Microsoft platform, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with our technology.

WE FACE SIGNIFICANT            The Web development products market is intensely
COMPETITION FROM OTHER         competitive. Many of our current and potential competitors
TECHNOLOGY COMPANIES           have longer operating histories and substantially greater
                               financial, technical, marketing, distribution and other
                               resources than we do and therefore may be able to respond
                               more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. In
                               addition to Microsoft, we compete with other large Web and database platform companies that offer a variety of software products. We also compete with a number of medium-sized and start-up companies that have introduced or that are
                               developing Web development products. In addition, we have
                               strategic relationships with NetObjects, a majority-owned
                               subsidiary of IBM, and Macromedia. In some cases, these
                               vendors compete with us, and there can be no assurance that these strategic relationships will continue.

                               We expect that additional competitors will enter the market with competing products as the size and visibility of the
                               market opportunity increases. Increased competition could
                               result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

                               If, in the future, a competitor chooses to bundle a
                               competing Web development product with other products, the demand for our products might be substantially reduced. In addition, new technologies will likely increase the
                               competitive pressures that we face. The development of
                               competing technologies by market participants or the
                               emergence of new industry standards may adversely affect our competitive position. As a result of these and other
                               factors, we may not be able to compete effectively with
                               current or future competitors, which would have a material adverse effect on our business, operating results and
                               financial condition.

OUR SUCCESS DEPENDS ON OUR     To increase our revenue, we must increase the size of our
ABILITY TO EXPAND OUR SALES    sales force and the number of our indirect channel partners,
FORCE AND DISTRIBUTION         including original equipment manufacturers, value-added
CHANNELS                       resellers and systems integrators. A failure to do so could have a material adverse effect on our business, operating
                               results and financial condition. There is intense
                               competition for sales personnel in our business, and there can be no assurance that we will be successful in
                               attracting, integrating, motivating and retaining new sales personnel. Our existing or future channel partners may
                               choose to devote greater resources to marketing and
                               supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales
                               force and channel partners.

OUR SUCCESS DEPENDS ON         We derive a substantial portion of our revenue from a
ONGOING SALES THROUGH A        limited number of distributors. For the quarter ended March
LIMITED NUMBER OF              31, 1999, revenue from our indirect distribution channel
DISTRIBUTORS                   accounted for approximately 54% of our total revenue, and
                               one distributor, Ingram Micro, accounted for approximately
                               31% of our total revenue. For 1998, revenue from our
                               indirect distribution channel accounted for approximately
                               45% of our total revenue, and Ingram Micro accounted for
                               approximately 29% of our total revenue. The loss of, or a
                               reduction in orders from, Ingram Micro or any other
                               significant distributor could have a material adverse effect on our business, operating results and financial condition.
                               Because we do not deal directly with end users when selling through distributors, we are dependent upon the ability of distributors to accurately forecast demand and maintain
                               appropriate levels of inventory. If a distributor purchases excess product, we may be obligated to accept the return of some products.

WE MAY EXPERIENCE LOST OR      A longer sales cycle reduces our ability to forecast revenue
DELAYED SALES AS OUR SALES     levels. Any delay or loss in sales of our products could
CYCLE LENGTHENS                have a material adverse effect on our business, operating
                               results and financial condition, and could cause our
                               operating results to vary significantly from quarter to
                               quarter. As we increase our marketing focus on larger
                               purchases by larger customers, we expect that increased
                               executive-level involvement of information technology
                               officers and other senior managers of our customers will
                               occur. Potential large sales may be delayed, or lost
                               altogether, because we will have to provide a more
                               comprehensive education to prospective customers regarding the use and benefits of our products. Our customers'
                               purchase decisions may be subject to delays over which we
                               may have little or no control, including budgeting
                               constraints, internal purchase approval review procedures
                               and the inclusion or exclusion of our products on customers'
                               approved standards list.

OUR PERFORMANCE WILL DEPEND    If our products do not continue to satisfy the Web developer
ON CONTINUED MARKET            community or otherwise fail to sustain sufficient market
ACCEPTANCE OF OUR PRODUCTS     acceptance, our business, operating results and financial
                               condition would be materially adversely affected. We believe that a significant contributing factor to our initial growth has been our ability to create and maintain strong
                               relationships with the community of Web developers that
                               initially adopted our products. This community of early
                               adopters demands rapid improvements in the performance,
                               features and reliability of our products, as well as a high level of customer service. Due in part to the emerging
                               nature of the Web development products market and the
                               substantial resources available to many market participants, we believe there is a time-limited opportunity to achieve
                               and maintain market share in the Web development products
                               market.

OUR EFFORTS TO DEVELOP BRAND   We believe that developing and maintaining awareness of the
AWARENESS MAY BE UNSUCCESSFUL  "Allaire," "ColdFusion" and "HomeSite" brand names is critical to achieving widespread acceptance of our products.
                               If we fail to promote and maintain our brands or incur
                               significant related expenses, our business, operating
                               results and financial condition could be materially
                               adversely affected. To promote our brands, we may find it
                               necessary to increase our marketing budget or otherwise
                               increase our financial commitment to creating and
                               maintaining brand awareness among potential customers.
                               Although we have obtained a United States registration of
                               the trademark "Cold Fusion," we are aware of other
                               companies, including competitors, that use the word "Fusion"
                               in their marks alone or in combination with other words, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For
                               example, NetObjects markets its principal products for
                               designing, building and updating Web sites under the names
                               "NetObjects Fusion" and "NetObjects Team Fusion."
                               Competitors that use marks that are similar to our brand
                               names may cause confusion among actual and potential
                               customers, which could prevent us from achieving significant brand recognition.

OUR PERFORMANCE DEPENDS ON     We derive almost all of our revenue from licenses of our
THE SUCCESS OF COLDFUSION AND  ColdFusion and HomeSite software products and related
HOMESITE                       services. Any competitive pressures or other factors that
                               adversely affect market acceptance of ColdFusion or HomeSite software would have a material adverse effect on our
                               business, operating results and financial condition.

OUR FUTURE SUCCESS WILL        To be competitive, we must develop and introduce product
DEPEND ON OUR ABILITY TO       enhancements and new products which increase our customers'
ENHANCE EXISTING PRODUCTS AND  ability to build and deploy Web applications. In the past,
DEVELOP NEW PRODUCTS           we have been forced to delay introduction of several new
                               products. If we fail to develop and introduce new products and enhancements successfully and on a timely basis, it
                               could have a material adverse effect on our business,
                               operating results and financial condition. The emerging
                               nature of the Web development products market requires that we continually improve the performance, features and
                               reliability of our products, particularly in response to
                               competitive offerings and evolving customer needs. We must also introduce enhancements to existing products as quickly as possible and prior to the introduction of competing
                               products.

WE DEPEND ON THIRD PARTIES     We license technology that is incorporated into our products
FOR TECHNOLOGY IN OUR          from third parties. The loss of access to such technology
PRODUCTS                       could result in delays in our development and introduction of new products or enhancements until equivalent or
                               replacement technology could be accessed, if available, or developed internally, if feasible. These delays could have a material adverse effect on our business, operating results and financial condition. In light of the rapidly evolving
                               nature of Web technology and our strategy to pursue industry partnerships, we believe that we will increasingly need to rely on technology from third party vendors, such as
                               Microsoft, which may also be competitors. There can be no
                               assurance that technology from others will continue to be
                               available to us on commercially reasonable terms, if at all.

                               Moreover, although we are generally indemnified against
                               claims that such third party technology infringes the
                               proprietary rights of others, such indemnification is not
                               always available for all types of intellectual property
                               rights (for example, patents may be excluded) and in some
                               cases the scope of such indemnification is limited. Even if we receive broad indemnification, third party indemnitors
                               are not always well capitalized and may not be able to
                               indemnify us in the event of infringement, resulting in
                               substantial exposure to us. There can be no assurance that infringement or invalidity claims arising from the
                               incorporation of third party technology, and claims for
                               indemnification from our customers resulting from such
                               claims, will not be asserted or prosecuted against us. Such claims, even if not meritorious, could result in the
                               expenditure of significant financial and managerial
                               resources in addition to potential product redevelopment
                               costs and delays, all of which could materially adversely
                               affect our business, operating results and financial
                               condition.

WE MAY HAVE DIFFICULTY         We have been experiencing a period of rapid growth that has
MANAGING OUR GROWTH            been placing a significant strain on all of our resources.
                               The number of our employees increased from 95 at December
                               31, 1997 to 181 at March 31, 1999. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. Any failure to do so could have a material adverse effect on the quality of our products,
                               our ability to retain key personnel and our business,
                               operating results and financial condition.

WE ARE DEPENDENT ON JOSEPH     Our future success depends to a significant degree on the
ALLAIRE AND DAVID ORFAO        skills, experience and efforts of Joseph J. Allaire, our
                               founder, Chairman of the Board, Chief Technology Officer and
                               Executive Vice President, and David J. Orfao, our President
                               and Chief Executive Officer. The loss of the services of Mr.
                               Allaire or Mr. Orfao could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our executive officers and
                               other members of senior management to work effectively as a team. We do not have employment agreements with any of our executive officers, and we do not have any key person life insurance other than for Mr. Allaire and Mr. Orfao.

WE MUST HIRE AND RETAIN        Qualified personnel are in great demand throughout the
SKILLED PERSONNEL IN A TIGHT   software industry. Our success depends in large part upon
LABOR MARKET                   our ability to attract, train, motivate and retain highly
                               skilled employees, particularly sales and marketing
                               personnel, software engineers and other senior personnel.
                               Our failure to attract and retain the highly trained
                               technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial
                               condition.

OUR SUCCESS DEPENDS ON OUR     Our success depends to a significant degree upon the
ABILITY TO PROTECT OUR         protection of our software and other proprietary technology.
PROPRIETARY TECHNOLOGY         The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to
                               benefit from our technology without paying us for it. This could have a material adverse effect on our business,
                               operating results and financial condition.

                               Although we have taken steps to protect our proprietary
                               technology, they may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection.
                               In addition, we rely in part on "shrinkwrap" and "clickwrap"
                               licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain
                               jurisdictions. Moreover, the laws of other countries in
                               which we market our products may afford little or no
                               effective protection of our intellectual property.

                               If we resort to legal proceedings to enforce our
                               intellectual property rights, the proceedings could be
                               burdensome and expensive and could involve a high degree of risk.

OTHER COMPANIES MAY CLAIM      Although we attempt to avoid infringing known proprietary
THAT WE INFRINGE THEIR         rights of third parties, we are subject to the risk of
PROPRIETARY TECHNOLOGY         claims alleging infringement of third party proprietary
                               rights. If we were to discover that any of our products
                               violated third party proprietary rights, there can be no
                               assurance that we would be able to obtain licenses on
                               commercially reasonable terms to continue offering the
                               product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive patent searches to determine
                               whether the technology used in our products infringes
                               patents held by third parties. In addition, product
                               development is inherently uncertain in a rapidly evolving
                               technological environment in which there may be numerous
                               patent applications pending, many of which are confidential when filed, with regard to similar technologies.

                               Any claim of infringement could cause us to incur
                               substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could
                               secure a judgment that requires us to pay substantial
                               damages. A judgment could also include an injunction or
                               other court order that could prevent us from selling our
                               products. Any of these events could have a material adverse effect on our business, operating results and financial
                               condition.

OUR BUSINESS COULD BE          Software products as complex as ours may contain undetected
ADVERSELY AFFECTED IF OUR      errors or "bugs," which result in product failures. Errors
PRODUCTS CONTAIN ERRORS        in certain of Allaire's products have been detected after
                               the release of the product. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of
                               development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating
                               results and financial condition.

WE COULD BE SUBJECT TO         Many of the Web applications developed and deployed with our
PRODUCT LIABILITY CLAIMS       products are critical to the operations of our customers'
RELATING TO OUR CUSTOMERS'     businesses. Any failure in a customer's Web application
CRITICAL BUSINESS OPERATIONS   could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that
                               such coverage will continue to be available on reasonable
                               terms or will be available in amounts sufficient to cover
                               one or more large claims, or that the insurer will not
                               disclaim coverage as to any future claim.

WE MAY HAVE DIFFICULTY         On April 12, 1999, we acquired Bright Tiger Technologies,
INTEGRATING THE BUSINESS OF    Inc. ("Bright Tiger"). Pursuant to the acquisition, Bright
BRIGHT TIGER                   Tiger became, and remains, a wholly-owned subsidiary of
                               Allaire. Based in Acton, Massachusetts, Bright Tiger has 15
                               employees and designs and markets Web site resource
                               management products to allow its customers to build and
                               manage fast, reliable Web sites. There can be no assurance that we will be able to absorb and effectively manage the
                               foregoing acquisition. There can be no assurance that we
                               will be able to develop, market and sell the Bright Tiger
                               products successfully. The difficulty and management
                               distraction inherent in integrating the acquired business, the substantial charges expected to be incurred in
                               connection with such acquisition, including costs of
                               integrating the business and transaction expenses arising
                               from the acquisition, the risks of entering markets in which we have no or limited direct prior experience, the potential loss of key employees of the acquired company and the risk that the benefits sought in the acquisition will not be
                               fully achieved, could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE SUBJECT TO RISKS     From time to time, we may pursue acquisitions to obtain
ASSOCIATED WITH FUTURE         complementary products, services and technologies. On June
ACQUISITIONS                   14, 1999, Allaire signed a definitive merger agreement to
                               acquire Live Software, Inc. for approximately 550,000 shares of Allaire common stock. Closing of the acquisition of Live
                               Software is subject to the satisfaction of customary closing conditions. An acquisition may not produce the revenue,
                               earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. In pursuing any acquisition, our management
                               could spend a significant amount of time and effort in
                               identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a
                               significant amount of management resources to integrating
                               the acquired business with our existing business.

                               To pay for an acquisition, we might use capital stock or
                               cash. Alternatively, we might borrow money from a bank or
                               other lender. If we use capital stock, our stockholders
                               would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

WE MAY BE AFFECTED BY          Many existing computer systems and software products do not
UNEXPECTED YEAR 2000 PROBLEMS  properly recognize dates after December 31, 1999. This "Year
                               2000" problem could result in miscalculations, data
                               corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our
                               products, our internal systems and the systems of our
                               vendors and distributors, any of which could have a material adverse effect on our business, operating results and
                               financial condition.

                               Because ColdFusion does not involve data storage, the
                               ability of a Web application built with ColdFusion to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000
                               compliant. Therefore, there can be no assurance that Web
                               applications developed using our products will comply with
                               Year 2000 requirements. For example, if ColdFusion is
                               connected to a database that is not Year 2000 compliant, the information received by a ColdFusion application may be
                               incorrect.

                               Changing purchasing patterns of customers impacted by Year
                               2000 issues may result in reduced funds available for Web
                               development activities.

                               In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems
                               Year 2000 compliant will not be material.

                               Year 2000 errors or defects in the internal systems
                               maintained by our vendors or distributors could require us to incur significant unanticipated expenses to remedy any
                               problems or replace affected vendors and could reduce our
                               revenue from our indirect distribution channel.

ALLAIRE'S EXISTING             Our officers, directors and greater than ten percent
STOCKHOLDERS WILL EXERCISE     stockholders together control approximately 39% of the
SIGNIFICANT CONTROL OVER       outstanding common stock as of May 31, 1999. As a result,
ALLAIRE                        these stockholders, if they act together, will be able to
                               influence our management and affairs and all matters
                               requiring stockholder approval, including the election of
                               directors and approval of significant corporate
                               transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of
                               Allaire and might affect the market price of the common
                               stock.

CERTAIN PROVISIONS OF OUR      Our corporate documents and Delaware law contain provisions
CHARTER AND OF DELAWARE LAW    that might enable our management to resist a takeover of
MAKE A TAKEOVER OF ALLAIRE     Allaire. These provisions might discourage, delay or prevent
MORE DIFFICULT                 a change in the control of Allaire or a change in our
                               management. These provisions could also discourage proxy
                               contests and make it more difficult for you and other
                               stockholders to elect directors and take other corporate
                               actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

FUTURE SALES BY EXISTING       Of the 11,213,858 total outstanding shares of common stock
SECURITY HOLDERS COULD         held by our existing stockholders as of May 31, 1999,
DEPRESS THE MARKET PRICE OF    7,860,524 shares are subject to "lock-up" agreements with
THE COMMON STOCK               the representatives of the underwriters in our initial
                               public offering in January 1999. Beginning July 22, 1999,
                               the holders of these shares subject to such "lock-up"
                               agreements may be able to sell approximately an additional
                               7,525,000 shares in the public market. If these stockholders sell a large number of shares, the market price of the
                               common stock could decline significantly. Moreover, the
                               perception in the public market that these stockholders
                               might sell shares of common stock could depress the market price of the common stock.

                               Some of our existing stockholders have the right to force us to register their shares of common stock with the Securities and Exchange Commission. If we register their shares of
                               common stock, they can sell those shares in the public
                               market.

INVESTORS WILL BE SUBJECT TO   The stock market in general has recently experienced extreme
MARKET RISKS                   price and volume fluctuations. The market prices of
                               securities of technology companies, particularly
                               Internet-related companies, have been extremely volatile,
                               and have experienced fluctuations that have often been
                               unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could
                               adversely affect the market price of the common stock.

                               Recently, when the market price of a stock has been
                               volatile, holders of that stock have often instituted
                               securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs
                               defending the lawsuit. The lawsuit could also divert the
                               time and attention of our management.

                          PRICE RANGE OF COMMON STOCK

    Allaire's common stock is quoted in the Nasdaq Stock Market's National Market under the symbol "ALLR". The following table sets forth for the periods indicated the high and low sales prices per share of the common stock as reported on the Nasdaq Stock Market's National Market since January 22, 1999, the date on which the common stock commenced trading.

QUARTER ENDED                                                                         HIGH        LOW
----------------------------------------------------------------------------------  ---------  ---------
March 31, 1999 (from January 22, 1999)............................................  $   71.25  $   36.00
June 30, 1999 (through June 9, 1999)..............................................  $   78.25  $  39.875

    The last reported sale price of the common stock on the Nasdaq Stock Market's National Market on June 9, 1999 was $49.00 per share. The number of stockholders of record on May 31, 1999 was 177.

                                DIVIDEND POLICY

    Allaire has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Allaire currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payment of future dividends, if any, will be at the discretion of Allaire's Board of Directors after taking into account various factors, including Allaire's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Allaire as of March 31, 1999:

    This information should be read in conjunction with Allaire's financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                              MARCH 31, 1999
                                                                              --------------
                                                                               (UNAUDITED)
                                                                              (IN THOUSANDS,
                                                                               EXCEPT SHARE
                                                                              AND PER SHARE
                                                                                  DATA)

Capital lease obligations, net of current obligations.......................    $       70
Note payable, net of current obligations....................................           919
                                                                              --------------
Total long term debt........................................................           989
                                                                              --------------
Stockholders' Equity:

  Preferred stock, $.01 par value; 5,000,000 shares authorized..............             0
  Common stock, $.01 par value; 35,000,000 shares authorized, 10,875,877
    shares issued and 10,861,523 outstanding................................           109
  Additional paid-in capital................................................        67,622
  Deferred compensaton......................................................          (906)
  Accumulated deficit.......................................................       (21,889)
                                                                              --------------
Total stockholders' equity..................................................        44,936
                                                                              --------------
Total capitalization........................................................    $   45,925
                                                                              --------------
                                                                              --------------

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with Allaire's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from Allaire's inception (May 5, 1995) through December 31, 1995 and the balance sheet data as of December 31, 1995 are derived from audited financial statements of Allaire that do not appear in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999, and the balance sheet data as of March 31, 1999, are derived from unaudited financial statements of Allaire appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of Allaire's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.

    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                                               PERIOD FROM                                       THREE MONTHS
                                                                INCEPTION                 YEAR ENDED                 ENDED
                                                              (MAY 5, 1995)              DECEMBER 31,              MARCH 31,
                                                                 THROUGH        -------------------------------  -------------
                                                            DECEMBER 31, 1995     1996       1997       1998         1998
                                                           -------------------  ---------  ---------  ---------  -------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees..................................       $      --       $   2,358  $   7,116  $  17,187    $   3,568
  Services...............................................              --              --        534      3,325          464
                                                                  -------       ---------  ---------  ---------  -------------
    Total revenue........................................              --           2,358      7,650     20,512        4,032
                                                                  -------       ---------  ---------  ---------  -------------
Cost of revenue:
  Software license fees..................................              --             234        961      1,915          421
  Services...............................................              --              --      1,453      4,058          699
                                                                  -------       ---------  ---------  ---------  -------------
    Total cost of revenue................................              --             234      2,414      5,973        1,120
                                                                  -------       ---------  ---------  ---------  -------------
Gross profit.............................................              --           2,124      5,236     14,539        2,912
                                                                  -------       ---------  ---------  ---------  -------------
Operating expenses:
  Research and development...............................              65             873      2,702      4,772        1,024
  Sales and marketing....................................              49           1,576      7,272     16,099        3,115
  General and administrative.............................              74           1,387      2,874      3,992          868
  Stock-based compensation...............................              --              --         --        412          161
                                                                  -------       ---------  ---------  ---------  -------------
      Total operating expenses...........................             188           3,836     12,848     25,275        5,168
                                                                  -------       ---------  ---------  ---------  -------------
Loss from operations.....................................            (188)         (1,712)    (7,612)   (10,736)      (2,256)
Interest income (expense), net...........................              --              14        187        (34)          45
                                                                  -------       ---------  ---------  ---------  -------------
Net loss.................................................       $    (188)      $  (1,698) $  (7,425) $ (10,770)   $  (2,211)
                                                                  -------       ---------  ---------  ---------  -------------
                                                                  -------       ---------  ---------  ---------  -------------
Basic and diluted net loss per share.....................       $   (0.09)      $   (0.97) $   (4.40) $   (3.67)   $   (0.89)
Shares used in computing basic and diluted net loss per
  share..................................................           2,200           1,743      1,687      2,938        2,477
Unaudited pro forma basic and diluted net loss per
  share..................................................                                  $   (1.38) $   (1.51)   $   (0.32)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share.............................                                      5,378      7,139        6,804


                                                             1999
                                                           ---------

STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees..................................  $   6,124
  Services...............................................      1,712
                                                           ---------
    Total revenue........................................      7,836
                                                           ---------
Cost of revenue:
  Software license fees..................................        454
  Services...............................................      1,505
                                                           ---------
    Total cost of revenue................................      1,959
                                                           ---------
Gross profit.............................................      5,877
                                                           ---------
Operating expenses:
  Research and development...............................      1,630
  Sales and marketing....................................      5,138
  General and administrative.............................      1,052
  Stock-based compensation...............................         67
                                                           ---------
      Total operating expenses...........................      7,887
                                                           ---------
Loss from operations.....................................     (2,010)
Interest income (expense), net...........................        326
                                                           ---------
Net loss.................................................  $  (1,684)
                                                           ---------
                                                           ---------
Basic and diluted net loss per share.....................  $   (0.19)
Shares used in computing basic and diluted net loss per
  share..................................................      8,819
Unaudited pro forma basic and diluted net loss per
  share..................................................  $   (0.17)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share.............................      9,757

                                                                                                DECEMBER 31,
                                                                                 ------------------------------------------
                                                                                   1995       1996       1997       1998
                                                                                 ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents......................................................  $      17  $     526  $   5,521  $   1,847
Working capital (deficit)......................................................       (231)       224      1,492     (8,513)
Total assets...................................................................        119      2,038      9,697      9,953
Total long-term debt, net of current portion...................................         --         --        499      1,193
Total redeemable convertible preferred stock...................................         --      2,800     12,673     12,673
Total stockholders' equity (deficit)...........................................       (181)    (1,768)    (9,153)   (18,475)


                                                                                  MARCH 31
                                                                                    1999
                                                                                 -----------
BALANCE SHEET DATA:
Cash and cash equivalents......................................................   $  53,246
Working capital (deficit)......................................................      41,428
Total assets...................................................................      61,373
Total long-term debt, net of current portion...................................         989
Total redeemable convertible preferred stock...................................          --
Total stockholders' equity (deficit)...........................................      44,936

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLAIRE SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND ALLAIRE'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING THE FACTORS SET FORTH ABOVE IN "RISK FACTORS," THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS OF ALLAIRE TO DIFFER MATERIALLY FROM THOSE INDICATED BY THE FORWARD-LOOKING STATEMENTS.

OVERVIEW

    Allaire develops, markets and supports software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire was established in May 1995 and recorded its first revenue upon delivery of ColdFusion 1.5 to its customers in February 1996. Also in 1996, Allaire moved its headquarters from Minnesota to Cambridge, Massachusetts. In March 1997, Allaire expanded its product offerings by acquiring the HomeSite HTML design tool through the purchase of substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"). In November 1998, Allaire introduced the Enterprise version of its Cold Fusion Server products, as well as versions 4.0 of its other ColdFusion and HomeSite software products.

    Allaire's revenue is derived principally from license fees for software products and, to a lesser extent, fees for a range of services complementing these products, primarily training and technical support. Software license fees include sales of licenses for the then-current version of Allaire's products, product upgrades and subscriptions. Subscriptions entitle the customer to all new releases for a specific product during the subscription period, generally 12 months.

    Revenue from sales of licenses to use Allaire's software products and product upgrades is recognized upon delivery to customers, provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's historical experience. Revenue from subscription sales is recognized ratably over the term of the subscription period. Services revenue is recognized as services are rendered or ratably over the term of the service agreement.

    In October 1997, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SoP") 97-2, Software Revenue Recognition, which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. Allaire adopted SoP 97-2 for all transactions entered into after December 31, 1997. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SoP 98-4, Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition. SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In December 1998, the FASB issued SoP 98-9, Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which retained the limitations of SoP 97-2 on what constitutes vendor specific objective evidence of fair value. SoP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Based upon its interpretation of SoP 97-2, 98-4 and 98-9, Allaire believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on Allaire's financial condition or results of operation. Adoption of SoP 98-9 is not expected to have a material impact on Allaire's financial condition or results of operations.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, costs associated with the development of computer software are expensed prior to the establishment of technological feasibility and capitalized thereafter when material. No software development costs have been capitalized because costs eligible for capitalization have not been material to Allaire's financial condition or results of operations.

    Allaire generates its revenue through direct sales of licenses to end users and through its indirect distribution channel. Direct revenue is generated by Allaire's direct sales force and via Allaire's Web site. The indirect distribution channel includes distributors, direct and original equipment manufacturer resellers, system integrators and Allaire Alliance members. During the second half of 1997, Allaire established relationships with its primary distribution partners in North America, Europe and Asia Pacific. Revenue generated by the indirect distribution channel accounted for 13%, 28% and 45% of total revenue for 1996, 1997 and 1998, respectively, and 39%and 54% of total revenue for the quarters ended March 31, 1998 and 1999, respectively. Allaire anticipates that revenue derived from the indirect distribution channel will continue to represent a significant percentage of total revenue. Allaire primarily derives its international revenue through its indirect distribution channel. International revenue accounted for 17%, 20% and 13% of total revenue for 1996, 1997 and 1998, respectively and 13% and 16% of total revenue for the quarters ended March 31, 1998 and 1999, respectively.

    In April 1999, Allaire completed a merger with Bright Tiger by issuing approximately 300,000 shares of Allaire common stock for all of the outstanding equity securities of Bright Tiger. Bright Tiger provides software designed to enhance the performance, availability and manageability of large-scale Internet sites and Web applications. Allaire had previously licensed technology from Bright Tiger that was incorporated in certain Allaire ColdFusion products. Allaire expects to incur a non-recurring charge of approximately $2.2 million in the quarter ended June 30, 1999 primarily related to professional fees, severance packages and related costs associated with the acquisition.

    On June 14, 1999 Allaire signed a definitive merger agreement to acquire Live Software, Inc. ("Live Software") for approximately 550,000 shares of Allaire common stock. The transaction is expected to be accounted for as a pooling of interests. Closing of the acquisition, which is expected to occur by July 15, 1999, is subject to satisfaction of customary closing conditions. Live Software develops, markets and supports server-side Java development and deployment technology. Live Software's principal product, JRUN, is a leading server-side Java development and deployment engine.

    Allaire has experienced substantial net losses in each fiscal period since its inception and, as of March 31, 1999, had an accumulated deficit of $21.9 million. Such net losses and accumulated deficit resulted primarily from the significant costs incurred in the development of Allaire's products and in the preliminary establishment of Allaire's infrastructure. Allaire expects to increase its expenditures in all areas in order to execute its business plan, particularly in research and development and sales and marketing. The planned increase in sales and marketing expense will primarily result from the hiring of additional sales force personnel to focus on major account sales, and marketing programs to increase brand awareness.

    Allaire's limited operating history and the undeveloped nature of the market for Web development products make predicting future revenue difficult. Allaire's expense levels are based, in part, on its expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that Allaire's expectations regarding future revenue are accurate. Moreover, Allaire may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to Allaire's expectations would likely cause significant declines in Allaire's quarterly operating results.

    Allaire is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of Allaire's average sales cycle. Allaire anticipates that an increasing portion of its revenue could be derived from large orders, in which case timing of receipt and fulfillment of any such orders could cause fluctuations in Allaire's operating results, particularly on a quarterly basis.

    Due to the foregoing factors, Allaire's operating results are difficult to forecast. Allaire believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, Allaire's operating results may fall below its expectations or the expectations of securities analysts or investors in some future quarter. In such event, the market price of Allaire's common stock would likely be materially adversely affected.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in Allaire's statement of operations.

                                                                                                             THREE MONTHS
                                                                                                                ENDED
                                                                              YEAR ENDED DECEMBER 31,         MARCH 31,
                                                                             --------------------------    ----------------
                                                                              1996      1997      1998      1998      1999
                                                                             ------    ------    ------    ------    ------
Revenue:
  Software license fees....................................................   100.0%     93.0%     83.8%     88.5%     78.2%
  Services.................................................................     0.0       7.0      16.2      11.5      21.8
                                                                             ------    ------    ------    ------    ------
    Total revenue..........................................................   100.0     100.0     100.0     100.0     100.0
                                                                             ------    ------    ------    ------    ------
Cost of revenue:
  Software license fees....................................................     9.9      12.6       9.3      10.5       5.8
  Services.................................................................     0.0      19.0      19.8      17.3      19.2
                                                                             ------    ------    ------    ------    ------
    Total cost of revenues.................................................     9.9      31.6      29.1      27.8      25.0
                                                                             ------    ------    ------    ------    ------
  Gross profit.............................................................    90.1      68.4      70.9      72.2      75.0
                                                                             ------    ------    ------    ------    ------
Operating expenses:
  Research and development.................................................    37.1      35.3      23.2      25.4      20.8
  Sales and marketing......................................................    66.8      95.1      78.5      77.2      65.6
  General and administrative...............................................    58.8      37.5      19.5      21.6      13.4
  Stock-based Compensation.................................................     0.0       0.0       2.0       4.0       0.9
                                                                             ------    ------    ------    ------    ------
    Total operating expenses...............................................   162.7     167.9     123.2     128.2     100.7
                                                                             ------    ------    ------    ------    ------
Loss from operations.......................................................   (72.6)    (99.5)    (52.3)    (56.0)    (25.7)
Interest income (expense), net.............................................     0.6       2.4      (0.2)      1.2       4.1
                                                                             ------    ------    ------    ------    ------
Net loss...................................................................   (72.0)%   (97.1)%   (52.5)%   (54.8)%   (21.6)%
                                                                             ------    ------    ------    ------    ------
                                                                             ------    ------    ------    ------    ------

QUARTERS ENDED MARCH 31, 1998 AND 1999

REVENUE

    Total revenue increased 94% from $4.0 million for the quarter ended March 31, 1998 to $7.8 million for the quarter ended March 31, 1999.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 72% from $3.6 million for the quarter ended March 31, 1998 to $6.1 million for the quarter ended March 31, 1999. This increase was primarily due to an increase in the number of licenses sold to use Allaire's ColdFusion software products and from an increase in product price associated with the release of new versions of Allaire's products during the fourth quarter of 1998.

    SERVICES. Revenue from services increased 269% from $464,000 for the quarter ended March 31, 1998 to $1.7 million in the quarter ended March 31, 1999. The increase was primarily attributable to growth in training revenue resulting from an increase in Allaire's installed customer base.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology and fees paid to third-party vendors and agents for order fulfillment. Cost of software license fees increased 8% from $421,000 for the quarter ended March 31, 1998 to $454,000 for the quarter ended March 31, 1999. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 88% for the quarter ended March 31, 1998 to 93% for the quarter ended March 31, 1999 was primarily attributable to economies of scale achieved with Allaire's higher sales volume.

    COST OF SERVICES. Cost of services consists primarily of personnel costs. Cost of services increased 115% from $699,000 for the quarter ended March 31, 1998 to $1.5 million for the quarter ended March 31, 1999. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from
(51)% for the quarter ended March 31, 1998 to 12% for the quarter ended March 31, 1999 was primarily attributable to the substantial growth in training revenue. Continued improvement in services gross margins is dependent upon the future demand for the services offered by Allaire.

    Overall gross margins are primarily affected by the mix of products licensed, sales through direct versus indirect distribution channels, software license fees revenue versus services revenue, and international versus domestic revenue. Allaire typically realizes higher gross margins on direct sales relative to indirect distribution channel sales and higher gross margins on software license fees relative to services revenue. As services revenue or revenue derived through indirect distribution channels increase as a percentage of total revenue, Allaire's gross margins may be adversely affected.

OPERATING EXPENSES.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 59% from $1.0 million for the quarter ended March 31, 1998 to $1.6 million for the quarter ended March 31, 1999. The increase primarily resulted from salaries associated with newly hired development personnel. Allaire anticipates that research and development expenses will increase significantly due to the addition of employees in the second quarter of 1999 in connection with the Bright Tiger acquisition and increased product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 65% from $3.1 million for the quarter ended March 31, 1998 to $5.1 million for the quarter ended March 31, 1999. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and an increase in marketing programs, including promotions and advertising. Allaire anticipates that sales and marketing expenses will continue to increase in absolute dollars as it continues to expand its marketing programs and sales force to support its brand awareness, product launches, international expansion and increased focus on major account sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and other personnel related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 21% from $868,000 for the quarter ended March 31, 1998 to $1.1 million for the quarter ended March 31, 1999. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage Allaire's growth and facilities expansion. Allaire expects that its general and administrative expenses will increase in absolute dollars as it continues to expand its staffing to support expanded operations and facilities, and incurs expenses relating to its new responsibilities as a public company.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of Allaire's common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. Allaire recognized $161,000 for the quarter ended March 31, 1998 compared to $67,000 of stock based compensation for the quarter ended March 31, 1999. The decrease was primarily attributable to the grant of a fully vested option with an exercise price substantially below fair market value during the quarter ended March 31, 1998.

    INTEREST INCOME (EXPENSE), NET. Interest income, net of interest expense, increased from $45,000 for the quarter ended March 31, 1998 to $326,000 for the quarter ended March 31, 1999. The increase was due to interest income earned from the investment of the net cash proceeds from Allaire's initial public offering in January 1999.

    PROVISION FOR INCOME TAXES. Allaire incurred significant operating losses for all periods from inception through March 31, 1999. Allaire has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

YEARS ENDED DECEMBER 31, 1997 AND 1998

REVENUE

    Total revenue increased 168% from $7.7 million for 1997 to $20.5 million for 1998.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 142% from $7.1 million for 1997 to $17.2 million for 1998. The increase was primarily due to an increase in the number of licenses sold to use Allaire's software products including HomeSite, which Allaire began selling in March 1997, and ColdFusion Studio, which was released in November 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of Allaire's products during the second half of 1997 and the fourth quarter of 1998.

    SERVICES. Revenue from services increased 523% from $534,000 for 1997 to $3.3 million for 1998. The increase was primarily attributable to growth in training revenue resulting from an increase in Allaire's installed customer base.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology and fees paid to third party vendors and agents for order fulfillment. Cost of software license fees increased 99% from $961,000 for 1997 to $1.9 million for 1998. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 86% for 1997 to 89% for 1998 was primarily attributable to economies of scale achieved with higher sales volume in 1998.

    COST OF SERVICES. Cost of services consists primarily of personnel costs. Cost of services increased 181% from $1.5 million for 1997 to $4.1 million for 1998. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from (172)% for 1997 to (23.0)% for 1998 was primarily attributable to the substantial growth in services revenue.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 77% from $2.7 million for 1997 to $4.8 million for 1998. The increase primarily resulted from salaries associated with newly hired development personnel and consulting costs related to product localization.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 121% from $7.3 million for 1997 to $16.1 million for 1998. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and other personnel-related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 39% from $2.9 million for 1997 to $4.0 million for 1998. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage Allaire's growth and facilities expansion. In addition, Allaire incurred a charge of $400,000 in the fourth quarter of 1998 for costs relating to exiting a facilities lease.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of Allaire's common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. Allaire recognized zero and $412,000 of stock based compensation for 1997 and 1998, respectively.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased from net interest income of $187,000 for 1997 to net interest expense of $34,000 for 1998. The decrease was primarily due to an increase in interest expense attributable to Allaire's capital lease and notes payable obligations.

    PROVISION FOR INCOME TAXES. Allaire has incurred significant operating losses for all periods from inception through December 31, 1998. Allaire has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

YEARS ENDED DECEMBER 31, 1996 AND 1997

REVENUE

    Allaire's total revenue increased 224% from $2.4 million for 1996 to $7.7 million for 1997.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 202% from $2.4 million for 1996 to $7.1 million for 1997. The increase was primarily due to an increase in the number of licenses sold to use Allaire's software products including HomeSite, which Allaire began selling in March 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of Allaire's products during the second half of 1997 and the introduction of subscription sales in the fourth quarter of 1996.

    SERVICES. Prior to 1997, Allaire provided minimal technical support to its customers and recognized no revenue from such services during 1996. During 1997, Allaire introduced training and fee-based technical support to its customers.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 311% from $234,000 for 1996 to $961,000 for 1997. The increase in absolute dollars was due to higher unit sales volume. The decrease in software license fee gross margins from 90% for 1996 to 86% for 1997 was primarily attributable to an increase in licensed technology costs and fees paid to third-party agents for order fulfillment.

    COST OF SERVICES. Allaire recognized no revenue from services during 1996. The cost of services incurred during 1997 related to the establishment of Allaire's training organization and the hiring of additional technical support personnel.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 210% from $873,000 for 1996 to $2.7 million for 1997. The increase primarily resulted from salaries associated with newly hired development personnel and consulting costs related to product localization.

    SALES AND MARKETING. Sales and marketing expenses increased 361% from $1.6 million for 1996 to $7.3 million for 1997. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch and brand awareness activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 107% from $1.4 million for 1996 to $2.9 million for 1997. The increase was primarily due to employee salaries associated with the hiring of executive and financial personnel to help manage Allaire's growth. Allaire also settled a wrongful termination action with a former employee and agreed to pay the plaintiff a one-time cash settlement of $285,000.

    INTEREST INCOME, NET. Interest income, net of interest expense, increased from $14,000 for 1996 to $187,000 for 1997. The increase was primarily attributable to interest earned on cash received from financing activities during 1997, partially offset by interest expense attributable to Allaire's capital lease obligations.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth a summary of Allaire's unaudited quarterly operating results for each of the nine quarters in the period ended March 31, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for fair statement of such information when read in conjunction with Allaire's financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                  QUARTER ENDED
                    ----------------------------------------------------------------------------------------------------------
                    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31     MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31     MAR. 31,
                      1997        1997        1997         1997        1998        1998        1998         1998        1999
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
                                                                  (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Software license
    fees..........   $1,143     $ 1,304      $ 1,888     $ 2,781     $ 3,568     $ 4,017      $ 4,131     $ 5,471     $ 6,124
  Services........       68          76          116         274         464         582        1,141       1,138       1,712
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total
        revenue...    1,211       1,380        2,004       3,055       4,032       4,599        5,272       6,609       7,836
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Cost of Revenue:
  Software license
    fees..........      157         186          197         421         420         400          442         653         454
  Services........      146         303          396         608         699         904        1,240       1,215       1,505
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total cost
        of
        revenue...      303         489          593       1,029       1,119       1,304        1,682       1,868       1,959
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Gross profit......      908         891        1,411       2,026       2,913       3,295        3,590       4,741       5,877
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Operating
Expenses:
  Research and
    development...      352         581          868         901       1,024       1,002        1,341       1,405       1,630
  Sales and
    marketing.....    1,006       1,184        2,026       3,056       3,115       3,813        4,604       4,566       5,138
  General and
 administrative...      377         499          990       1,008         869         879          948       1,297       1,052
  Stock-based
   compensation...        0           0            0           0         161          25           34         192          67
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total
        operating
       expenses...    1,735       2,264        3,884       4,965       5,169       5,719        6,927       7,460       7,887
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Loss from
  operations......     (827)     (1,373)      (2,473)     (2,939)     (2,256)     (2,424)      (3,337)     (2,719)     (2,010)
Interest income
  (expense),
  net.............       (9)         40           94          62          45          20          (36)        (63)        326
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Net loss..........   $ (836)    $(1,333)     $(2,379)    $(2,877)    $(2,211)    $(2,404)     $(3,373)    $(2,781)    $(1,684)
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------

AS A PERCENTAGE OF
  TOTAL REVENUE:
Revenue:
  Software license
    fees..........     94.4%       94.5%        94.2%       91.0%       88.5%       87.3%        78.4%       82.8%       78.2%
  Services........      5.6         5.5          5.8         9.0        11.5        12.7         21.6        17.2        21.8
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total
        revenue...    100.0       100.0        100.0       100.0       100.0       100.0        100.0       100.0       100.0
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Cost of Revenue:
  Software license
    fees..........     13.0        13.5          9.8        13.8        10.4         8.7          8.4         9.9         5.8
  Services........     12.0        21.9         19.8        19.9        17.3        19.7         23.5        18.4        19.2
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total cost
        of
        revenue...     25.0        35.4         29.6        33.7        27.8        28.4         31.9        28.3        25.0
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Gross profit......     75.0        64.6         70.4        66.3        72.2        71.6         68.1        71.7        75.0
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Operating
Expenses:
  Research and
    development...     29.1        42.1         43.3        29.5        25.4        21.8         25.4        21.3        20.8
  Sales and
    marketing.....     83.1        85.8        101.1       100.0        77.3        82.9         87.3        69.1        65.6
  General and
 administrative...     31.1        36.2         49.4        33.0        21.6        19.1         18.0        19.6        13.4
  Stock-based
   compensation...      0.0         0.0          0.0         0.0         4.0         0.5          0.6         2.9         0.9
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
      Total
        operating
       expenses...    143.3       164.1        193.8       162.5       128.2       124.4        131.4       112.9       100.7
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Loss from
  operations......    (68.3)      (99.5)      (123.4)      (96.2)      (56.0)      (52.7)       (63.3)      (41.1)      (25.7)
Interest income
  (expense),
  net.............     (0.7)        2.9          4.7         2.0         1.1         0.4         (0.7)       (0.9)        4.2
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
Net loss..........    (69.0)%     (96.6)%     (118.7)%     (94.2)%     (54.8)%     (52.3)%      (64.0)%     (41.1)%     (21.5)%
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------
                    --------    --------    ---------    --------    --------    --------    ---------    --------    --------

    Allaire's total revenue has increased each consecutive quarter during the nine fiscal quarters ending March 31, 1999, as a result of market acceptance of Allaire's products and diversification of Allaire's sales channels, including expansion of Allaire's direct sales force and relationships with domestic and international distributors. Services revenue has generally increased along with increases in Allaire's installed customer base. Cost of revenue from software license fees has fluctuated as a percentage of revenue from software license fees primarily due to growth in the indirect distribution channel, use of licensed technology and economies of scale gained from increased license volume. Cost of services revenue increased quarter to quarter in absolute dollars primarily due to increases in personnel and related costs for customer support and training.

    Operating expenses increased in each quarter, reflecting increased spending on developing, selling, marketing and supporting Allaire's products, as well as building Allaire's market presence. Research and development costs have increased as a result of higher personnel and consulting costs associated with enhancing existing products and developing new products. Sales and marketing expenses increased as a result of hiring additional sales and marketing personnel and an increase in marketing program costs. General and administrative expenses increased throughout 1997 primarily due to the hiring of Allaire's executive and financial staff and support personnel, increased use of outside services during the second half of 1997 and a legal settlement. The increase during the fourth quarter of 1998 was related to costs associated with exiting a facilities lease.

    Allaire's operating results have varied on a quarterly basis during its short operating history and are expected to fluctuate significantly in the future. A variety of factors, many of which are outside of Allaire's control, may affect Allaire's quarterly operating results. These factors include:

    - the evolution of the market for Web development products;

    - market acceptance of Allaire's products;

    - Allaire's success and timing in developing and introducing new products and enhancements to existing products;

    - market acceptance of products developed by competitors;

    - changes in pricing policies by Allaire or its competitors;

    - an increase in the length of Allaire's sales cycle;

    - changes in customer buying patterns;

    - customer order deferrals in anticipation of new products or enhancements by Allaire or competitors;

    - market entry by new competitors;

    - development and performance of Allaire's distribution channels;

    - general economic conditions; and

    - economic conditions specific to Internet-related industries.

LIQUIDITY AND CAPITAL RESOURCES

    In January 1999, Allaire sold 2,875,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and offering expenses. Prior to its initial public offering, Allaire had funded its operations primarily through net cash proceeds from private placements of preferred stock totaling $12.8 million. At March 31, 1999, Allaire had cash and cash equivalents totaling $53.2 million, an increase of $51.4 million from December 31, 1998.

    Cash used for operating activities for 1997 was $3.3 million, primarily due to a net loss of $7.4 million, partially offset by increases in accounts payable, accrued expenses and deferred revenue. Cash used for operating activities for 1998 was $3.4 million, primarily due to a net loss of $10.8 million, partially offset by increases in accrued expenses and deferred revenue. Cash provided by operating activities for the quarter ended March 31, 1999 was due to an increase in deferred revenue of $1.8 million, offset by a net loss of $1.7 million. The significant increase in deferred revenue during the quarter ended March 31, 1999 primarily related to deferral of revenue on ColdFusion Enterprise Server shipments. Allaire was obligated to provide certain additional functionality to its customers which was not delivered by March 31, 1999. Allaire expects that such functionality will be delivered within the next two fiscal quarters.

    Cash used for investing activities for 1997, 1998 and the quarter ended March 31, 1999 was $1.8 million, $2.5 million and $1.0 million, respectively. Investing activities for the periods were primarily purchases of equipment, consisting largely of computer servers, workstations and networking equipment and leasehold improvements to support Allaire's additional personnel.

    Cash provided by financing activities for 1997 was $10.0 million, primarily due to the issuance of preferred stock for net proceeds totaling $9.6 million. Cash provided by financing activities for 1998 was $2.2 million, primarily due to the issuance of notes payable of $1.6 million, the proceeds of $541,000 from the exercise of common stock options, and the proceeds of $496,000 from the issuance of preferred stock. Cash provided by financing activities for the quarter ended March 31, 1999 was $52.2 million, related to the net proceeds from Allaire's initial public offering.

    In March 1997, Allaire acquired substantially all of the assets of Bradbury, including all rights to the HomeSite HTML design tool in exchange for $252,000 in cash and 13,000 shares of Series A Preferred Stock. In order to finance the acquisition, Allaire issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of common stock at a price of $4.00 per share to two stockholders of Allaire. In addition, as part of the acquisition agreement, Allaire paid Bradbury's former owner $165,000 in October 1998, based on the length of time he had been employed by Allaire.

    At December 31, 1998, Allaire was party to a line of credit agreement which provided for borrowings up to $2.0 million for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (7.75% as of December 31, 1998) plus 1%. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line and $1.5 million was available for additional borrowings. The original terms of the line of credit required the maintenance of certain minimum financial ratios and conditions; however, these financial covenants were waived for the period from May 1998 through the termination of the line of credit. The line of credit terminated upon the closing of Allaire's initial public offering in January 1999.

    In May 1998, Allaire entered into an equipment loan line agreement to borrow up to $2.0 million for the purchase of fixed assets through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of the term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional six months at the original monthly payment rate. At March 31, 1999, Allaire had $1.4 million outstanding under the line, which was collateralized by previous purchases of furniture and equipment.

    As of March 31, 1999, Allaire's primary commitments consisted of obligations related to operating leases, $1.4 million of notes payable under the equipment loan line and $416,000 of capital lease obligations.

    In April 1999, Allaire completed a merger with Bright Tiger by issuing approximately 300,000 shares of Allaire common stock for all of the outstanding equity securities of Bright Tiger. In connection with the merger, Allaire assumed and paid off Bright Tiger debt obligations totaling approximately $2.6 million.

    Allaire expects to experience significant growth in its operating expenses for the foreseeable future in order to execute its business plan, particularly research and development and sales and marketing expenses. As a result, Allaire anticipates that such operating expenses, as well as planned capital expenditures, will constitute a material use of its cash resources. In addition, Allaire may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. Allaire believes that the net proceeds from the closing of the initial public offering, together with its existing cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for working capital and capital expenditures for the foreseeable future.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Because ColdFusion does not involve data storage, the ability of a Web application built with ColdFusion to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. If ColdFusion is connected to a database that is not Year 2000 compliant, the information received by a ColdFusion application may be incorrect. Therefore, although Allaire believes its products are Year 2000 compliant, there can be no assurance that Web applications developed using its products will comply with Year 2000 requirements.

    The purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web development activities, which could have a material adverse effect on Allaire's business, operating results and financial condition. Year 2000 complications may disrupt the operation, viability or commercial acceptance of the Internet, which could have a material adverse impact on Allaire's business, operating results and financial condition.

    With respect to Allaire's primary internal software systems, Allaire either has received written confirmations from software vendors that the software it installed is Year 2000 compliant or is in the process of installing available software upgrades to achieve Year 2000 compliance. Based on the foregoing, Allaire currently has no reason to believe that its internal software systems will not be Year 2000 compliant by September 30, 1999. To date, Allaire has not incurred significant incremental costs in order to comply with Year 2000 requirements and does not believe it will incur significant incremental costs in the foreseeable future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in Allaire's internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on Allaire's business, operating results and financial condition.

    Allaire relies on third party vendors which may not be Year 2000 compliant for certain equipment and services. In addition, many of Allaire's distributors are dependent on commercially available operating systems, which may be impacted by Year 2000 complications. To date, Allaire has not conducted a Year 2000 review of its vendors or distributors. Failure of systems maintained by Allaire's vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require Allaire to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce Allaire's revenue from its indirect distribution channel and could have a material adverse effect on Allaire's business, operating results and financial condition.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Allaire does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

    In February 1998, the AcSEC issued SoP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Allaire adopted SOP 98-1, January 1, 1999, and Allaire does not expect its adoption to have a material effect on its financial condition or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, Reporting on the Costs of Start-Up Activities. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for Allaire's fiscal 1999 financial statements and Allaire does not expect its adoption to have a material effect on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of March 31, 1999 Allaire was exposed to market risks which primarily include changes in U.S. interest rates. Allaire maintains a significant portion of its cash and cash equivalents in financial instruments with purchased maturities of three months or less. These financial instruments are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of these financial instruments, an immediate increase in interest rates would not have a material effect on Allaire's financial condition or results of operations.

                                    BUSINESS

ALLAIRE

    Allaire develops, markets and supports software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire's products and services enable organizations to link their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. Allaire's products interoperate with emerging Web application technologies as well as key enterprise information systems technologies. Allaire's flagship ColdFusion product line employs an easy to learn software development language that allows developers to quickly and efficiently create Web applications.

    Allaire was incorporated in Minnesota on February 1, 1996 as the successor to a Minnesota limited liability company and was reincorporated in Delaware on April 25, 1997. In March 1997, Allaire expanded its product offerings by acquiring the HomeSite HTML design tool through the purchase of substantially all of the assets of Bradbury Software L.L.C. In April 1999, Allaire acquired Bright Tiger. Bright Tiger designs and markets Web site resource management products to allow its customers to build and manage fast, reliable Web sites. Allaire's principal executive offices are located at One Alewife Center, Cambridge, Massachusetts 02140, and the telephone number at that location is
(617) 761-2000.

    On June 14, 1999 Allaire signed a definitive merger agreement to acquire Live Software, Inc. Closing of the acquisition is subject to satisfaction of customary closing conditions. Live Software develops, markets and supports server-side Java development and deployment technology. Live Software's principal product, JRun, is a leading server-side Java development and deployment engine.

INDUSTRY BACKGROUND

    The Internet has experienced dramatic growth, both in terms of the number of users and as a means of conducting commercial transactions, and is expected to continue to grow rapidly. According to a report prepared by International Data Corporation, or IDC, the number of Internet users has increased from approximately 14 million in 1995 to approximately 97 million in 1998, and is expected to more than double over the next three years. The software technology that has engendered the openness, ubiquity and usability of the Internet and the World Wide Web provides a powerful business software platform. Web technology provides an alternative to existing mainstream computing platforms, creates new opportunities for commerce and information exchange, and represents potential replacement technology to existing forms of media and communications.

    In response to this growth, the number of Web developers is growing quickly. An IDC report estimates that there were 7 million software developers worldwide at the end of 1996. Of these, 3 million were rapid application development ("RAD"), 4GL and analysis modeling and design developers, who used tools such as Visual Basic and PowerBuilder. Allaire believes that many of these developers are converting from enterprise and client-server application development products to Internet-centric products. In addition to the migration of these traditional developers, many other Web developers have emerged from non-traditional application development backgrounds such as page layout, graphic design, and desktop database and spreadsheet programming. IDC estimates that professional Web development tools, including Web page design and Web application development tools, will account for $548 million in license and associated services revenue in 1998 and will grow to more than $1.5 billion in license and associated services revenue by 2002.

    Allaire believes that most existing Web-enabled RAD tools fail to address the unique requirements and challenges faced by Web application developers. Most Web developers are proficient with Hypertext Markup Language, or HTML, and many are familiar with eXtensible Markup Language, or XML, core technologies that are specifically designed for the Web platform. The ease of using languages such as HTML and XML, which use declarative, English-like tags consisting of a bracketed word with attributes, has enabled non-traditional programmers to develop complex Web sites. These technologies enable Web applications to unite rich content, traditional business transactions, interactivity and personalization. Because the Web platform is a hybrid between a communications medium and a traditional application environment, the background of many developers drawn to Web development is different from the background of traditional programmers. Web developers rely more heavily on declarative, tag-based development languages than on traditional scripting languages.

    A number of the programming languages that have migrated from client-server development or have emerged for developing Web applications, such as Perl and JavaScript, however, use a non-declarative scripting syntax. As a result, Web application developers are faced with the prospect of having to code simultaneously in unfamiliar scripting languages and declarative, tag-based languages. At the same time, developers creating Web applications are often required to integrate a variety of enterprise technologies, such as databases, directories, messaging servers, transaction monitors and object middleware. Many of these technologies require the use of complex programming interfaces that are difficult to learn.

THE ALLAIRE SOLUTION

    Allaire is a leading provider of application development and server software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire designed ColdFusion Markup Language, or CFML, to use the same easy to learn tag and attribute syntax used in HTML and XML. When used in conjunction with HTML and XML, CFML allows developers to develop Web applications without requiring them to change programming syntax. Using Allaire's ColdFusion and HomeSite products and services, Web developers can:

    - Rapidly create complex Web sites and sophisticated Web applications through the use of CFML;

    - Efficiently build high-volume, interactive Web applications, including applications for electronic commerce, content management and personalization;

    - Readily integrate leading Internet and enterprise technologies;

    - Securely deploy scalable, platform-independent applications over the Internet, across extranets and within intranets; and

    - Obtain high-quality education, training and support from Allaire and its partners.

ALLAIRE STRATEGY

    Allaire's goal is to be the leading provider of Web development tools, application servers and application frameworks for organizations seeking to develop new online business operations. Key elements of Allaire's strategy to attain this goal are:

    MAXIMIZE MARKET SHARE. Allaire has established significant market presence for its Web development and application server products by providing high-quality products and services at competitive prices and by working to ensure the continuing adoption of its products and the ongoing success of its developer community. Allaire plans to continue to seed its HomeSite product broadly throughout the market of Web developers through Allaire's "HomeSite Everywhere" marketing program. This program consists of wide electronic distribution of a non-expiring evaluation version of HomeSite and the active pursuit of original equipment manufacturer partnerships. By providing ready access to HomeSite, Allaire seeks to establish broad association of the Allaire brand with high quality and highly productive Web development products. As Web developers upgrade from static pages and Web sites to interactive Web sites and applications, Allaire will continue to migrate them from HomeSite to ColdFusion, which uses the same productive development environment and a similar tag-based development approach as HomeSite. To help ensure rapid adoption of its products and ongoing successful use by developers at all skill levels, Allaire plans to continue to enhance its Allaire Alliance partner program and to continue to provide rich online information resources, an online gallery of readily available third party custom CFML tags, and education and training.

    SUPPORT AN OPEN WEB APPLICATION ARCHITECTURE. Allaire specifically architected its products to be open by supporting development for key Web client and Web server platforms, technologies and protocols, as well as key enterprise and client-server standards. Allaire intends to continue to support emerging Web technologies and additional enterprise and client-server technologies, and to continue to provide products with an open and extensible architecture. By enabling its customers to choose among the platforms and technologies that best meet their needs without compromising functionality or performance, Allaire believes its products are well positioned as large companies and other organizations upgrade legacy mainframe and client-server applications to Web applications. In addition, by enabling customers to preserve investments in legacy technologies, Allaire expects to be able to remove many of the potential technological barriers to purchase as it moves from purchases by individual developers to larger standards-based purchases by major corporate customers.

    FOCUS ON MAJOR ACCOUNT SALES. Allaire believes that successful, department-level installations of its products will provide the foundation for more complex and business-critical projects to be deployed across an organization. As major accounts increase their investment in application development technologies, the purchasing decision more often includes input from senior managers who base their decisions on business criteria and enterprise standards as well as by developers principally using technical criteria. In order to win larger sales within major accounts, Allaire intends to expand the support and coverage of such accounts within its domestic sales force, and to work with systems integrators and other high-profile Web development organizations to more effectively present the business advantages of adopting Allaire's Web development and application server technology. As part of its HomeSite Everywhere marketing program, Allaire seeks to convert broad adoption within organizations of the non-expiring evaluation version into standards-based volume licenses and site licenses.

    EXPAND CHANNEL DISTRIBUTION. In order to better capitalize on opportunities created by domestic and international markets, Allaire intends to expand its channel distribution through distributors, direct and original equipment manufacturer resellers and systems integrators. Allaire believes that selling its products through these channel partners gives it an opportunity to gain a greater share of emerging markets, enabling more rapid entry and a larger effective presence in such markets, while containing its sales, marketing and distribution costs. In each market, Allaire will work to optimize the balance of direct presence and presence through channel partners.

    EXPAND AVAILABILITY OF CONSULTING AND TRAINING. Allaire intends to enhance and expand the delivery of consulting and training, both directly and through training partners. Making such services widely available allows Allaire to benefit from the increasing demand for trained Web developers. Such services also are often required for sales to major accounts that intend to develop and deploy complex, large-scale and business-critical Web applications. By offering high-quality consulting and training services, Allaire expects to better ensure and enhance its customers' productive and successful use of its products.

    MAINTAIN TECHNOLOGICAL LEADERSHIP. Allaire intends to continue to devote substantial resources to the development and acquisition of new and innovative products for the development and deployment of Web applications. The products developed or acquired by Allaire to date are among the earliest and most recognized entrants into the emerging markets for Web application server technology and Web development software. From its earliest days, Allaire believes it has been able to leverage its understanding of the market opportunity for Web development products, its innovation, and the active support of its developer base into productive and successful application server products. Allaire intends to continue to use these core strengths to introduce additional innovative products for the development and deployment of open, scalable and secure Web applications, including the development of application frameworks to accelerate the creation of new Web-based business applications.

PRODUCTS

    Allaire has two primary product brands, HomeSite, an HTML design tool, and ColdFusion, an integrated Web development environment and Web application server product line. Allaire's products enable Web developers to build high-volume, interactive Web sites and Web applications, including applications for electronic commerce, content management and personalization. Allaire introduced versions 4.0 of ColdFusion and HomeSite in November 1998. The discussion and chart below describe Allaire's products.

HOMESITE

    HomeSite is a leading HTML design tool, which is principally used for the creation of static Web sites. HomeSite 4.0 and earlier versions have won the following awards:

    - 1998 Web Techniques Editors' Choice Award;

    - 1998 Win 100 Award from Windows Magazine;

    - PC Magazine's Editors' Choice Award;

    - Internet Computing Magazine's "Net Best" Award;

    - Webdeveloper.com's Product Award;

    - CNET's builder.com Editor's Choice Award;

    - CNET's builder.com 1998 Product Award; and

    - CNET's Internet Excellence Award.

    - Jolt Productivity Award

    HomeSite 4.0 runs on Microsoft Windows NT, Windows 95 and Windows 98.

COLDFUSION

    ColdFusion is a leading cross-platform Web application development system. ColdFusion includes an integrated development environment, ColdFusion Studio, and a Web application server, ColdFusion Server. ColdFusion 4.0 and earlier versions have won the following awards:

    - 1999 PC Magazine's Editors' Choice Award

    - 1998 Codie Award for software excellence from the Software Publishers Association;

    - "Best of the Show Award" at the 1998 Fall Internet World;

    - CNET's builder.com 1998 Product Award; and

    - Network World Blue Ribbon Award.

    COLDFUSION STUDIO 4.0. ColdFusion Studio is the integrated development environment for ColdFusion. Based on HomeSite, ColdFusion Studio allows developers to preserve development skills as well as individual projects as they move from developing static Web pages and sites to interactive Web sites and Web applications. ColdFusion Studio 4.0 runs on Microsoft Windows NT, Windows 95 and Windows 98.

    COLDFUSION SERVER 4.0. ColdFusion Server 4.0 is an open, scalable and secure Web application server. A Web application server is a software program that hosts applications to be accessed by Web browsers and other client devices and that enables applications to access enterprise servers and legacy systems. Web applications built with ColdFusion range from simple, database-driven pages to full electronic commerce solutions deployed on intranets, extranets and the Internet. ColdFusion Server 4.0 is available in two editions, Professional and Enterprise, and runs on Windows NT. In addition, the Enterprise edition runs on Sun Solaris.

          PRODUCT
  (SUGGESTED LIST PRICE)             DESCRIPTION             TYPICAL APPLICATIONS             TARGET USERS
---------------------------  ---------------------------  ---------------------------  ---------------------------

HomeSite 4.0 (Electronic     HTML page design and Web     High-quality static          Web site developers
Version $89; Packaged        site development tool        corporate Web sites          Web development team
Version $99)                 Features an intuitive                                     managers
                             graphical interface

ColdFusion Studio 4.0        An integrated development    Business systems (HR,        Web application developers
($395)                       environment with a number    financial, customer          Enterprise and
                             of visual tools for          support)                     client-server programmers
                             creating Web applications    Electronic commerce          HTML and desktop database
                             Includes the award-winning   (stores, business to         developers
                             HomeSite HTML design tool    business)                    Development team managers
                             Features include             Dynamic content publishing
                             interactive debugging,       (document management,
                             remote development           dynamic news and
                             capabilities and one-step    personalized information)
                             deployment                   Collaboration (discussion,
                             Team development support     project and workflow
                                                          management)

ColdFusion Server            Supports up to four          Business intranets and       Large enterprises
Professional 4.0 ($1,295)    processors and allows an     extranets                    Large systems integrators
                             unlimited number of          Field office extranets       New Web-based businesses
                             concurrent users             Single server applications   Internet service providers
                             Features include open state  using a relational database
                             repository and shared
                             server security
                             Access to any ODBC and
                             OLE-DB data source

ColdFusion Server            Supports up to eight         High-volume,                 Large enterprises
Enterprise 4.0 ($3,495)      processors and allows an     business-critical commerce   Large systems integrators
                             unlimited number of          sites and applications       New Web-based businesses
                             concurrent users             Enterprise intranet          Internet service providers
                             Includes all Professional    applications
                             4.0 features, plus features  Enterprise applications
                             required for large scale     requiring native database
                             applications, including      drivers or CORBA
                             clustering, load balancing
                             and automatic fail over and
                             CORBA support
                             Sybase, Oracle and
                             Microsoft SQL Server native
                             database drivers

TECHNOLOGY

    Allaire's products and services enable Web developers to build high-volume, interactive Web sites and Web applications, including applications for electronic commerce, content management and personalization. Allaire's technology enables organizations to overcome Web development challenges by making Web developers more productive in developing Web sites and applications, by enabling Web sites and applications to readily incorporate key emerging Web platforms and technologies, and by enabling these sites and applications, once deployed, to be scalable and secure. Allaire intends to continue to introduce additional innovative products for the development of application frameworks to accelerate the creation of new Web-based business applications.

PRODUCTIVE DEVELOPMENT

    Allaire's technology is focused on increasing the productivity of Web developers and development teams. ColdFusion includes a number of innovative features to enhance individual and team development productivity, including the easy to use, tag-based CFML, an integrated development environment and team development capabilities.

    CFML is Allaire's tag-based server programming language. CFML uses the same tag and attribute syntax as HTML and XML. HTML is the tag-based markup language used for creating the majority of static Web pages and interfaces for interactive Web applications. HTML is easy to learn and use, consisting of a limited number of descriptive tags, each with a limited number of possible attributes. As a result, a large number of people have been able to learn and use HTML professionally to develop static Web pages and Web sites. XML is a rapidly emerging markup language which uses the same tag and attribute syntax as HTML for structuring and manipulating data on the Web platform.

    Web developers rely more heavily on declarative tag-based development languages than on traditional scripting languages. A number of the programming languages that have migrated from client-server development or have emerged for developing Web applications, such as Perl and JavaScript, however, use a non-declarative scripting syntax. As a result, Web application developers are faced with the prospect of having to code simultaneously in unfamiliar scripting languages and declarative, tag-based languages. At the same time, developers creating Web applications are often required to integrate a variety of enterprise technologies, such as databases, directories, messaging servers, transaction monitors and object middleware. Many of these technologies require the use of complex programming interfaces that are difficult to learn.

    CFML's similarity to HTML and XML makes it easy to learn and use, particularly for Web developers who are familiar with HTML and are driving the adoption of XML. When used in conjunction with HTML for creating user interfaces and XML for data manipulation, CFML provides developers with a complete application programming environment without requiring them to change programming syntax. CFML tags also include high-level building blocks that encapsulate complex processes to reduce programming effort and the amount of code and development time required for advanced interactions with enterprise servers, such as database, messaging, directory, Web and file servers.

    Allaire's HomeSite 4.0 and ColdFusion 4.0 products provide a visual editing environment to enable Web developers to quickly build state-of-the-art static Web sites and interactive Web applications. Both tools provide two-way visual programming, which enables Web developers to prototype and modify pages from within a visual representation of the page itself. In addition, ColdFusion Studio includes visual debugging capabilities. However, unlike the "what-you-see-is-what-you-get" tools, HomeSite and ColdFusion Studio include graphical support only where it is likely to enhance productivity. These products focus on code development and maintaining the integrity of code generated in the graphical editing mode. HomeSite and ColdFusion Studio both include a number of additional productivity enhancements, and support emerging Web technologies, including JavaScript, cascading style sheets, dynamic HTML and XML. ColdFusion team development features permit geographically dispersed Web development teams to work together productively and securely on large projects across servers distributed throughout multiple locations.

OPEN INTEGRATION

    Allaire specifically designs its products to be open by supporting key Web client and Web server software platforms, technologies and protocols, as well as key enterprise and client-server standards. ColdFusion is fully integrated with a broad range of Internet protocols and technologies, enabling developers to incorporate these technologies in ColdFusion applications through the use of straightforward CFML tags. The CFML tag for XML supports automatic parsing of XML data into CFML variables and the translation of query record sets into XML.

    ColdFusion 4.0 enables interaction with any open database connectivity, or ODBC, compliant relational database with a single CFQUERY tag. ColdFusion also contains native database drivers for Oracle, Sybase or Microsoft SQL servers and support for object linking and embedding database, or OLE-DB, which permits ColdFusion applications to utilize additional datasource types such as Lotus Notes and Microsoft Exchange. Additional tags enable interaction with other servers, such as mail servers, for groupware and workflow applications.

    ColdFusion supports a number of methods for extending ColdFusion applications to interoperate with legacy systems and other enterprise technologies. ColdFusion natively supports application components built using cross-platform enterprise component object standards. CFML is also extensible through ColdFusion extensions, or CFXs. CFXs can be used to extend the functionality provided by the Company's core set of tags or to create a multi-tier component application architecture in which advanced programmers can encapsulate complex logic or database interaction into component building blocks to be used by other developers.

SCALABLE, SECURE DEPLOYMENT

    To successfully support large volume sites and transaction-intensive applications, a Web application development system requires performance, availability and scalability from the application server. ColdFusion 4.0 provides a high degree of cross-platform performance and fault-tolerance from individual servers and multiple server clusters. ColdFusion runs as a 32-bit multithreaded system service, which permits applications to experience an increase in processing performance as processors are added to the server. Clusters of multiple ColdFusion servers significantly enhance an application's availability and scalability. ColdFusion automatically balances load among servers deployed in a cluster, so that performance is optimized. ColdFusion permits a cluster deployment to store client state information in a shared repository, so it will not be lost when a server fails. If any machine in the cluster fails or is heavily loaded, ColdFusion automatically transfers its responsibilities to one of the remaining servers. Because ColdFusion clusters use a software-based system for load balancing and fail-over, there is no single point of failure.

    ColdFusion provides a complete set of features for securely deploying applications. Principal among these is the ability of ColdFusion to restrict access to specific resources needed to run an application, including directories, files, databases and components. Therefore, multiple applications on the same server cannot access another application's resources. Other security features include authentication and encryption for commercial Web applications.

RESEARCH AND DEVELOPMENT

    Allaire devotes a substantial portion of its resources to developing new products and product features, extending and improving its products and technology, and strengthening its technological expertise. During 1996, 1997, 1998 and the quarter ended March 31,1999, Allaire spent approximately $873,000, $2.7 million, $4.8 million and $1.6 million, respectively, on research and development. Allaire intends to continue to devote substantial resources toward research and development. As of March 31, 1999, Allaire had 39 employees engaged in research and development activities. Allaire must hire additional skilled software engineers to further its research and development efforts. Allaire's business, operating results and financial condition could be adversely affected if it is not able to hire and retain the required number of engineers.

SALES, MARKETING AND DISTRIBUTION

    Allaire markets and sells its products and services to Web developers using a combination of direct and indirect distribution channels, including a corporate sales force, domestic and international distribution, electronic commerce and sales through partners. During 1996, 1997, 1998 and the quarter ended March 31, 1999, 13%, 28%, 45% and 54%, respectively, of Allaire's total revenue was generated through the indirect distribution channel. As of March 31, 1999, Allaire had 70 sales and marketing employees worldwide.

    CORPORATE SALES FORCE. Allaire's corporate account sales force focuses on sales to corporate customers worldwide. Corporate account sales can be filled either directly by Allaire or through its distribution partners. The corporate account sales force is comprised of field representatives and telesales representatives. The field representatives market and sell to corporate customers primarily interested in server products for commercial Web sites or intranets. The telesales representatives develop and pursue leads generated from inquiries on Allaire's Web site and from downloads of its application server products.

    INDIRECT DISTRIBUTION. Allaire has a number of domestic and international distributors and resellers that market and sell its products. As of March 31, 1999, Allaire had 19 distributors in North America, Europe and Asia Pacific, including Ingram Micro and Mitsubishi. In addition, as of March 31, 1999, Allaire had over 500 corporate and catalog resellers, original equipment manufacturers and value-added resellers. Allaire has an original equipment manufacturer agreement with Macromedia pursuant to which HomeSite is bundled with Macromedia's Dreamweaver. Allaire also has an original equipment manufacturer agreement with NetObjects pursuant to which HomeSite is bundled with NetObjects Fusion. None of Allaire's distribution partners have exclusive distribution rights.

    ELECTRONIC COMMERCE. Allaire's Web site allows users to download, evaluate and purchase its products. A number of third-party electronic commerce sites, including Beyond.com, RealStore.com and JapanMarket.com, distribute commercial copies of Allaire's products for delivery by direct download. Electronic distribution provides Allaire with a low-cost, globally accessible, 24-hour sales channel.

    ALLAIRE ALLIANCE. Allaire believes that establishing a large community of active users of its products and technology representing key segments of the Web platform is critical to its success. To further the development of this community, Allaire has established the Allaire Alliance program. Allaire Alliance members include solution developers, application developers and Internet service providers. Allaire Alliance members also include the distributors, corporate and catalog resellers, original equipment manufacturers and value-added resellers referenced above. Allaire typically enters into written agreements with its Allaire Alliance members. These agreements typically do not provide for firm financial commitments from the member, but are intended to establish the basis upon which the parties will work together to achieve mutually beneficial objectives.

    MARKETING PROGRAMS. Allaire engages in a broad range of marketing activities, including sponsoring seminars for potential customers, participating in trade shows and conferences, providing product information through its Web site, promoting special events and advertising its products and services in print and electronic media. During 1998, Allaire held 108 seminars in 46 cities. Allaire's marketing programs are aimed at informing customers of the capabilities and benefits of its products and services, increasing brand name awareness and stimulating demand across all market segments. Certain programs are designed to encourage independent software developers to develop products and applications that are compatible with Allaire's products and technology.

CUSTOMERS

    Allaire's products are marketed and distributed to a diverse group of customers, ranging from small, independent consultants and Internet presence providers to Web developers and information technology departments of large organizations. Many of Allaire's customers are global organizations that use its products to create Web sites and Web applications in areas such as electronic commerce, content management and personalization for Internet, intranet and extranet use.

    Revenue from customers outside North America, primarily Asia and Europe, were approximately 17%, 20%, 13% and 16% of total revenue in 1996, 1997, 1998 and the quarter ended March 31, 1999, respectively. Sales by Allaire to Ingram Micro accounted for approximately 29% and 31% of Allaire's total revenue for 1998 and the quarter ended March 31, 1999, respectively. No single customer accounted for 10% or more of Allaire's total revenue for 1996 or 1997.

SUPPORT AND PROFESSIONAL SERVICES

    Allaire offers a broad range of support and training services to its customers. Allaire believes that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. Allaire's customers have a choice of support options depending on the level of service desired. Allaire maintains a technical support hotline staffed by engineers from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday, from its corporate office in Cambridge, Massachusetts. Internationally, distribution partners provide telephone support to customers with technical assistance from Allaire. Allaire's support staff also responds to e-mail inquiries. Allaire tracks support requests through a series of customer databases, including current status reports and historical customer interaction logs. Allaire uses customer feedback as a source of ideas for product improvements and enhancements.

    Allaire also provides training and consulting to assist its customers in the use of its products. As of March 31, 1999, Allaire had 28 technical support engineers and professional service employees.

COMPETITION

    The Web development products market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Primary competitors include large Web and database platform companies that offer a variety of software products, such as Microsoft, IBM, Netscape, Sun Microsystems, Oracle, Sybase, Symantec, Informix and Inprise Corporation (formerly Borland). In addition, Allaire experiences competition from a number of medium-sized and start-up companies that have introduced or are developing Web development products, such as NetDynamics, which was recently acquired by Sun Microsystems, Vignette Corporation, HAHT Software, GoLive Systems, WebLogic, which was recently acquired by BEA Systems, BroadVision and SilverStream Software. In addition, Allaire has strategic relationships with NetObjects and Macromedia. In some cases, these Web development products vendors compete with Allaire, and there can be no assurance that these strategic relationships will continue.

    Allaire believes that additional competitors may enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of Allaire's products to achieve or maintain market acceptance, any of which could have a material adverse effect on Allaire's business, operating results and financial condition. Many of Allaire's current and potential competitors have longer operating histories and substantially greater financial, technical, marketing and other resources than Allaire. Therefore, they may be able to respond more quickly than Allaire to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If competitors were to bundle competing products with their products, the demand for Allaire's products might be substantially reduced and the ability of Allaire to distribute its products successfully would be substantially diminished.

    Competitive factors in the Web development products market include:

    - the quality and reliability of software;

    - features for creating, editing and adapting content;

    - ease of use and interactive user features;

    - application server scalability, availability and performance;

    - cost per user; and

    - compatibility with the user's existing network components and software systems.

    To expand its user base and further enhance the user experience, Allaire must continue to innovate and improve the performance of its products. Allaire anticipates that consolidation will continue in the Web development products industry and related industries such as computer software, media and communications. Consequently, competitors may be acquired by, receive investments from or enter into other commercial relationships with, larger, well-established and well-financed companies. There can be no assurance that Allaire can establish or sustain a leadership position in this market segment.

INTELLECTUAL PROPERTY

    Allaire's success and competitiveness are dependent to a significant degree on the protection of its proprietary technology. Allaire relies primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect its intellectual property and trade secrets. Allaire also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise attain and use Allaire's intellectual property or trade secrets without authorization. In addition, Allaire relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of other countries in which Allaire markets its products may afford Allaire little or no effective protection of its intellectual property. There can be no assurance that the precautions taken by Allaire will prevent misappropriation or infringement of its technology. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. A failure by Allaire to protect its intellectual property in a meaningful manner could have a material adverse effect on Allaire's business, operating results and financial condition.

    In addition, the laws of some foreign countries do not protect Allaire's proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. Allaire licenses certain of its proprietary rights to third parties, and there can be no assurance that such licensees will not fail to abide by compliance and quality control guidelines with respect to such proprietary rights or take actions that would materially adversely affect Allaire's business, operating results and financial condition.

    Litigation may be necessary in the future to enforce Allaire's intellectual property rights, to protect Allaire's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on Allaire's business, operating results and financial condition.

    Allaire attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, Allaire has not conducted and does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of them which are confidential when filed, with regard to similar technologies. If Allaire were to discover that its products violated third party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, or that any licenses would be available on commercially reasonable terms.

    Allaire pursues the registration of certain of its trademarks and service marks in the United States and in certain other countries, although it has not secured registration of all its marks. Allaire has registered United States trademarks for "Cold Fusion" and a related design and for "Bright Tiger", and has an application pending for a United States trademark for "HomeSite." A significant portion of Allaire's marks contain the word "Fusion" (such as ColdFusion). Allaire is aware of other companies that use "Fusion" in their marks alone or in combination with other words, and Allaire does not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example, NetObjects markets its principal products for designing, building and updating Web sites under the names "NetObjects Fusion" and "NetObjects Team Fusion."

    Allaire currently licenses technology from third parties that it incorporates into its products. Examples include licenses for the following:

    - visual editing technology from Microsoft;

    - security technology from Netegrity; and

    - full-text indexing and searching technology from Verity.

    In light of the rapidly evolving nature of the Web platform and Allaire's strategy to pursue industry partnerships to ensure its support of and by the emerging platform, Allaire will increasingly need to rely on technology that it licenses from other vendors which is integrated with internally developed software and used in Allaire's products to perform key functions.

EMPLOYEES

    As of March 31, 1999, Allaire had 181 employees, 166 of whom were based at Allaire's headquarters in Cambridge, Massachusetts. None of Allaire's employees is subject to a collective bargaining agreement. Allaire believes that its relations with its employees are good.

FACILITIES

    Allaire's headquarters is located in Cambridge, Massachusetts. Allaire has two leases for approximately 79,000 square feet of space in separate office buildings in Cambridge. The first lease, which covers approximately 54,000 square feet of space, expires in March 2003. The second lease, which covers approximately 25,000 square feet of space, expires in December 2003. Allaire currently intends to sublet or locate a new tenant for the 25,000 square feet of space under the second lease. Allaire also leases office space in other cities for its sales and development personnel. Allaire believes that these existing facilities are adequate to meet its current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

    From time to time Allaire has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third party trademarks and other intellectual property rights by Allaire and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Allaire is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of Allaire, and their ages and positions, are as follows:

NAME                                     AGE                               POSITION
-----------------------------------      ---      -----------------------------------------------------------
David J. Orfao.....................          40   President, Director Chief Executive Officer and Director
Joseph J. Allaire..................          29   Chairman of the Board of Directors, Chief Technology
                                                  Officer and Executive Vice President, Products
David A. Gerth.....................          47   Vice President, Finance and Operations, Chief Financial
                                                  Officer and Treasurer
Amy E. Lewis.......................          41   Vice President, Worldwide Sales
Stephen F. Clark...................          33   Vice President, Marketing
Jack P. Lull.......................          40   Vice President, Engineering and Development
Maria Morrissey....................          41   Vice President, Worldwide Services and Support
Jonathan A. Flint..................          47   Director
John J. Gannon.....................          44   Director
Thomas A. Herring..................          48   Director
Mitchell Kapor.....................          48   Director

    DAVID J. ORFAO has served as Allaire's President and Chief Executive Officer and as a director since February 1997. From November 1995 until December 1996, Mr. Orfao served as Senior Vice President, Worldwide Sales, Marketing and Service for SQA, Inc. From August 1993 until October 1995, he served as Senior Vice President, Worldwide Sales, Support and Channel Marketing for Claris Corporation. Prior to that, Mr. Orfao held a series of sales and operational positions of increasing responsibility at Frame Technology Corporation since 1988.

    JOSEPH J. ALLAIRE founded Allaire in May 1995 and served as Chairman of the Board of Directors, Chief Executive Officer and President from inception to January 1997. Since January 1997, Mr. Allaire has continued to serve as Chairman of the Board of Directors, as well as Chief Technology Officer and Executive Vice President, Products. From September 1993 to June 1995, Mr. Allaire performed software engineering services for several private companies.

    DAVID A. GERTH has served as Allaire's Vice President, Finance and Operations, Chief Financial Officer and Treasurer since April 1997. From November 1995 to April 1997, Mr. Gerth served as Chief Financial Officer for Visibility Software, Inc., a software company. From July 1995 to November 1995, he served as Chief Financial Officer for Computron Software, Inc., a software company. From April 1994 to July 1995, Mr. Gerth served as Director of Finance for Powersoft. Prior to that, Mr. Gerth served in a number of financial roles of increasing responsibility for Computervision Corporation since 1981.

    AMY E. LEWIS has served as Allaire's Vice President, Worldwide Sales since April 1997. From June 1995 to March 1997, Ms. Lewis served as Director, North America Field Sales for Claris Corporation. Prior to that, Ms. Lewis served as Manager, North America Channel Sales for Apple Computer since April 1994. From February 1987 to December 1993, she was Director of Sales for Farallon Communications, Inc., a networking hardware and software company.

    STEPHEN F. CLARK has served as Allaire's Vice President, Marketing since September 1998. From January 1996 through September 1998, Mr. Clark held a number of marketing positions of increasing responsibility at Sybase, a computer software company, including Vice President, Tools and Application Servers and Vice President and General Manager, Design Tools. From June 1993 to December 1995, Mr. Clark was a Product Marketing Manager for Powersoft.

    JACK P. LULL has served as Allaire's Vice President, Engineering and Development since December 1996. From January 1996 to August 1996, Mr. Lull served as Director of Development for Integrated Industrial Information, Inc., a computer consulting company. From January 1993 to December 1995, Mr. Lull served as Director of Development for Powersoft.

    MARIA MORRISSEY has served as Allaire's Vice President, Worldwide Services and Support since September 1996. From February 1996 to July 1996, Ms. Morrissey served as Vice President, Product Development for Computer Channel, Inc., an education software company. From December 1992 to January 1996, she served as Director, Professional Services for Powersoft.

    JONATHAN A. FLINT has served as a director of Allaire since June 1996. Since May 1995, Mr. Flint has been a founder and a General Partner of Polaris Venture Partners, a management company affiliated with the Polaris entities. Prior to that, Mr. Flint was a General Partner of certain funds managed by Burr, Egan, Deleage & Co., a venture capital firm and the lead venture investor in Powersoft, a leading provider of application development tools. Mr. Flint served as a director of Powersoft from 1991 to 1995.

    JOHN J. GANNON has served as a director of Allaire since December 1996. Since June 1998, Mr. Gannon has served as a General Partner and Chief Financial Officer of Polaris Venture Partners, a management company affiliated with the Polaris entities. From June 1996 to April 1998, Mr. Gannon served as the Chief Financial Officer for Firefly Network, Inc., an Internet software company. From October 1992 to June 1996, Mr. Gannon worked for Powersoft, where he held several positions including Chief Financial Officer and Vice President of Finance and Administration.

    THOMAS A. HERRING has served as a director of Allaire since June 1997. In October 1998, Mr. Herring joined Polaris Venture Partners, a management company affiliated with the Polaris entities, as a Venture Partner. From December 1997 until October 1998, Mr. Herring served as Senior Vice President of Compuware Corporation, which acquired Nu-Mega Technologies, Inc. in December 1997. From May 1996 to December 1997, Mr. Herring was the President and Chief Executive Officer of Nu-Mega Technologies. From July 1995 to June 1996, Mr. Herring was Vice President of Corporate Marketing for Sybase. Prior to that, he was Vice President, Worldwide Marketing and Business Development for Powersoft since June 1990. Mr. Herring also serves as a director of PSW Technologies, Inc.

    MITCHELL KAPOR has served as a director of Allaire since March 1997. Mr. Kapor co-founded the Electronic Frontier Foundation, a nonprofit Internet organization, in 1990, and served as its Chairman from 1993 to 1995 and as a director from 1995 to 1996. Mr. Kapor designed Lotus 1-2-3, and founded Lotus Development Corporation in 1982 and served as its President and Chief Executive Officer from 1982 to 1986. Mr. Kapor also serves as a director of RealNetworks, Inc.

    Executive officers of Allaire are appointed by and serve at the discretion of the Board of Directors. There are no family relationships among any of the executive officers or directors of Allaire.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee, which sets objectives and policies for Allaire's compensation programs for executives and key employees. Such objectives and policies include, but are not limited to, attracting and retaining superior talent, rewarding individual performance and achieving Allaire's financial goals. The Compensation Committee also administers Allaire's 1997 Stock Incentive Plan, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan and approves the compensation of all officers and key employees of Allaire. The Compensation Committee currently consists of Mr. Flint and Mr. Gannon.

    The Board of Directors also has an Audit Committee, which reviews the scope and results of the audit and other services provided by the independent auditors. The Audit Committee currently consists of Mr. Flint and Mr. Gannon.

DIRECTOR COMPENSATION

    Directors of Allaire are reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors of Allaire generally are not paid any separate fees for serving as directors. On December 31, 1996, Allaire granted to Mr. Gannon an option to purchase 25,000 shares of common stock at an exercise price of $.50 per share. On March 21, 1997, Allaire granted to Mr. Kapor an option to purchase 35,000 shares of common stock at an exercise price of $.50 per share. On June 18, 1997, Allaire granted to Mr. Herring an option to purchase 25,000 shares of common stock at an exercise price of $.50 per share. These options become exercisable for shares of common stock not subject to repurchase by Allaire according to the following schedule: 25% of the option shares one year from the grant date, and 1/36 of the remaining shares on the first of each month thereafter for 36 months. These options have maximum terms of 10 years measured from the grant date, subject to earlier termination following the cessation of the respective director's Board service.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for 1998 for Allaire's Chief Executive Officer and the four other most highly compensated executive officers who were employed by Allaire at December 31, 1998 (collectively, the "Named Executive Officers"). For Mr. Orfao, the number of securities underlying options excludes 50,000 shares of common stock underlying a below-market option granted in 1998 in lieu of a cash bonus for services rendered in 1997. Ms. Lewis' bonus of $84,533 represents commissions earned.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                             ANNUAL COMPENSATION           AWARDS
                                                            ---------------------   NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                                   SALARY      BONUS      UNDERLYING OPTIONS
----------------------------------------------------------  ----------  ---------  -----------------------
David J. Orfao............................................  $  167,355  $  58,800                 0
  President, Chief Executive Officer and Director
Joseph J. Allaire.........................................  $  162,124  $  59,963                 0
  Chairman of the Board of Directors, Chief Technology
  Officer and Executive Vice President, Products
Amy E. Lewis..............................................  $  114,636  $  84,533                 0
  Vice President, Worldwide Sales
David A. Gerth............................................  $  151,159  $  30,329                 0
  Vice President, Finance and Operations Chief Financial
  Officer and Treasurer
Jack P. Lull..............................................  $  133,033  $  26,400                 0
  Vice President, Engineering and Development

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options to each of the Named Executive Officers during 1998. No stock appreciation rights were granted during 1998. The amounts reported as the potential realizable values for Mr. Orfao's option grant represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                                                         INDIVIDUAL GRANTS
                                      --------------------------------------------------------
                                       NUMBER OF      PERCENT OF
                                      SECURITIES     TOTAL OPTIONS     EXERCISE                  POTENTIAL REALIZABLE
                                      UNDERLYING      GRANTED TO        OR BASE                    VALUE AT ASSUMED
                                        OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION      ANNUAL RATES OF
                                        GRANTED       FISCAL YEAR      PER SHARE      DATE           STOCK PRICE
                                      -----------  -----------------  -----------  -----------     APPRECIATION FOR
                                                                                                     OPTION TERM
                                                                                                ----------------------
                                                                                                    5%
                                                                                                ----------
                                                                                                               10%
                                                                                                            ----------
David J. Orfao......................      50,000             9.0%      $    0.01      1/15/08   $  243,834  $  388,561
Joseph J. Allaire...................           0              --              --           --           --          --
Amy E. Lewis........................           0              --              --           --           --          --
David A. Gerth......................           0              --              --           --           --          --
Jack P. Lull........................           0              --              --           --           --          --

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth certain information regarding stock options exercised by Named Executive Officers in 1998, and exercisable and unexercisable stock options held as of December 31, 1998 by each of the Named Executive Officers. Certain of the shares acquired on exercise listed below remained subject to Allaire's right to repurchase as of December 31, 1998. Although the options listed as unexercisable were in fact exercisable at December 31, 1998, the shares of common stock issuable upon exercise of these options would be subject to Allaire's right to repurchase at the option exercise price. Such right of repurchase expires according to the original option vesting schedule. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and Allaire's initial public offering price of $20.00 per share.

                                                       NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                               SHARES                  OPTIONS AT YEAR-END       AT FISCAL YEAR-END
                              ACQUIRED      VALUE    ------------------------  -----------------------
                             ON EXERCISE  REALIZED   EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             -----------  ---------  -----------  -----------  ----------  -----------
David J. Orfao.............     305,000   $ 787,000          --      255,000           --   $4,972,500
Joseph J. Allaire..........          --          --          --           --           --          --
Amy E. Lewis...............     105,000   $ 262,500          --           --           --          --
David A. Gerth.............     105,000   $ 262,500          --           --           --          --
Jack P. Lull...............          --          --     129,375      100,625   $2,522,813   $1,962,188

SEVERANCE ARRANGEMENT; CHANGE IN CONTROL ARRANGEMENTS

    Mr. Orfao is entitled to continue to receive his base salary and benefits for 12 months in the event he is involuntarily terminated for reasons other than cause. Additionally, Mr. Orfao is entitled to accelerated vesting of his unvested options to purchase common stock in the event there is a change in control, as defined in Mr. Orfao's option agreement, of Allaire and

    - he is terminated without cause within six months of the change in control;

    - he is not offered a position with the successor comparable to his current position with Allaire after the change in control; or

    - he is removed from a comparable position within six months of the change in control.

    The 1997 plan and the underlying option agreements provide for the accelerated vesting of all unvested options and other rights granted pursuant to the plan in the event there is a merger or consolidation involving Allaire, unless appropriate provision shall be made for outstanding options and other rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation (or the parent of such surviving corporation).

BENEFIT PLANS

1997 STOCK INCENTIVE PLAN

    In 1997, the Board of Directors adopted and Allaire's stockholders approved the 1997 Stock Incentive Plan. A total of 1,726,000 shares of common stock have been reserved for issuance under the 1997 plan. The 1997 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant of options that do not so qualify. The exercise price of incentive options granted under the 1997 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of Allaire's outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. The exercise price of nonqualified options granted under the 1997 plan must be at least equal to 50% of the fair market value of the common stock on the date of grant. The 1997 plan provides that, upon a merger or consolidation of Allaire, all outstanding plan options and other awards must be substituted for with similar options or awards of the corporation surviving any such merger or consolidation, or such options or awards shall become immediately exercisable in full. The 1997 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

    The 1997 plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1997 plan. Incentive options may be granted under the 1997 plan to key employees of Allaire and its affiliates within the meaning of the Code, including officers and directors of Allaire and its affiliates who are also employees. Nonqualified options may be granted under the 1997 plan to officers and other employees and to directors and other individuals providing services to Allaire, whether or not they are employees of Allaire.

1998 STOCK INCENTIVE PLAN

    The Board of Directors has adopted and Allaire's stockholders have approved the 1998 Stock Incentive Plan. A total of 1,900,000 shares of common stock have been reserved for issuance under the 1998 plan. The 1998 plan authorizes the grant of incentive options and nonqualified options. The exercise price of incentive options granted under the 1998 plan must be at least equal to the fair market value of the common stock of Allaire on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of Allaire's outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. There are no limits on the exercise price of nonqualified options granted under the 1998 plan. The 1998 plan provides that, upon a change in control of Allaire, all outstanding plan options and other awards may be substituted for similar options or awards of the corporation surviving any such change in control, may become immediately exercisable in full or terminate as of the effective date of such change in control, provided that the holders of such options or awards have the right to exercise such options or awards to the extent the same are then exercisable. The 1998 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

    The 1998 plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1998 plan. Incentive options may be granted under the 1998 plan to key employees of Allaire and its affiliates within the meaning of the Code, including officers and directors of Allaire and its affiliates who are also employees. Nonqualified options may be granted under the 1998 plan to directors, officers and employees of Allaire and other individuals providing services to Allaire.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors has adopted and Allaire's stockholders have approved the 1998 Employee Stock Purchase Plan. The stock purchase plan authorizes the issuance of up to an aggregate of 300,000 shares of common stock to participating employees. The stock purchase plan will be administered by the Compensation Committee.

    Under the terms of the stock purchase plan, all employees of Allaire (other than seasonal employees) who have completed three months of employment with Allaire and whose customary employment is more than part-time (i.e. more than 20 hours per week and more than five months in the calendar year) will be eligible to participate in the stock purchase plan. Employees who own stock, and/or hold outstanding options to purchase stock, representing 5% or more of the total combined voting power or value of all classes of stock of Allaire will not be eligible to participate in the stock purchase plan.

    The right to purchase common stock under the stock purchase plan will be made available through a series of offerings. On the first day of an offering period, Allaire will grant to each eligible employee who has elected in writing to participate in the stock purchase plan an option to purchase shares of common stock. The employee will be required to authorize an amount (between 1% and 10% of the employee's compensation) to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the stock purchase plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower.

    No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue at a rate in excess of $25,000 of the fair market value of the common stock, determined as of the date the option is granted, in any calendar year.

    Allaire expects that the first offering period under the stock purchase plan will commence on July 1, 1999.

ALLAIRE CORPORATION 401(K) PLAN

    Allaire maintains a 401(k) plan, qualified under Section 401(k) of the Code. All employees of Allaire who are at least 21 years of age are eligible to make salary reduction contributions pursuant to the 401(k) plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1998) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. Allaire may also make discretionary profit-sharing contributions on behalf of participants who are at least 21 years of age and who either have completed at least 500 hours of service during the fiscal year or are employed by Allaire on the last day of the fiscal year. Any profit-sharing contribution is allocated to eligible participants as a percentage of their total compensation

(up to the statutorily prescribed maximum of $160,000 in 1998). While a participant's contribution amount is always 100% vested, the amount attributable to profit sharing contributions is not fully vested until the participant has three full years of service with Allaire. Allaire determines the level of the discretionary contributions on an annual basis. Through December 31, 1998, Allaire made no profit-sharing contributions to the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee takes recommendations concerning salaries and incentive compensation for employees of and consultants to Allaire and administers and grants stock options pursuant to Allaire's stock option plans. No executive officer of Allaire has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of Allaire.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF ALLAIRE

    In connection with its formation, Allaire issued 2,040,000 shares of common stock to founder Joseph J. Allaire for cash consideration of $51,000, and 40,000 shares to Jeremy D. Allaire, the brother of Joseph J. Allaire, for cash consideration of $1,000.

SALES OF STOCK

    Beginning in June 1996, Allaire issued an aggregate of 514,306 shares of its Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") to private investors for aggregate consideration of $2,324,664. Allaire issued 364,684 shares of Series B Preferred Stock to Polaris Venture Partners Limited Partnership ("Polaris Venture Partners L.P.") for $1,648,372, and 22,484 shares of Series B Preferred Stock to Polaris Venture Partners Founders' Fund Limited Partnership ("Polaris Founders' Fund"; and together with Polaris Venture Partners L.P., the "Polaris entities") for $101,628. The Polaris entities own beneficially more than 5% of the outstanding shares of stock of Allaire. In addition, Jonathan A. Flint, John Gannon and Thomas Herring, who are directors of Allaire, are affiliated with the Polaris entities. Pursuant to Allaire's Certificate of Incorporation, each share of Series B Preferred Stock automatically converted into two shares of common stock upon the closing of Allaire's initial public offering in January 1999.

    Beginning in June 1996, Allaire issued an aggregate of 169,200 shares of its Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock") to private investors for aggregate consideration of $999,972. Allaire issued 79,687 shares of Series C Preferred Stock for $470,950 to Polaris Venture Partners L.P. and 4,913 shares of Series C Preferred Stock for $29,036 to Polaris Founders' Fund. Allaire also issued 84,600 shares of Series C Preferred Stock in April 1997 for $499,986 to Mitchell Kapor, a director of Allaire. Pursuant to Allaire's Certificate of Incorporation, each share of Series C Preferred Stock automatically converted into two shares of common stock upon the closing of Allaire's initial public offering.

    In May and June 1997, Allaire issued an aggregate of 2,336,909 shares of its Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") to private investors for aggregate consideration of $9,347,636. In this transaction, Allaire issued 57,894 shares of Series D Preferred Stock for $231,576 to Mitchell Kapor, 413,910 shares of Series D Preferred Stock for $1,655,640 to Polaris Venture Partners L.P., 23,590 shares of Series D Preferred Stock for $94,360 to Polaris Founders' Fund, and 1,000,000 shares of Series D Preferred Stock for $4,000,000 to BancBoston Ventures Inc. ("BancBoston"). BancBoston owns beneficially more than 5% of the outstanding shares of stock of Allaire. Pursuant to Allaire's Certificate of Incorporation, each share of Series D Preferred Stock automatically converted into one share of common stock upon the closing of Allaire's initial public offering. Two months prior to the issuance of the Series D Preferred Stock, Polaris Venture Partners L.P. lent Allaire $238,412 pursuant to a Promissory Note at an interest rate of 10%, and Polaris Founders' Fund lent Allaire $13,588 pursuant to a Promissory Note at an interest rate of 10% (collectively, the "Polaris Notes"). The Polaris Notes were converted in connection with the issuance of Series D Preferred Stock to the Polaris entities.

ISSUANCE OF WARRANTS

    In connection with the issuance of the Polaris Notes, in March 1997 Allaire issued a warrant to Polaris Venture Partners L.P. to purchase 5,960 shares of common stock at an exercise price of $4.00 per share, and a warrant to Polaris Founders' Fund to purchase 340 shares of common stock at an exercise price of $4.00 per share. Both warrants are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and both contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

STOCK RESTRICTION AGREEMENT

    In May 1997, Allaire entered into an amended and restated stock restriction agreement with the Polaris entities, BancBoston and certain other stockholders (collectively, the "Holders"), and Joseph J. Allaire. Pursuant to this agreement, Allaire and the Holders have a right of participation in and a right of first refusal with respect to certain sales of shares of common stock by Mr. Allaire. The agreement also grants Allaire the right to purchase a certain number of Mr. Allaire's shares, at a price of $2.26 per share, in the event he ceases to be affiliated with Allaire. In addition, the parties agreed to fix the number of directors of Allaire at seven and to elect to the Board of Directors certain individuals. This agreement automatically terminated upon the closing of Allaire's initial public offering in January 1999. This termination eliminated Allaire's right to purchase any of Mr. Allaire's shares of common stock.

WORKING CAPITAL LINE OF CREDIT

    In December 1998, the Polaris entities provided Allaire with a commitment to provide a working capital line of credit in the event Allaire had not completed its initial public offering or obtained other financing in excess of $3.0 million by February 28, 1999. The line of credit would have allowed Allaire to borrow up to $3.0 million and would have borne interest at a mutually agreed upon rate between 5% and 20%. The line of credit commitment expired on the closing of Allaire's initial public offering.

YESLER SOFTWARE, INC.

    Allaire is a party to certain agreements with Yesler Software, Inc. Initially capitalized in July 1998, Yesler was created to develop, market and sell a commercial software application, conceived by Allaire, and designed for use by end-users to create multimedia web-based presentations (the "Yesler Software"). The principal stockholders of Yesler are Allaire, Weld, Brown LLC and the Polaris entities.

    Allaire acquired its ownership interest in Yesler pursuant to a Contribution and Restricted Stock Purchase Agreement dated July 14, 1998, between Allaire and Yesler. Pursuant to this agreement, Allaire acquired 907,591 shares of Yesler common stock, representing on that date approximately 34% of the outstanding shares of capital stock of Yesler. The stock acquired by Allaire is subject to vesting requirements, a right of repurchase by Yesler and certain transfer restrictions. In exchange for the shares of Yesler common stock, Allaire assigned its rights to the Yesler Software source code to Yesler, agreed to provide Yesler with technical, sales and marketing support and agreed not to compete with Yesler. Also in connection with its acquisition of the Yesler common stock, Allaire entered into an original equipment manufacturer agreement with Yesler whereby Allaire granted Yesler the right to obtain, at a 95% discount, certain of Allaire's commercial software products for distribution together with the Yesler Software as a single commercial unit. In addition, Allaire entered into a Voting Agreement with Weld Brown and the Polaris entities which grants Allaire the right to designate one member of Yesler's four-person board of directors. Allaire's designee to the Yesler board is Joseph J. Allaire. Yesler also granted Allaire registration, information and certain other rights pursuant to an Investor Rights Agreement among Yesler, Allaire, Weld Brown and the Polaris entities. In August 1998, Allaire transferred 76,903 shares of Yesler common stock owned by Allaire to three of its employees, including 38,451 shares of Yesler common stock to Maria Morrissey, Vice President, Worldwide Services and Support. The fair value of the shares transferred was not material at the time of transfer. As of March 18, 1999, Allaire owned approximately a 16% equity interest in Yesler on a fully diluted basis.

    On the date Allaire entered into the Yesler Agreement, the Polaris entities purchased for $750,000 preferred stock of Yesler representing approximately 33% of the outstanding shares of capital stock of Yesler on that date. Jonathan A. Flint and Thomas Herring, who are directors of Allaire, are directors of Yesler. See Note 4 of Notes to Consolidated Financial Statements.

    Allaire believes that all transactions set forth above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of Allaire's common stock as of May 31, 1999 by: (a) each person known by Allaire to be the beneficial owner of more than 5% of its common stock; (b) each Named Executive Officer; (c) each of Allaire's directors; and (d) all executive officers and directors as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Allaire Corporation, One Alewife Center, Cambridge, MA 02140.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

    - shares of common stock issuable by Allaire pursuant to options which may be exercised within 60 days after May 31, 1999 and not subject to repurchase by Allaire; and

    - shares of common stock issuable by Allaire pursuant to warrants which may be exercised within 60 days after May 31, 1998.

    However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

    Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding includes: (a) the 11,213,858 shares of common stock as of May 31, 1999 and (b) the presently exercisable options and presently exercisable warrants held by that person.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY     PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                                            OWNED          STOCK OUTSTANDING
------------------------------------------------------------  -----------------  ---------------------
Joseph J. Allaire...........................................       2,005,000                 17.9%
Entities affiliated with Polaris Venture
  Management Co., LLC (1)...................................       1,390,836                 12.4%
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Jonathan A. Flint (2).......................................       1,390,836                 12.4%
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
BancBoston Ventures Inc.....................................       1,010,500                  9.0%
  175 Federal Street
  Boston, MA 02110
David J. Orfao..............................................         348,000                  3.1%
Amy E. Lewis................................................         105,500                    *
David A. Gerth..............................................         105,500                    *
Jack P. Lull................................................         162,622                  1.5%
John J. Gannon..............................................          19,789                    *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Thomas A. Herring...........................................          25,500                    *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Mitchell Kapor..............................................         216,675                  1.9%
  One Broadway
  Cambridge, MA 02142
All executive officers and directors as a group (11                4,458,760                 38.9%
  persons)..................................................

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Polaris Venture Management Co., LLC manages Polaris Venture Partners L.P. and Polaris Founders' Fund. Mr. Flint, a director of Allaire, is a General Partner of Polaris Venture Management Co., LLC and has shared voting and investment power with respect to the shares held by the Polaris entities. However, Mr. Flint disclaims his beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Shares listed as owned beneficially by Polaris Venture Management Co., LLC include shares owned beneficially by Jonathan A. Flint.

(2) Includes shares owned beneficially by Polaris Venture Management Co., LLC (see note 1).

                          DESCRIPTION OF CAPITAL STOCK

    Allaire's authorized capital stock consists of 35,000,000 shares of common stock, with a par value of $.01 per share, and 5,000,000 shares of preferred stock, with a par value of $.01 per share. Of the 5,000,000 shares of authorized preferred stock, 1,616,494 shares are undesignated and available for issuance.

COMMON STOCK

    As of May 31, 1999, there were 11,213,858 shares of common stock outstanding and held of record by 177 stockholders.

    Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Allaire, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Allaire available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

    Allaire has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Allaire.

WARRANTS

    As of May 31, 1999, Allaire had outstanding two warrants to purchase an aggregate of 35,398 shares of common stock at an exercise price of $2.26 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time until five years from the effective date of January 22, 2004. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events. The warrants may be exercised for cash or pursuant to certain cashless exercise provisions.

    As of May 31, 1999, Allaire also had outstanding four warrants to purchase an aggregate of 14,899 shares of common stock. Two warrants are to purchase an aggregate of 8,599 shares of common stock at an exercise price of $2.03 per share, and are currently exercisable in whole or in part, at any time or from time to time, until December 31, 2001. The other two warrants are to purchase an aggregate of 6,300 shares of common stock at an exercise price of $4.00 per share. The other two warrants are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

REGISTRATION RIGHTS

    Pursuant to a registration rights agreement among Allaire and the holders of an aggregate of 3,848,941 shares of common stock, the holders of warrants exercisable for an aggregate of 14,899 shares of common stock, and the holders of warrants exercisable for an aggregate of 35,398 shares of common stock (together the "Registration Rights Holders"), such holders are entitled to certain rights with respect to the registration of such shares under the Securities Act.

    If Allaire proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Registration Rights Holders are entitled to notice of such registration. The Registration Rights Holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration.

    The holders of more than 50% of the then-outstanding shares of common stock held by all of the Registration Rights Holders are entitled, at any time beginning at July 22, 1999, to request that Allaire file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. However, no such request may be made within 120 days of the filing of a registration statement by Allaire in which such requesting stockholders were permitted to include their shares. Upon the receipt of such a request, Allaire is required to use commercially reasonable efforts to effect such registration. Allaire is not required to effect more than two such demand registrations.

    Once Allaire has qualified to use Form S-3 to register securities under the Securities Act, the Registration Rights Holders have the right to request that Allaire file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would exceed $1,000,000. Allaire shall not be required to effect a registration in this manner more than once in any 12-month period.

    In general, all fees, costs and expenses of such registrations (other than insurance costs and fees and disbursements of counsel to the selling stockholders) will be borne by Allaire. Allaire has agreed to indemnify the Registration Rights Holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of Registration Rights Holders are sold under the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF ALLAIRE'S AMENDED AND RESTATED
  CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AND DELAWARE LAW

    Allaire's Amended and Restated Certificate of Incorporation (the "Certificate"), Allaire's Amended and Restated By-Laws (the "By-Laws") and Delaware Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of Allaire or an acquisition of Allaire at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    The By-Laws provide that, except as otherwise provided by law or the Certificate, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

    - the Board, provided that a quorum is then in office and present;

    - by a majority of the directors then in office, if less than a quorum is then in office; or

    - by the sole remaining director.

    These provisions prevent a stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees without Board approval.

    These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Allaire, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to Allaire or its stockholders.

    The Certificate and the By-Laws provide that, unless otherwise prescribed by law or the Certificate, only a majority of the Board, the Chairman of the Board or the President is able to call a special meeting of stockholders. The Certificate and the By-Laws also provide that, unless otherwise prescribed by law or the Certificate, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

    The By-Laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of Allaire (the "Notice Procedure"). Under the Notice Procedure, notice of stockholder nominations or proposals to be made at an annual or special meeting in lieu of an annual meeting generally must be received by Allaire not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given, then notice must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. Notice of stockholder nominations or proposals to be made at a special meeting (other than a special meeting in lieu of an annual meeting), not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. These notices must contain certain prescribed information.

    The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Allaire and its stockholders.

DELAWARE LAW

    Allaire is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

    Section 203 does not apply if:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

    The Certificate provides that no director of Allaire shall be personally liable to Allaire or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    The Certificate further provides for the indemnification of Allaire's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of Allaire's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT

    The transfer agent and registrar for the common stock is Boston EquiServe
L.P.

                              SELLING STOCKHOLDERS

    The Shares are being offered for sale from time to time during the period of effectiveness of the Registration Statement for the accounts of the Selling Stockholders set forth below. Each of the Selling Stockholders acquired the Shares being offered under an Agreement and Plan of Merger (the "Merger Agreement") dated April 2, 1999 among Allaire, Bengal Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Allaire, and Bright Tiger in connection with Allaire's acquisition of Bright Tiger.

    Allaire has filed with the Commission a Registration Statement on Form S-1, of which this prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq Stock Market's National Market or in privately-negotiated transactions. Allaire has agreed to use best efforts to keep such Registration Statement effective until December 31, 1999, or, if earlier, until the distribution contemplated in this prospectus has been completed.

    The table below sets forth, as of May 31, 1999, certain information regarding the beneficial ownership of each Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

    The percentages set forth in the table below represent the percentages beneficially owned relative to the aggregate of 11,213,858 shares of Common Stock outstanding as of May 31, 1999.

    We do not know when or in what amounts a Selling Stockholder may offer Shares for sale. The Selling Stockholders may not sell any or all of the Shares offered by the Selling Stockholders. Because the Selling Stockholders may offer all or some of the Shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the offering, we can not estimate the number of the Shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the Shares covered by this prospectus will be held by the Selling Stockholders.

    This Registration Statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Allaire's outstanding shares of common stock.

                                            SHARES BENEFICIALLY OWNED                   SHARES TO BE BENEFICIALLY
                                                PRIOR TO OFFERING         NUMBER OF        OWNED AFTER OFFERING
                                            --------------------------  SHARES BEING   ----------------------------
NAME                                          NUMBER        PERCENT        OFFERED        NUMBER         PERCENT
------------------------------------------  -----------  -------------  -------------  -------------  -------------
North Bridge Venture Partners, L.P........      82,941             *         82,941              0              *
Oak Investment Partners VII, Limited
  Partnership.............................      74,712             *         74,712              0              *
Accel V L.P...............................      67,537             *         67,537              0              *
Kathleen M. Wilde.........................      14,009             *         14,009              0              *
Accel Internet/Strategic Technology Fund
  L.P.....................................       9,050             *          9,050              0              *
Larry V. Moore............................       7,153             *          7,153              0              *

                                            SHARES BENEFICIALLY OWNED                   SHARES TO BE BENEFICIALLY
                                                PRIOR TO OFFERING         NUMBER OF        OWNED AFTER OFFERING
                                            --------------------------  SHARES BEING   ----------------------------
NAME                                          NUMBER        PERCENT        OFFERED        NUMBER         PERCENT
------------------------------------------  -----------  -------------  -------------  -------------  -------------
Mary L. Walker............................       7,005             *          7,005              0              *
William C. Adams, Jr......................       7,005             *          7,005              0              *
Accel Investors '96 L.P...................       4,022             *          4,022              0              *
James Hourihan............................       3,756             *          3,756              0              *
Paul Severino.............................       3,136             *          3,136              0              *
Oak VII Affiliates Fund, Limited
  Partnership.............................       1,877             *          1,877              0              *
Ellmore C. Patterson Partners.............       1,844             *          1,844              0              *
Accel Keiretsu V L.P......................       1,341             *          1,341              0              *
Michael McMenemy..........................         627             *            627              0              *
Mariusz Sijka.............................         523             *            523              0              *
Alan Billing..............................         485             *            392             93              *
Linda J. Holcombe.........................         478             *            105            373              *
Howard A. Schneider.......................         288             *            147            141              *
Paul Benoit...............................         243             *             68            175              *
MBBP Partners.............................         226             *            226              0              *
Sheryl Schultz............................         212             *            212              0              *
Daniel P. Carey...........................         212             *            212              0              *
Joel M. Trippier..........................         163             *            163              0              *
Joseph Kraetsch...........................         121             *            121              0              *
Michael Estes.............................          71             *             71              0              *
William E. Scarborough, Jr................          68             *             68              0              *
John Arguoyan.............................          65             *             65              0              *
Robert P. Lucier..........................          51             *             51              0              *
Darlene M. Guthro.........................          43             *             43              0              *
Donald T. Miller..........................          43             *             43              0              *
Raymond Beauregard........................          29             *             29              0              *
Douglas A. Levin..........................          29             *             29              0              *

------------------------

*   Less than 1%.

    The following Selling Stockholders currently have or had during the past three years the following material relationships with Allaire or any of its predecessors or affiliates: Kathleen M. Wilde was a director and officer of Bright Tiger; Larry V. Moore was a director and officer of Bright Tiger; Mary L. Walker, William C. Adams and Paul Severino were each directors of Bright Tiger; James Hourihan, Howard A. Schneider and Douglas A. Levin were each officers of Bright Tiger; Linda J. Holcombe was an officer of Bright Tiger.

    Of the total shares of common stock listed as owned beneficially by the Selling Stockholders in the table above, a total of 28,876 shares are held in an escrow account to secure indemnification obligations to Allaire of the Selling Stockholders. It is expected that these shares (less any shares that may be distributed from the escrow account to Allaire in satisfaction of indemnification claims) will be released from escrow and distributed to the Selling Stockholders on the earlier to occur of the issuance of the independent audit report covering Allaire's financial statements for the year ended December 31, 1999 or April 12, 2000. The number of shares indicated as owned by each Selling Stockholder includes those shares (representing approximately 10% of the number of Shares beneficially owned by each Selling Stockholder) which such Selling Stockholder is entitled to receive upon distribution of these shares from the escrow account.

                              PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. In effecting sales, brokers or dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and profit on any resale of the Shares as principal, and any profits received by the Selling Stockholders, might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the prospectus.

    Upon Allaire being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

    Allaire has agreed to pay the expenses incurred in connection with preparing and filing the Registration Statement and this prospectus (other than selling commissions). Allaire has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the common stock short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Certain of the Selling Stockholders may distribute their Shares from time to time to their limited and/or general partners, who may sell shares pursuant to this prospectus. In addition, each Selling Stockholder may also transfer Shares owned by him or her by gift and, upon the transfer, the donee would have the same rights of sale as the Selling Stockholder under this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Allaire by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Allaire Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Bright Tiger Technologies, Inc. as of December 31, 1998 and 1997 and for the years then ended, and for the period from inception (June 6 1996) through December 31, 1996 and for the period from inception (June 6, 1996) through December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    Allaire has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the Securities Act with respect to the common stock covered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Allaire and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Allaire's common stock is traded on the Nasdaq Stock Market's National Market. Reports and other information concerning Allaire may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006. Copies of the registration statement and such reports, proxy statements and other information filed by Allaire may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a Web site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Allaire, that make electronic filings with the Commission.

                              ALLAIRE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS:
  Report of Independent Accountants..............................................        F-2
  Consolidated Balance Sheet as of December 31, 1997, 1998 and March 31, 1999
    (unaudited)..................................................................        F-3
  Consolidated Statement of Operations for the years ended December 31, 1996,
    1997, 1998 and the three months ended March 31, 1998 and 1999 (unaudited)....        F-4
  Consolidated Statement of Redeemable Convertible Preferred Stock and
    Stockholders' Deficit for the years ended December 31, 1996, 1997, 1998 and
    the three months ended March 31, 1999 (unaudited)............................        F-5
  Consolidated Statement of Cash Flows for the years ended December 31, 1996,
    1997, 1998 and the three months ended March 31, 1998 and 1999 (unaudited)....        F-6
  Notes to Consolidated Financial Statements.....................................
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:
  Supplemental Consolidated Balance Sheet as of December 31, 1997, 1998 and March
    31, 1999 (unaudited).........................................................       F-42
  Supplemental Consolidated Statement of Operations for the years ended December
    31, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999
    (unaudited)..................................................................       F-43
  Supplemental Consolidated Statement of Redeemable Convertible Preferred Stock
    and Stockholders' Deficit for the years ended December 31, 1996, 1997, 1998
    and the three months ended March 31, 1999 (unaudited)........................       F-44
  Supplemental Consolidated Statement of Cash Flows for the Years Ended December
    31, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999
    (unaudited)..................................................................       F-45
  Notes to Supplemental Consolidated Financial Statements........................   F-7-F-26
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations--March 31, 1999...................................................    F-27-41
FINANCIAL STATEMENTS OF ACQUIRED BUSINESS:
  Report of Independent Accounts.................................................       F-64
  Balance Sheet as of December 31, 1997, 1998 and March 31, 1999 (unaudited).....       F-65
  Statement of Operations for the period from Inception (June 6, 1996) through
    December 31, 1996, for the years ended December 31, 1997 and 1998 and the
    three months ended March 31, 1998 (unaudited) and 1999 (unaudited)...........       F-66
  Statement of Changes in Redeemable Convertible Preferred Stock and
    Stockholders' Deficit for the period from inception (June 6, 1996) through
    December 31, 1996, for the years ended December 31, 1997 and 1998 and the
    three months ended March 31, 1999 (unaudited)................................       F-67
  Statement of Cash Flows for the period from Inception (June 6, 1996) through
    December 31, 1996, for the years ended December 31, 1997 and 1998 and the
    three months ended March 31, 1998 (unaudited) and 1999 (unaudited)...........       F-68
  Notes to Financial Statements                                                         F-69

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Allaire Corporation

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Allaire Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 14, on April 12, 1999, Allaire Corporation merged with Bright Tiger Technologies, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Allaire Corporation with Bright Tiger Technologies, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Allaire Corporation and subsidiary after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based upon our audits, the supplementary consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Allaire Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits of the financial statements and the supplementary consolidated financial statements also included an audit of the financial statement schedule and the supplemental financial statement schedule. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 3, 1999,
except as to the pooling of interests with
Bright Tiger Technologies, Inc. which is as of April 12, 1999

                              ALLAIRE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997       1998
                                                                                        ---------  ---------   MARCH 31,
                                                                                                                 1999
                                                                                                              -----------
                                                                                                              (UNAUDITED)
Assets
Current Assets:
  Cash and cash equivalents...........................................................  $   5,521  $   1,847   $  53,246
  Accounts receivable, net of allowance for doubtful accounts and sales returns of
    $487, $479 and $440 at December 31, 1997 and 1998 and March 31, 1999,
    respectively......................................................................      1,413      3,142       2,982
  Prepaid expenses and other current assets...........................................        236      1,060         648
                                                                                        ---------  ---------  -----------
    Total current assets..............................................................      7,170      6,049      56,876
  Property and equipment, net.........................................................      2,209      3,484       4,092
  Other assets, net...................................................................        318        420         405
                                                                                        ---------  ---------  -----------
Total assets..........................................................................  $   9,697  $   9,953   $  61,373
                                                                                        ---------  ---------  -----------
                                                                                        ---------  ---------  -----------
Liabilities, Redeemable Convertible Preferred
Stock and Stockholders' Deficit
Current liabilities:
  Current portion of capital lease obligations........................................  $     315  $     340   $     346
  Current portion of notes payable....................................................         --        418         435
  Accounts payable....................................................................      1,601      3,256       2,172
  Accrued expenses....................................................................      1,320      3,712       3,605
  Accrued employee compensation and benefits..........................................      1,130      2,189       2,403
  Deferred revenue....................................................................      1,312      4,647       6,487
                                                                                        ---------  ---------  -----------
Total current liabilities.............................................................      5,678     14,562      15,448
  Capital lease obligations...........................................................        499        159          70
  Notes payable.......................................................................         --      1,034         919
                                                                                        ---------  ---------  -----------
      Total liabilities...............................................................      6,177     15,755      16,437
                                                                                        ---------  ---------  -----------
Redeemable convertible preferred stock:
  Series B, $.01 par value;
    Authorized: 514,306 shares at December 31, 1997 and December 31, 1998; no shares at March 31, 1999
    Issued and outstanding: 514,306 shares at December 31, 1997 and December 31, 1998;
     no shares at March 31, 1999......................................................      2,325      2,325          --
  Series C, $.01 par value;
    Authorized: 169,200 shares at December 31, 1997 and December 31, 1998; no shares at March 31, 1999
    Issued and outstanding: 169,200 shares at December 31, 1997 and December 31, 1998;
     no shares at March 31, 1999......................................................      1,000      1,000          --
  Series D, $.01 par value;
    Authorized: 2,500,000 shares at December 31, 1997 and December 31, 1998; no shares at March 31, 1999
    Issued and outstanding: 2,336,909 shares at December 31, 1997 and December 31,
     1998; no shares at March 31, 1999................................................      9,348      9,348          --
                                                                                        ---------  ---------  -----------
Total redeemable convertible preferred stock..........................................     12,673     12,673          --
                                                                                        ---------  ---------  -----------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value;
    Authorized: 5,000,000 shares at March 31, 1999....................................         --         --          --
  Series A convertible preferred stock, $.01 par value;
    Authorized: 200,000 shares at December 31, 1997 and December 31, 1998; no shares at March 31, 1999
    Issued and outstanding: 56,557 shares at December 31, 1997; 88,463 at December 31,
     1998; no shares at March 31, 1999................................................        255        751          --
  Common stock, $.01 par value;
    Authorized: 10,000,000 shares at December 31, 1997, 35,000,000 at December 31,
     1998 and March 31, 1999
    Issued and outstanding: 3,002,500 shares at December 31, 1997, 4,148,586 issued and 4,145,169 outstanding at December 31, 1998; issued 10,875,877 and 10,861,523
     outstanding at March 31, 1999....................................................         30         41         109
Additional paid-in capital............................................................         13      1,804      67,622
Deferred compensation.................................................................         --       (850)       (906)
Accumulated deficit...................................................................     (9,435)   (20,205)    (21,889)
Stock subscriptions receivable........................................................        (16)       (16)         --
                                                                                        ---------  ---------  -----------
Total stockholders' equity (deficit)..................................................     (9,153)   (18,475)     44,936
                                                                                        ---------  ---------  -----------
Commitments and contingencies (Note 13)
      Total liabilities, redeemable conertible preferred stock and stockholders'
       equity (deficit)...............................................................  $   9,697  $   9,953   $  61,373
                                                                                        ---------  ---------  -----------
                                                                                        ---------  ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     QUARTER ENDED,
                                                     YEAR ENDED DECEMBER 31,            MARCH 31
                                                 -------------------------------  --------------------
                                                   1996       1997       1998       1998       1999
                                                 ---------  ---------  ---------  ---------  ---------
                                                                                      (UNAUDITED)
Revenue:
  Software license fees........................  $   2,358  $   7,116  $  17,187  $   3,568  $   6,124
  Services.....................................         --        534      3,325        464      1,712
                                                 ---------  ---------  ---------  ---------  ---------
    Total revenue..............................      2,358      7,650     20,512      4,032      7,836
                                                 ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Software license fees........................        234        961      1,915        421        454
  Services.....................................         --      1,453      4,058        699      1,505
                                                 ---------  ---------  ---------  ---------  ---------
Total cost of revenue..........................        234      2,414      5,973      1,120      1,959
                                                 ---------  ---------  ---------  ---------  ---------
Gross profit...................................      2,124      5,236     14,539      2,912      5,877
                                                 ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.....................        873      2,702      4,772      1,024      1,630
  Sales and marketing..........................      1,576      7,272     16,099      3,115      5,138
  General and administrative...................      1,387      2,874      3,992        868      1,052
  Stock-based compensation.....................         --         --        412        161         67
                                                 ---------  ---------  ---------  ---------  ---------
    Total operating expenses...................      3,836     12,848     25,252      5,168      7,887
                                                 ---------  ---------  ---------  ---------  ---------
Loss from operations...........................     (1,712)    (7,612)   (10,736)    (2,256)    (2,010)
Interest income (expense), net.................         14        187        (34)        45        326
                                                 ---------  ---------  ---------  ---------  ---------
Net loss.......................................  $  (1,698) $  (7,425) $ (10,770) $  (2,211) $  (1,684)
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per share...........  $   (0.97) $   (4.40) $   (3.67) $   (0.89) $   (0.19)
Shares used in computing basic and diluted net
  loss per share...............................      1,743      1,687      2,938      2,477      8,819
Unaudited pro forma basic and diluted net loss
  per share....................................                        $   (1.51)            $   (0.17)
Shares used in computing unaudited pro forma
  basic and diluted net loss per share.........                            7,139                 9,757

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION
        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             REDEEMABLE
                                                            CONVERTIBLE             CONVERTIBLE
                                                          PREFERRED STOCK         PREFERRED STOCK            COMMON STOCK
                                                       ----------------------  ----------------------  ------------------------
                                                        SHARES      AMOUNT      SHARES      AMOUNT      SHARES      PAR VALUE
                                                       ---------  -----------  ---------  -----------  ---------  -------------
Balance, December 31, 1995...........................         --   $      --          --   $      --   2,200,000    $      22
Issuance of common stock in exchange for stock
  subscriptions receivable...........................                                                  1,800,000           18
Issuance of Series A convertible preferred stock upon
  conversion of notes payable and accrued interest...                             43,557         177
Issuance of Series B redeemable convertible preferred
  stock, net of issuance costs of $55................    508,849       2,300
Forgiveness of stock subscriptions receivable in
  exchange for cancellation of shares of common
  stock..............................................                                                   (920,000)          (9)
Repurchase and cancellation of shares of common
  stock..............................................                                                    (80,000)          (1)
Issuance of Series C redeemable convertible preferred
  stock, net of issuance costs of $12................     84,600         500
Exercise of employee stock options...................                                                      2,500           --
Net loss.............................................
                                                       ---------  -----------  ---------  -----------  ---------        -----
Balance, December 31, 1996...........................    593,449       2,800      43,557         177   3,002,500           30
Issuance of Series A convertible preferred stock in
  acquisition of Bradbury Software L.L.C.............                             13,000          78
Issuance of Series C redeemable convertible preferred
  stock..............................................     84,600         500
Issuance of Series B redeemable convertible preferred
  stock..............................................      5,457          25
Issuance of Series D redeemable convertible preferred
  stock, net of issuance costs of $42................  2,272,719       9,091
Issuance of Series D redeemable convertible preferred
  stock upon conversion of notes payable and accrued
  interest...........................................     64,190         257
Repayment of stock subscription receivable...........
Net loss.............................................
                                                       ---------  -----------  ---------  -----------  ---------        -----
Balance, December 31, 1997...........................  3,020,415      12,673      56,557         255   3,002,500           30
Issuance of Series A convertible preferred stock, net
  of issuance costs of $9............................                             31,906         496
Exercise of employee stock options...................                                                  1,146,086           11
Repurchase of common stock held in treasury..........
Deferred compensation relating to grants of stock
  options............................................
Compensation relating to grants of stock options.....
Net loss.............................................
                                                       ---------  -----------  ---------  -----------  ---------        -----
Balance, December 31, 1998...........................  3,020,415      12,673      88,463         751   4,148,586           41
Conversion of redeemable convertible preferred stock
  and convertible preferred stock to common stock
  (unaudited)........................................  (3,020,415)    (12,673)   (88,463)       (751)  3,848,941           39
Issuance of common stock in initial public offering,
  net of issuance costs of $5,200 (unaudited)........                                                  2,875,000           29
Exercise of employee stock options (unaudited).......                                                      3,350
Repurchase of common stock held in treasury
  (unaudited)........................................
Deferred compensation relating to grants of stock
  options (unaudited)................................
Compensation relating to grants of stock options
  (unaudited)........................................
Repayment of stock subscription receivable
  (unaudited)........................................
Net loss (unaudited).................................
                                                       ---------  -----------  ---------  -----------  ---------        -----
Balance, March 31, 1999 (unaudited)..................         --   $      --          --   $      --   10,875,877   $     109
                                                       ---------  -----------  ---------  -----------  ---------        -----
                                                       ---------  -----------  ---------  -----------  ---------        -----

                                                       ADDITIONAL                                      STOCK          TOTAL
                                                         PAID-IN       DEFERRED      ACCUMULATED   SUBSCRIPTIONS  STOCKHOLDERS'
                                                         CAPITAL     COMPENSATION      DEFICIT      RECEIVABLE       DEFICIT
                                                       -----------  ---------------  ------------  -------------  -------------
Balance, December 31, 1995...........................   $      --      $      --      $     (203)    $      --      $    (181)
Issuance of common stock in exchange for stock
  subscriptions receivable...........................          27                                          (45)            --
Issuance of Series A convertible preferred stock upon
  conversion of notes payable and accrued interest...                                                                     177
Issuance of Series B redeemable convertible preferred
  stock, net of issuance costs of $55................                                        (55)                         (55)
Forgiveness of stock subscriptions receivable in
  exchange for cancellation of shares of common
  stock..............................................         (14)                                          23             --
Repurchase and cancellation of shares of common
  stock..............................................          (1)                                           2             --
Issuance of Series C redeemable convertible preferred
  stock, net of issuance costs of $12................                                        (12)                         (12)
Exercise of employee stock options...................           1                                                           1
Net loss.............................................                                     (1,698)                      (1,698)
                                                       -----------         -----     ------------  -------------  -------------
Balance, December 31, 1996...........................          13             --          (1,968)          (20)        (1,768)
Issuance of Series A convertible preferred stock in
  acquisition of Bradbury Software L.L.C.............                                                                      78
Issuance of Series C redeemable convertible preferred
  stock..............................................
Issuance of Series B redeemable convertible preferred
  stock..............................................
Issuance of Series D redeemable convertible preferred
  stock, net of issuance costs of $42................                                        (42)                         (42)
Issuance of Series D redeemable convertible preferred
  stock upon conversion of notes payable and accrued
  interest...........................................
Repayment of stock subscription receivable...........                                                        4              4
Net loss.............................................                                     (7,425)                      (7,425)
                                                       -----------         -----     ------------  -------------  -------------
Balance, December 31, 1997...........................          13             --          (9,435)          (16)        (9,153)
Issuance of Series A convertible preferred stock, net
  of issuance costs of $9............................                                                                     496
Exercise of employee stock options...................         530                                                         541
Repurchase of common stock held in treasury..........          (2)                                                         (2)
Deferred compensation relating to grants of stock
  options............................................         997           (997)                                          --
Compensation relating to grants of stock options.....         265            147                                          412
Net loss.............................................                                    (10,770)                     (10,770)
                                                       -----------         -----     ------------  -------------  -------------
Balance, December 31, 1998...........................       1,804           (850)     $  (20,205)    $     (16)     $ (18,475)
Conversion of redeemable convertible preferred stock
  and convertible preferred stock to common stock
  (unaudited)........................................      13,385                                                      12,673
Issuance of common stock in initial public offering,
  net of issuance costs of $5,200 (unaudited)........      52,312                                                      52,341
Exercise of employee stock options (unaudited).......           4                                                           4
Repurchase of common stock held in treasury
  (unaudited)........................................          (8)                                                         (8)
Deferred compensation relating to grants of stock
  options (unaudited)................................         125           (125)                                          --
Compensation relating to grants of stock options
  (unaudited)........................................                         69                                           69
Repayment of stock subscription receivable
  (unaudited)........................................                                                       16             16
Net loss (unaudited).................................                                     (1,684)                      (1,684)
                                                       -----------         -----     ------------  -------------  -------------
Balance, March 31, 1999 (unaudited)..................   $  67,622      $    (906)     $  (21,889)    $      --      $  44,936
                                                       -----------         -----     ------------  -------------  -------------
                                                       -----------         -----     ------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    QUARTER ENDED MARCH
                                                                      YEAR ENDED DECEMBER 31,               31,
                                                                  --------------------------------  --------------------
                                                                    1996       1997        1998       1998       1999
                                                                  ---------  ---------  ----------  ---------  ---------
                                                                                                        (UNAUDITED)
  Cash flows from operating activities:
  Net loss......................................................  $  (1,698) $  (7,425) $  (10,770) $  (2,211) $  (1,684)
  Adjustments to reconcile net loss to net cash provided by
    (used for) operating activities:
    Depreciation and amortization...............................         94        726       1,379        337        463
    Interest converted into shares of preferred stock...........          2          5          --         --         --
    Compensation expense relating to issuance of note payable
      under severance agreement.................................         90         --          --         --         --
    Compensation expense relating to issuance of equity
      instruments...............................................         --         --         412        161         67
    Changes in assets and liabilities:
      Accounts receivable.......................................       (577)      (796)     (1,729)      (295)       160
      Prepaid expenses and other current assets.................        (76)      (149)       (824)       (38)       412
      Other assets..............................................       (254)       (55)       (305)       (49)       (31)
      Accounts payable..........................................        459      1,115       1,655       (553)    (1,084)
      Accrued expenses..........................................        368      2,071       3,451        749        107
      Deferred revenue..........................................       (103)     1,204       3,335        601      1,840
                                                                  ---------  ---------  ----------  ---------  ---------
      Total adjustments.........................................          3      4,121       7,374        913      1,934
                                                                  ---------  ---------  ----------  ---------  ---------
      Net cash used for operating activities....................     (1,695)    (3,304)     (3,396)    (1,298)       250
                                                                  ---------  ---------  ----------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment...........................       (598)    (1,502)     (2,450)      (486)    (1,025)
  Payment for acquisition of Bradbury Software L.L.C............         --       (252)         --         --         --
                                                                  ---------  ---------  ----------  ---------  ---------
      Net cash used for investing activities....................       (598)    (1,754)     (2,450)      (486)    (1,025)
                                                                  ---------  ---------  ----------  ---------  ---------
  Cash flows from financing activities:
  Proceeds from sale leaseback transaction......................         --        421          --         --         --
  Principal payments on capital lease obligations...............         --       (165)       (315)       (77)       (83)
  Proceeds from issuance of convertible notes payable...........        175        252          --         --         --
  Proceeds from issuance of notes payable.......................         88         --       1,620                    --
                                                                                                          ---
  Principal payments on notes payable...........................       (195)       (33)       (168)        --        (98)
  Proceeds from sale of common stock............................          1                    541        529     52,347
                                                                                  ----
  Proceeds from sale of redeemable convertible preferred stock,
    net of issuance costs.......................................      2,733      9,574          --         --         --
  Proceeds from sale of convertible preferred stock, net of
    issuance costs..............................................         --         --         496         --         --
  Payments to acquire treasury stock............................         --         --          (2)        --         (8)
  Payment received on stock subscription receivable.............         --          4          --          5         16
      Net cash provided by financing activities.................      2,802     10,053       2,172        457     52,174
                                                                  ---------  ---------  ----------  ---------  ---------
Net increase (decrease) in cash and cash equivalents............        509      4,995      (3,674)    (1,327)    51,399
Cash and cash equivalents, beginning of period..................         17        526       5,521      5,521      1,847
                                                                  ---------  ---------  ----------  ---------  ---------
Cash and cash equivalents, end of period........................  $     526  $   5,521  $    1,847  $   4,194  $  53,246
                                                                  ---------  ---------  ----------  ---------  ---------
                                                                  ---------  ---------  ----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest........................................  $       4  $      46  $      162  $      15  $      87
Supplemental disclosure of non-cash investing and financing
  activities:
  Conversion of notes payable and related accrued interest of $2 into 43,557 shares of Series A convertible preferred
    stock.......................................................  $     175  $      --  $       --  $      --  $      --
  Series A convertible preferred stock issued in acquisition of
    Bradbury Software L.L.C.....................................  $      --  $      78  $       --  $      --
                                                                                                               $     ---
  Conversion of note payable and related accrued interest of $5 into 64,190 shares of Series D redeemable convertible
    preferred stock.............................................  $      --  $     252  $       --  $      --  $      --
  Capital lease obligations.....................................  $      --  $     979  $       --  $      --  $      --
  Conversion of redeemable convertible preferred stock to common
    stock.......................................................  $      --  $      --  $       --  $      --  $  12,673
  Conversion of Series A into common stock......................  $      --  $      --  $       --  $      --  $     751

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Allaire Corporation develops, markets and supports software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire's products and services enable organizations to link their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. Allaire's products interoperate with emerging Web application technologies as well as key enterprise information systems technologies.

    Allaire was incorporated in the state of Minnesota in February 1996 as the surviving entity of a reorganization of Allaire, L.L.C., a Minnesota limited liability company originally formed in May 1995. At the time of the reorganization, the members of Allaire, L.L.C. exchanged their existing ownership interests for a proportionate number of shares of Allaire's common stock and substantially all assets and liabilities of Allaire, L.L.C. were transferred to Allaire at historical cost. In April 1997, Allaire was reorganized as a Delaware corporation.

    The consolidated financial statements include the accounts of Allaire and its subsidiary. All significant intercompany transactions have been eliminated. Certain 1996, 1997, and 1998 amounts have been reclassified to conform to the 1999 method of presentation.

    Allaire operates in one industry segment and is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

UNAUDITED INTERIM FINANCIAL DATA

    The interim financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from unaudited financial statements of Allaire. Management believes that Allaire's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 1998 and March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Allaire considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Allaire invests its excess cash in money market funds, commercial paper and U.S. Treasury securities which are subject to minimal credit and

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) market risk. Allaire's cash equivalents are classified as available-for-sale and recorded at amortized cost which approximates fair value.

REVENUE RECOGNITION

    Allaire recognizes revenue from software license fees upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For arrangements which include specified upgrade rights, the fair value of such upgrade rights is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with certain rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's return policies and historical experience. Allaire offers subscriptions which entitle customers to all new releases for a specific product during the term of the subscription agreement. Revenue from subscription sales is recognized ratably over the term of the subscription agreement. Training and consulting services revenue is recognized as services are rendered, and revenue under support agreements is recognized ratably over the term of the support agreement.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of Allaire's financial instruments, which include cash equivalents, accounts receivable, notes payable and redeemable convertible preferred stock, approximate their fair values at December 31, 1998.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose Allaire to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. One customer accounted for 22% and 44% of gross accounts receivable at December 31, 1997 and 1998, respectively. In addition, this same customer accounted for 29% of total revenue for the year ended December 31, 1998. No single customer accounted for 10% of total revenue for the years ended December 31, 1996 and 1997. Allaire maintains reserves for potential credit losses and such losses, in the aggregate, historically have not exceeded existing reserves.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of Allaire's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86,

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
"Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to Allaire's financial position or results of operations. No software development costs have been capitalized by Allaire since costs eligible for capitalization under SFAS No. 86 have been insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Equipment held under capital leases are stated at the lower of fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Allaire accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Allaire's common stock at the date of grant. Allaire has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

INCOME TAXES

    Prior to its reorganization as a C Corporation in February 1996 (Note 1), Allaire was treated as a partnership for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Allaire's members. At the time of its reorganization, Allaire adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

ADVERTISING EXPENSE

    Allaire recognizes advertising expense as incurred. Advertising expense was $152,000, $643,000 and $763,000 for the years ended December 31, 1996, 1997 and
1998, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE

    Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

COMPREHENSIVE INCOME

    Allaire adopted SFAS No. 130 in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income". Comprehensive income is comprised of two components, net income and other comprehensive income. During the years ended December 31, 1996, 1997 and 1998, Allaire had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on Allaire's financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Allaire's fiscal year ending December 31, 1998 and relates to disclosure only.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for Allaire's fiscal year ending December 31, 1998. SFAS No. 132 relates to disclosure only and did not affect Allaire's financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts,

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Allaire does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

    In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Allaire does not expect SoP 98-1, which is effective for Allaire beginning January 1, 1999, to have a material affect its financial position or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for Allaire's fiscal 1999 financial statements and Allaire does not expect its adoption to have a material affect on its financial position or results of operations.

3. ACQUISITION

    In March 1997, Allaire acquired the business and substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"), including all rights to Bradbury's HomeSite software product, in exchange for $252,000 in cash and 13,000 shares of Allaire's Series A convertible preferred stock valued at $78,000. The Bradbury acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired totaled $315,000. This amount has been included in other assets and is being amortized using the straight-line method over a three-year period. Amortization expense relating to this excess purchase price totaled $88,000 and $105,000 for the years ended December 31, 1997 and 1998, respectively. The operating results of Bradbury have been included in the financial statements since the date of the acquisition. Pro forma presentations have not been included as the acquisition was not material to the results of operations of Allaire.

    The former owner of Bradbury is entitled to additional cash payments of up to $165,000, depending on the length of time he remains employed by Allaire. During the years ended December 31, 1997 and 1998, a total of $82,000 and $83,000, respectively, was earned and recorded as compensation expense under this arrangement.

    In order to finance the Bradbury acquisition, Allaire issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of Allaire's common stock at a price of $4.00 per share to two stockholders (Note
8). All principal and accrued interest of

                              ALLAIRE CORPORATION

3. ACQUISITION (CONTINUED)
$5,000 on these notes was converted into 64,190 shares of Series D preferred stock in May 1997.

4. INVESTMENT IN YESLER SOFTWARE, INC.

    In July 1998, Allaire entered into an agreement under which it contributed certain non-core technology and agreed to provide certain services to Yesler Software, Inc. ("Yesler") in exchange for 907,591 shares of Yesler's voting common stock, representing approximately 34% of the outstanding capital stock of Yesler at that time. Subsequently, Allaire transferred 76,903 shares of Yesler common stock to three of its employees. The value of the shares transferred was not material at the date transferred. Of the shares acquired, an aggregate of 605,060 shares are subject to repurchase at a price of $0.10 per share under certain circumstances. The number of shares subject to this repurchase right will be reduced quarterly over a three-year period. Allaire has no obligation to fund the future operations of Yesler and accounts for its investment under the equity method.

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                  DECEMBER 31,
                                                                            -------------------------
                                                                               1997          1998
                                                                            -----------  ------------
Furniture and fixtures....................................................  $   574,000  $    951,000
Furniture and fixtures under capital lease................................      127,000        78,000
Equipment.................................................................      638,000     2,365,000
Equipment under capital lease.............................................      852,000       843,000
Software..................................................................      316,000       470,000
Leasehold improvements....................................................      148,000       386,000
                                                                            -----------  ------------
                                                                              2,655,000     5,093,000
Less: Accumulated depreciation and amortization...........................     (446,000)   (1,609,000)
                                                                            -----------  ------------
                                                                            $ 2,209,000  $  3,484,000
                                                                            -----------  ------------
                                                                            -----------  ------------

    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $80,000, $434,000 and $1,175,000, respectively.

CAPITAL LEASE

    In December 1996, Allaire entered into an agreement with a leasing company to establish a line of credit which enabled Allaire to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "Lease Line"). Each borrowing under the Lease Line is payable in equal monthly installments over a period of 36 months. In connection with this agreement, Allaire issued warrants to purchase shares of its Series A convertible preferred stock (Note
7). The Lease Line expired in December 1997.

                              ALLAIRE CORPORATION

5. PROPERTY AND EQUIPMENT (CONTINUED)
    During 1997, Allaire sold and immediately leased back certain equipment under the Lease Line. The loss on this sale leaseback transaction was recorded in 1997 and was not material to Allaire's results of operations. Amortization of property and equipment under capital leases totaled $181,000 and $297,000 for the years ended December 31, 1997 and 1998, respectively. Accumulated amortization on property and equipment under capital lease totaled $181,000 at December 31, 1997 and $478,000 at December 31, 1998. Interest expense relating to capital lease obligations totaled $38,000 and $51,000 for the years ended December 31, 1997 and 1998, respectively.

6. LINES OF CREDIT

WORKING CAPITAL LINE

    At December 31, 1998, Allaire was party to a line of credit agreement which provided for borrowings of up to $2,000,000 for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (7.75% as of December 31, 1998) plus 1%. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line and $1,513,000 was available for additional borrowings. The original terms of the line of credit required the maintenance of certain minimum financial ratios and conditions; however, these financial covenants were waived for the period from May 1998 through the termination of the line of credit. The line of credit terminated upon Allaire's initial public offering in January 1999.

EQUIPMENT LOAN LINE

    In May 1998, Allaire entered into an equipment loan line agreement (the "Equipment Loan Line") under which Allaire was able to borrow up to $2,000,000 to finance fixed asset purchases through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional 6 months at the original monthly payment rate. The Equipment Loan Line contains no financial covenants and there are no cross-default provisions in connection with the equipment and working capital line described above. All borrowings are collateralized by the purchased assets. Allaire borrowed $1,406,000 in June 1998 and $214,000 in November 1998 under the Equipment Loan Line, which was collateralized by previously purchased equipment. The Equipment Loan Line expired in

                              ALLAIRE CORPORATION

6. LINES OF CREDIT (CONTINUED)
December 1998. At December 31, 1998, annual cash payments on the borrowings under the Equipment Loan Line are as follows:

1999..........................................................  $  613,000
2000..........................................................     613,000
2001..........................................................     583,000
                                                                ----------
Total cash payments...........................................   1,809,000
Less--amount representing interest............................     357,000
                                                                ----------
Present value of notes payable................................  $1,452,000
                                                                ----------
                                                                ----------

OTHER LINES OF CREDIT

    In December 1998, Allaire obtained a commitment from existing investors to provide a $3.0 million working capital line of credit which terminated upon the closing of Allaire's initial public offering in January 1999.

7. PREFERRED STOCK

    The holders of the Series A, Series B, Series C and Series D preferred stock (the "Preferred Stock") are hereinafter referred to collectively as the "Preferred Stockholders" and the holders of the Series B, Series C and Series D preferred stock (the "Redeemable Preferred Stock") are hereinafter referred to collectively as the "Redeemable Preferred Stockholders." The Preferred Stockholders have the following rights and privileges:

VOTING RIGHTS

    The Preferred Stockholders generally vote together with all other classes and series of stock as a single class on all matters and are entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the number of directors, only the Redeemable Preferred Stockholders, voting as a single class, may vote on any increase of the maximum number of directors constituting the Board of Directors to a number in excess of five. With respect to the election of directors, the Redeemable Preferred Stockholders, voting as a single class, may elect one director and the common stockholders and Preferred Stockholders, voting as a single class, may elect two directors. The remaining two directors shall be elected by a combined vote of both the common stockholders and the Series A preferred stockholders, voting as a single class, and the Redeemable Preferred Stockholders, voting as a single class.

CONVERSION

    Each share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into two shares of common stock, except for 31,906 shares of Series A preferred stock, each of which converts into one share of common stock, subject to certain

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (CONTINUED)
anti-dilution adjustments. Each share of Series D Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to certain anti-dilution adjustments. The Series A preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $2,000,000. The Series B, Series C and Series D preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $15,000,000 and a per share price of not less than $11.30. All shares of Preferred Stock automatically converted into 3,848,941 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

DIVIDEND RIGHTS

    The Preferred Stockholders are not entitled to receive any dividends unless declared by Allaire's Board of Directors. In the event that dividends are paid on the common stock, the Preferred Stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of preferred stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

LIQUIDATION PREFERENCES

    In the event of any liquidation, dissolution or winding up of Allaire, the Preferred Stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of the original purchase price per share, respectively, subject to certain anti-dilution adjustments, or such amount as would have been payable had such shares been converted to common stock just prior to liquidation. The original purchase price per share of the Series B, Series C and Series D preferred stock was $4.52, $5.91 and $4.00, respectively. The original purchase price per share of the Series A preferred stock was $4.07, except for 656 and 31,250 shares which had an original purchase price per share of $8.00 and $16.00, respectively. Any assets remaining following the initial distribution to the Preferred Stockholders shall be available for distribution ratably among the common stockholders only.

REDEMPTION

    At the request of at least 50% of the holders of the Redeemable Preferred Stock at any time beginning in June 2002, Allaire shall redeem one-third of the then outstanding shares of each series of Redeemable Preferred Stock. Subsequently, on the first and third anniversaries of the initial redemption date, Allaire shall redeem 50% and 100%, respectively, of the remaining outstanding shares of each series. Upon redemption, each holder of the Series B, Series C and Series D preferred stock will be entitled to receive a cash payment equal to $4.52 per share, $5.91 per share and $4.00 per share, respectively, plus any declared but unpaid dividends.

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (CONTINUED)
CONVERTIBLE NOTES PAYABLE

    During 1996, Allaire issued 10% convertible notes payable totaling $175,000 to two of Allaire's stockholders. All principal and accrued interest of $2,000 on these notes was subsequently converted into 43,557 shares of Series A preferred stock prior to December 31, 1996.

PREFERRED STOCK WARRANTS

    Pursuant to the terms of a capital lease line of credit (Note 5), Allaire issued warrants to purchase 17,699 shares of Series A preferred stock at a price of $4.52 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire upon the earlier of ten years from the date of grant or five years from the effective date of an initial public offering of Allaire's common stock. The value ascribed to these warrants was not significant.

    At December 31, 1998, Allaire has reserved 17,699 shares of its Series A preferred stock for issuance upon exercise of outstanding warrants. These warrants converted to warrants to purchase 35,398 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

UNDESIGNATED PREFERRED STOCK

    At December 31, 1998, Allaire has authorized the issuance of up to 1,616,494 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval) in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of the holders of the Preferred Stock and the common stock.

8. COMMON STOCK

TREASURY SHARES

    Of the common stock issued, an aggregate of 3,417 shares with a cost of $2,000 were held by Allaire as treasury shares and were included as a reduction to additional paid-in capital at December 31, 1998.

STOCK RESTRICTION AGREEMENTS

    Allaire has executed stock restriction agreements with its founder and certain of its employees. Under the terms of the founder's stock restriction agreement, Allaire has the right to repurchase, at a price of $2.26 per share, any unvested common shares in the event of the founder's voluntary resignation. All other restriction agreements give Allaire the right to

                              ALLAIRE CORPORATION

8. COMMON STOCK (CONTINUED)
repurchase, for an amount equal to the original consideration paid, any unvested common shares in the event of voluntary resignation or termination of employment with Allaire for cause. Allaire's repurchase rights lapse at various dates through January 31, 2000 or, in the case of the founder, upon the closing of an initial public offering of Allaire's common stock, which occurred in January 1999. At December 31, 1998, an aggregate of 170,000 and 138,750 shares of Allaire's outstanding common stock were subject to repurchase under the stock restriction agreements, at prices of $2.26 and $.025 per share, respectively.

    All employees who have been granted options by Allaire under the 1997 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to Allaire's right of repurchase, at the option exercise price, in the event of termination. Allaire's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. At December 31, 1998, Allaire had the right to repurchase 364,895 shares of common stock issued under the 1997 Stock Incentive Plan.

STOCK SUBSCRIPTIONS RECEIVABLE

    Allaire held notes receivable from certain stockholders at December 31, 1998 in consideration for the purchase of Allaire common stock. The notes are due February 1, 2001 and accrue interest at a rate of 5.61% per annum. These loans are secured by the underlying common stock and, consequently, are reflected as an offset to stockholders' equity.

COMMON STOCK WARRANTS

    Pursuant to the issuance of convertible notes payable in 1996 (Note 7), Allaire issued warrants to purchase 8,599 shares of its common stock at a price of $2.03 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in December 2001. The value ascribed to these warrants was not significant.

    Pursuant to the issuance of convertible notes payable in 1997 (Note 3), Allaire issued warrants to purchase 6,300 shares of its common stock at a price of $4.00 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire in March 2002. The value ascribed to these warrants was not significant.

AUTHORIZED SHARES

    On August 10, 1998, Allaire's Board of Directors approved an increase in the authorized shares of common stock, $.01 par value, to 35,000,000.

                              ALLAIRE CORPORATION

RESERVED SHARES

    At December 31, 1998, Allaire had 5,570,052 shares of common stock reserved for issuance upon the exercise of common stock warrants and options and conversion of the outstanding preferred stock, including shares issuable upon the exercise of preferred stock warrants and subsequent conversion into common stock.

9. STOCK OPTIONS

    All options issued by Allaire during the year ended December 31, 1996 were non-qualified, non-plan stock options issued to employees, advisors and consultants of Allaire. All options granted by Allaire during this period of time were issued at fair market value at the date of grant, vest either immediately or over a four-year period and expire ten years from the date of grant.

1997 STOCK INCENTIVE PLAN

    The 1997 Incentive Stock Plan (the "1997 Stock Plan") provides for the granting of incentive and non-qualified stock options and stock bonus awards to officers, directors, employees and consultants of Allaire. The maximum number of common shares that may be issued pursuant to the 1997 Stock Plan, as amended, is 1,726,000.

    The exercise price of each stock option issued under the 1997 Stock Plan shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of Allaire's common stock as determined by the Board of Directors at the date of grant or for a term in excess of ten years. All options granted under the 1997 Stock Plan through December 31, 1998 vest either immediately or over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grant.

1998 STOCK INCENTIVE PLAN

    The 1998 Incentive Stock Plan (the "1998 Stock Plan") provides for the issuance of up to 1,900,000 shares of Allaire's common stock to eligible employees, officers, directors, consultants and advisors of Allaire. Under the 1998 Stock Plan, the Board of Directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of Allaire's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.

    During the years ended December 31, 1996 and 1997 compensation expense recognized for stock option grants made by Allaire under APB Opinion No. 25 was not significant. For the year ended December 31, 1998, compensation expense recognized for stock option grants

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
totaled $413,000. Had compensation cost for Allaire's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Allaire's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               1996          1997           1998
                                                           ------------  ------------  --------------
Net loss:
  As reported............................................  $ (1,698,000) $ (7,425,000) $  (10,770,000)
  Pro forma..............................................    (1,705,000)   (7,485,000)    (10,885,000)
Basic and diluted net loss per share:
  As reported............................................  $      (0.97) $      (4.40) $        (3.67)
  Pro forma..............................................  $      (0.98) $      (4.44) $        (3.70)

    Because the determination of the fair value of all options granted after the closing of Allaire's initial public offering will include an expected volatility factor, because additional option grants are expected to be made subsequent to December 31, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1996, 1997 and 1998: no dividend yield; risk free interest rates of 5.9%, 6.1% and 5.1%, respectively; no volatility; and an expected option term of 5 years.

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
    Stock option activity during the years ended December 31, 1996, 1997 and 1998 was as follows:

                                                                              OUTSTANDING OPTIONS
                                                                         ------------------------------
                                                                          NUMBER OF   WEIGHTED AVERAGE
                                                                           SHARES      EXERCISE PRICE
                                                                         -----------  -----------------
Outstanding--December 31, 1995.........................................           --      $      --
  Granted (weighted average fair value of $.11)........................    1,130,000            .44
  Exercised............................................................       (2,500)           .50
  Canceled.............................................................       (7,500)           .50
                                                                         -----------

Outstanding--December 31, 1996.........................................    1,120,000            .44
  Granted (weighted average fair value of $.17)........................    1,475,360            .54
  Exercised............................................................           --             --
  Canceled.............................................................     (221,260)           .51
                                                                         -----------

Outstanding--December 31, 1997.........................................    2,374,100            .50
  Granted (weighted average fair value of $2.95).......................      558,450           6.73
  Exercised............................................................   (1,146,086)           .47
  Canceled.............................................................     (113,650)          1.25
                                                                         -----------

Outstanding--December 31, 1998.........................................    1,672,814      $    2.53
                                                                         -----------
                                                                         -----------

    As of December 31, 1998, 184,867 and 1,681,400 shares were available for grant under the 1997 Stock Plan and the 1998 Stock Plan, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                   VESTED AND EXERCISABLE
                                                               ------------------------------
                                        WEIGHTED-AVERAGE        NUMBER     WEIGHTED-AVERAGE
  EXERCISE                            REMAINING CONTRACTUAL       OF           EXERCISE
    PRICE      NUMBER OUTSTANDING        LIFE (IN YEARS)        SHARES           PRICE
-------------  -------------------  -------------------------  ---------  -------------------
 $   .25-.50         1,144,772                    8.0            432,927       $     .45
    .75-1.50           181,492                    9.0             18,770             .75
   4.00-7.00            81,550                    9.3             15,000            4.00
  9.00-13.60           265,000                    9.7                 --              --
                    ----------                                 ---------             ---
 $ .25-13.60         1,672,814                    8.5            466,697       $     .57
                    ----------                                 ---------
                    ----------                                 ---------

DEFERRED COMPENSATION

    During 1998, Allaire granted stock options to purchase 477,950 shares of its common stock with exercise prices ranging from $.01 to $13.60. Allaire recorded compensation expense

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
and deferred compensation relating to these options totaling $412,000 and $997,000, respectively, representing the difference between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The 1998 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 300,000 shares of Allaire's common stock to eligible employees. Under the Purchase Plan, Allaire is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. Allaire expects that the first offering period under the Purchase Plan will commence on July 1, 1999.

10. INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                           DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------  ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $   583,000  $  3,442,000  $  7,355,000
  Reserves not currently deductible.........................       87,000       216,000       248,000
  Tax credit carryforwards..................................       17,000        95,000       354,000
  Other.....................................................       29,000        85,000       422,000
                                                              -----------  ------------  ------------
    Total deferred tax assets...............................      716,000     3,838,000     8,379,000
  Deferred tax asset valuation allowance....................     (716,000)   (3,838,000)   (8,379,000)
                                                              -----------  ------------  ------------
                                                              $        --  $         --  $         --
                                                              -----------  ------------  ------------
                                                              -----------  ------------  ------------

    Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, Allaire has provided a valuation allowance for the full amount of its deferred tax assets.

                              ALLAIRE CORPORATION

10. INCOME TAXES (CONTINUED)
    Income taxes computed using the federal statutory income tax rate differs from Allaire's effective tax rate primarily due to the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1998          1997
                                                              -----------  ------------  ------------
Income tax benefit at U.S. federal statutory tax rate.......  $  (594,000) $ (2,599,000) $ (3,770,000)
State taxes, net of federal tax impact......................     (105,000)     (455,000)     (665,000)
Permanent differences.......................................        2,000        18,000        38,000
Tax credit carryforwards....................................      (18,000)      (91,000)     (195,000)
Other.......................................................       (1,000)        5,000        51,000
Change in valuation allowance...............................      716,000     3,122,000     4,541,000
                                                              -----------  ------------  ------------
  Provision for income taxes................................  $        --  $         --  $         --
                                                              -----------  ------------  ------------
                                                              -----------  ------------  ------------

    At December 31, 1998, Allaire had federal and state net operating losses of approximately $18.1 million and $17.0 million, respectively, and federal and state tax credit carryforwards of approximately $178,000 and $176,000, respectively, available to reduce future taxable income and future tax liabilities. If not utilized, these carryforwards will expire at various dates ranging from 2001 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in Allaire's ownership may be limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon Allaire's value prior to an ownership change.

11. SEGMENT INFORMATION

    Operating in one industry segment, Allaire develops, markets and supports software for a wide range of Web development.

    Revenue was distributed geographically as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996         1997          1998
                                                              -----------  -----------  -------------
North America...............................................  $ 1,953,000  $ 6,153,000  $  17,870,000
Europe......................................................      197,000      822,000      1,741,000
Other international.........................................      208,000      675,000        901,000
                                                              -----------  -----------  -------------
                                                              $ 2,358,000  $ 7,650,000  $  20,512,000
                                                              -----------  -----------  -------------
                                                              -----------  -----------  -------------

    All of Allaire's sales to Europe and other international geographies are export sales from the United States. Substantially all of Allaire's services revenue for the years ended December 31, 1996, 1997 and 1998 was generated in North America. All long-lived assets were located in North America at December 31, 1997 and 1998.

                              ALLAIRE CORPORATION

12. EMPLOYEE SAVINGS PLAN

    During 1997, Allaire adopted an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%. Allaire did not make any contributions to the 401(k) Plan on behalf of its employees for the years ended December 31, 1997 or 1998.

13. COMMITMENTS AND CONTINGENCIES

    Allaire leases its facilities and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998, totaled $163,000, $372,000 and $1,230,000, respectively. In addition, Allaire also leases certain fixed assets under capital leases, which expire at various dates through October 2000.

    Future minimum commitments under noncancelable operating and capital leases at December 31, 1998 are as follows:

                                                                               OPERATING     CAPITAL
                                                                                LEASES        LEASES
                                                                             -------------  ----------
1999.......................................................................      2,454,000     366,000
2000.......................................................................      2,393,000     163,000
2001.......................................................................      2,381,000          --
2002.......................................................................      2,379,000          --
2003.......................................................................      1,166,000          --
                                                                             -------------  ----------
  Total minimum lease payments.............................................  $  10,773,000     529,000
                                                                             -------------
                                                                             -------------
  Less--amount representing interest.......................................                     30,000
                                                                                            ----------
  Present value of capital lease obligations...............................                 $  499,000
                                                                                            ----------
                                                                                            ----------

LETTER OF CREDIT

    In connection with a facility lease Allaire is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank over the term of the lease. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line of credit (Note 6).

LEGAL PROCEEDINGS

    In 1996, a wrongful termination action was brought against Allaire and its founder by a former employee under which the plaintiff sought severance pay and the right to 400,000 shares of Allaire's common stock which were canceled upon termination. Although Allaire continues to deny any liability in this matter, Allaire determined during 1997 that it was in the best interest of its shareholders to settle this dispute out of court due to the rising legal costs,

                              ALLAIRE CORPORATION

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) distraction of management and uncertainty present in this litigation. As a result, Allaire agreed to pay the plaintiff a cash settlement totaling $285,000 in exchange for the termination of all legal action against Allaire and its founder. This amount was fully accrued at the time of the settlement.

    In addition to the matter noted above, Allaire is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Allaire's financial position or results of operations.

14. SUBSEQUENT EVENTS

    In January 1999, Allaire sold 2,875,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and offering expenses. At December 31, 1998, Allaire's prepaid expenses and other current assets included $639,000 of prepaid offering expenses. At the time of the initial public offering, all of Allaire's outstanding preferred stock automatically converted into 3,848,941 shares of common stock.

    In April 1999, Allaire completed a merger with Bright Tiger Technologies, Inc. ("Bright Tiger") by issuing approximately 300,000 shares of Allaire common stock in exchange for all of the outstanding equity securities of Bright Tiger. Bright Tiger provides software designed to enhance the performance, availability and manageability of large-scale Internet sites and Web applications. Allaire had previously licensed technology from Bright Tiger that was incorporated in certain Allaire ColdFusion products. The transaction will be accounted for as a pooling of interests. Allaire expects to incur a non-recurring charge of approximately $2.2 million in the quarter ended June 30, 1999 primarily related to professional fees, severance packages and related risks associated with the acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following discussion and analysis of the financial condition and results of operations of Allaire should be read in conjunction with Allaire's suppemental consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

    This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors set forth above in "Risk Factors," that may cause the actual results, performance and achievements of Allaire to differ materially from those indicated by the forward-looking statements.

OVERVIEW

    Allaire develops, markets and supports software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire was established in May 1995 and recorded its first revenue upon delivery of ColdFusion 1.5 to its customers in February 1996. Also in 1996, Allaire moved its headquarters from Minnesota to Cambridge, Massachusetts. In March 1997, Allaire expanded its product offerings by acquiring the HomeSite HTML design tool through the purchase of substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"). In November 1998, Allaire introduced the Enterprise version of its Cold Fusion Server products, as well as versions 4.0 of its other ColdFusion and HomeSite software products.

    Allaire's revenue is derived principally from license fees for software products and, to a lesser extent, fees for a range of services complementing these products, primarily training and technical support. Software license fees include sales of licenses for the then-current version of Allaire's products, product upgrades and subscriptions. Subscriptions entitle the customer to all new releases for a specific product during the subscription period, generally 12 months.

    Revenue from sales of licenses to use Allaire's software products and product upgrades is recognized upon delivery to customers, provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's historical experience. Revenue from subscription sales is recognized ratably over the term of the subscription period. Services revenue is recognized as services are rendered or ratably over the term of the service agreement.

    In October 1997, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position

("SoP") 97-2, Software Revenue Recognition, which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. Allaire adopted SoP 97-2 for all transactions entered into after December 31, 1997. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SoP 98-4, Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition. SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In December 1998, the FASB issued SoP 98-9, Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which retained the limitations of SoP 97-2 on what constitutes vendor specific objective evidence of fair value. SoP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Based upon its interpretation of SoP 97-2, 98-4 and 98-9, Allaire believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on Allaire's financial condition or results of operation. Adoption of SoP 98-9 is not expected to have a material impact on Allaire's financial condition or results of operation.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, costs associated with the development of computer software are expensed prior to the establishment of technological feasibility and capitalized thereafter when material. No software development costs have been capitalized because costs eligible for capitalization have not been material to Allaire's financial condition or results of operations.

    Allaire generates its revenue through direct sales of licenses to end users and through its indirect distribution channel. Direct revenue is generated by Allaire's direct sales force and via Allaire's Web site. The indirect distribution channel includes distributors, direct and original equipment manufacturer resellers, system integrators and Allaire Alliance members. During the second half of 1997, Allaire established relationships with its primary distribution partners in North America, Europe and Asia Pacific. Revenue generated by the indirect distribution channel accounted for 13%, 28% and 45% of total revenue for 1996, 1997 and 1998, respectively, and 39% and 54% of total revenue for the quarters ended March 31, 1998 and 1999, respectively. Allaire anticipates that revenue derived from the indirect distribution channel will continue to represent a significant percentage of total revenue. Allaire primarily derives its international revenue through its indirect distribution channel. International revenue accounted for 17%, 20% and 13% of total revenue for 1996, 1997 and 1998, respectively and 13% and 16% of total revenue for the quarters ended March 31, 1998 and 1999, respectively.

    In April 1999, Allaire completed a merger with Bright Tiger by issuing approximately 300,000 shares of Allaire common stock for all of the outstanding equity securities of Bright Tiger. Bright Tiger provides software designed to enhance the performance, availability and manageability of large-scale Internet sites and Web applications. Allaire had previously licensed technology from Bright Tiger that was incorporated in certain Allaire ColdFusion products. Allaire expects to incur a non-recurring charge of approximately $2.2 million in the quarter ended June 30,1999 primarily related to professional fees, severance packages and related costs associated with the acquisition.

    On June 14, 1999 Allaire signed a definitive merger agreement to acquire Live Software, Inc. ("Live Software") for approximately 550,000 shares of Allaire common stock. The transaction is expected to be accounted for as a pooling of interests. Closing of the acquisition, which is expected to occur by July 15, 1999, is subject to satisfaction of customary closing conditions. Live Software develops, markets and supports server-side Java development and deployment technology. Live Software's principal product, JRUN, is a leading server-side Java development and deployment engine.

    Allaire has experienced substantial net losses in each fiscal period since its inception and, as of March 31, 1999, had an accumulated deficit of 33.9 million. Such net losses and accumulated deficit resulted primarily from the significant costs incurred in the development of Allaire's products and in the preliminary establishment of Allaire's infrastructure. Allaire expects to increase its expenditures in all areas in order to execute its business plan, particularly in research and development and sales and marketing. The planned increase in sales and marketing expense will primarily result from the hiring of additional sales force personnel to focus on major account sales, and marketing programs to increase brand awareness.

    Allaire's limited operating history and the undeveloped nature of the market for Web development products make predicting future revenue difficult. Allaire's expense levels are based, in part, on its expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that Allaire's expectations regarding future revenue are accurate. Moreover, Allaire may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to Allaire's expectations would likely cause significant declines in Allaire's quarterly operating results.

    Allaire is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of Allaire's average sales cycle. Allaire anticipates that an increasing portion of its revenue could be derived from large orders, in which case timing of receipt and fulfillment of any such orders could cause fluctuations in Allaire's operating results, particularly on a quarterly basis.

    Due to the foregoing factors, Allaire's operating results are difficult to forecast. Allaire believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, Allaire's operating results may fall below its expectations or the expectations of securities analysts or investors in some future quarter. In such event, the market price of Allaire's common stock would likely be materially adversely affected.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in Allaire's statement of operations.

                                                                                 THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,           MARCH 31,
                                               -------------------------------  --------------------
                                                 1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------
Revenue:
Software license fees........................      100.0%      86.3%      83.9%      88.4%      78.4%
Services.....................................        0.0       13.7       16.1       11.6       21.6
                                               ---------  ---------  ---------  ---------  ---------
      Total revenue..........................     100.00     100.00     100.00     100.00     100.00
Cost of revenue:
Cost of software license fees................        9.9       12.7        9.3       10.4        5.7
Cost of services.............................        0.0       18.9       19.4       17.2       18.8
                                               ---------  ---------  ---------  ---------  ---------
      Total cost of revenue..................        9.9       31.6       28.7       27.6       24.5
                                               ---------  ---------  ---------  ---------  ---------
Gross profit.................................       90.1       68.4       71.3       72.4       77.5
                                               ---------  ---------  ---------  ---------  ---------
                                                      --         --         --         --
Operating expenses:
Research and development.....................       47.0       63.7       37.1       44.0       29.2
Sales and marketing..........................       68.7      115.0       91.5      101.8       71.8
General and administrative...................       60.9       44.4       22.8       26.1       15.7
Stock-based Compensation.....................        0.0        0.0        2.0        4.0        0.9
                                               ---------  ---------  ---------  ---------  ---------
      Total operating expenses...............      176.6      223.1      153.4      175.9      117.6
                                               ---------  ---------  ---------  ---------  ---------
Loss from operations.........................      (86.5)    (154.7)     (82.1)    (103.5)     (40.1)
                                               ---------  ---------  ---------  ---------  ---------
Interest income, net.........................        0.6        4.1        0.1        2.3        3.7
                                               ---------  ---------  ---------  ---------  ---------
Net loss.....................................      (85.9)%    (150.6)%     (82.0)%    (101.2)%     (36.4)%
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

QUARTERS ENDED MARCH 31, 1998 AND 1999

REVENUE

    Total revenue increased 97% from $4.1 million for the quarter ended March 31, 1998 to $8.0 million for the quarter ended March 31, 1999.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 75% from $3.6 million for the quarter ended March 31, 1998 to $6.3 million for the quarter ended March 31, 1999. This increase was primarily due to an increase in the number of licenses sold to use Allaire's ColdFusion software products and from an increase in product price associated with the release of new versions of Allaire's products during the fourth quarter of 1998.

    SERVICES. Revenue from services increased 268% from $470,000 for the quarter ended
March 31, 1998 to $1.7 million in the quarter ended March 31, 1999. The increase was primarily attributable to growth in training revenue resulting from an increase in Allaire's installed customer base.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology and fees paid to third-party vendors and agents for order fulfillment. Cost of software license fees increased 8% from $421,000 for the quarter ended March 31, 1998 to $456,000 for the quarter ended March 31, 1999. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 88% for the quarter ended March 31,1998 to 93% for the quarter ended March 31, 1999 was primarily attributable to economies of scale achieved with Allaire's higher sales volume.

    COST OF SERVICES. Cost of services consists primarily of personnel costs. Cost of services increased 115% from $699,000 for the quarter ended March 31, 1998 to $1.5 million for the quarter ended March 31, 1999. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from
(49)% for the quarter ended March 31,1998 to 13% for the quarter ended March 31, 1999 was primarily attributable to the substantial growth in training revenue. Continued improvement in services gross margins is dependent upon the future demand for the services offered by Allaire.

    Overall gross margins are primarily affected by the mix of products licensed, sales through direct versus indirect distribution channels, software license fees revenue versus services revenue, and international versus domestic revenue. Allaire typically realizes higher gross margins on direct sales relative to indirect distribution channel sales and higher gross margins on software license fees relative to services revenue. As services revenue or revenue derived through indirect distribution channels increase as a percentage of total revenue, Allaire's gross margins may be adversely affected.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 29% from $1.8 million for the quarter ended March 31, 1998 to $2.3 million for the quarter ended March 31, 1999. The increase primarily resulted from salaries associated with newly hired development personnel. Allaire anticipates that research and development expenses will increase primarily due to increased product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 37% from $4.1 million for the quarter ended March 31, 1998 to $5.6 million for the quarter ended March 31, 1999. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and an increase in marketing programs, including promotions and advertising. Allaire anticipates that sales and marketing expenses will continue to increase in absolute dollars as it continues to expand its marketing programs and sales force to support its brand awareness, product launches, international expansion and increased focus on major account sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and other personnel related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 17% to from $1.1 million for the quarter ended March 31, 1998 $1.2 million for the quarter ended March 31, 1999. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage Allaire's growth and facilities expansion. Allaire expects that its general and administrative expenses will increase in absolute dollars as it continues to expand its staffing to support expanded operations and facilities, and incurs expenses relating to its new responsibilities as a public company.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of Allaire's common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. Allaire recognized $161,000 for the quarter ended March 31, 1998 compared to $67,000 of stock based compensation for the quarter ended March 31, 1999. The decrease was primarily attributable to the grant of a fully vested option with an exercise price substantially below fair market value during the quarter ended March 31, 1998.

    INTEREST INCOME (EXPENSE), NET. Interest income, net of interest expense, increased from $92,000 for the quarter ended March 31, 1998 to $286,000 for the quarter ended March 31, 1999. The increase was due to interest income earned from the investment of the net cash proceeds from Allaire's initial public offering in January 1999.

    PROVISION FOR INCOME TAXES. Allaire incurred significant operating losses for all periods from inception through March 31, 1999. Allaire has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

YEARS ENDED DECEMBER 31, 1997 AND 1998

REVENUE

    Total revenue increased 172% from $7.7 million for 1997 to $20.9 million for 1998.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 145% from $7.1 million for 1997 to $17.5 million for 1998. The increase was primarily due to an increase in the number of licenses sold to use Allaire's software products including HomeSite, which Allaire began selling in March 1997, and ColdFusion Studio, which was released in November 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of Allaire's products during the second half of 1997 and the fourth quarter of 1998.

    SERVICES. Revenue from services increased 526% from $538,000 for 1997 to $3.4 million for 1998. The increase was primarily attributable to growth in training revenue resulting from an increase in Allaire's installed customer base.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology and fees paid to third party vendors and agents for order fulfillment. Cost of software license fees increased 99% from $973,000 for 1997 to $1.9 million for 1998. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 86% for 1997 to 89% for 1998 was primarily attributable to economies of scale achieved with higher sales volume in 1998.

    COST OF SERVICES. Cost of services consists primarily of personnel costs. Cost of services increased 179% from $1.5 million for 1997 to $4.1 million for 1998. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from (170)% for 1997 to (21)% for 1998 was primarily attributable to the substantial growth in services revenue.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 58% from $4.9 million for 1997 to $7.7 million for 1998. The increase primarily resulted from salaries associated with newly hired development personnel and product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 117% from $8.8 million for 1997 to $19.1 million for 1998. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and other personnel-related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 40% from $3.4 million for 1997 to $4.7 million for 1998. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage Allaire's growth and facilities expansion. In addition, Allaire incurred a charge of $400,000 in the fourth quarter of 1998 for costs relating to exiting a facilities lease.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of Allaire's common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. Allaire recognized zero and $412,000 of stock based compensation for 1997 and 1998, respectively.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased from net interest income of $314,000 for 1997 to $13,000 for 1998. The decrease was primarily due to an increase in interest expense attributable to Allaire's capital lease and notes payable obligations.

    PROVISION FOR INCOME TAXES. Allaire has incurred significant operating losses for all periods from inception through December 31, 1998. Allaire has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

YEARS ENDED DECEMBER 31, 1996 AND 1997

REVENUE

    Allaire's total revenue increased 225% from $2.4 million for 1996 to $7.7 million for 1997.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 202% from $2.4 million for 1996 to $7.1 million for 1997. The increase was primarily due to an increase in the number of licenses sold to use Allaire's software products including HomeSite, which Allaire began selling in March 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of Allaire's products during the second half of 1997 and the introduction of subscription sales in the fourth quarter of 1996.

    SERVICES. Prior to 1997, Allaire provided minimal technical support to its customers and recognized no revenue from such services during 1996. During 1997, Allaire introduced training and fee-based technical support to its customers.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 316% from $234,000 for 1996 to $973,000 for 1997. The increase in absolute dollars was due to higher unit sales volume. The decrease in software license fee gross margins from 90% for 1996 to 86% for 1997 was primarily attributable to an increase in licensed technology costs and fees paid to third-party agents for order fulfillment.

    COST OF SERVICES. Allaire recognized no revenue from services during 1996. The cost of services incurred during 1997 related to the establishment of Allaire's training organization and the hiring of additional technical support personnel.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 340% from $1.1 million for 1996 to $4.9 million for 1997. The increase primarily resulted from salaries associated with newly hired development personnel and product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses increased 445% from $1.6 million for 1996 to $8.8 million for 1997. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch and brand awareness activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 137% from $1.4 million for 1996 to $3.4 million for 1997. The increase was primarily due to employee salaries associated with the hiring of executive and financial personnel to help manage Allaire's growth. Allaire also settled a wrongful termination action with a former employee and agreed to pay the plaintiff a one-time cash settlement of $285,000.

    INTEREST INCOME, NET. Interest income, net of interest expense, increased from $14,000 for 1996 to $314,000 for 1997. The increase was primarily attributable to interest earned on cash received from financing activities during 1997, partially offset by interest expense attributable to Allaire's capital lease obligations.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth a summary of Allaire's unaudited quarterly operating results for each of the nine quarters in the period ended March 31, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for fair statement of such information when read in conjunction with Allaire's financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                   MAR. 31,     JUNE 30,     SEPT. 30,     DEC. 31     MAR. 31,     JUNE 30,     SEPT. 30,
                                     1997         1997         1997         1997         1998         1998         1998
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees.........   $   1,143    $   1,304    $   1,888    $   2,795    $   3,595    $   4,185    $   4,192
  Services......................          68           76          116          278          470          580        1,158
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenue...............       1,211        1,380        2,004        3,073        4,065        4,765        5,350
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenue:
  Software license fees.........         157          186          197          433          421          402          447
  Services......................         146          303          396          608          699          904        1,240
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenue.......         303          489          593        1,041        1,120        1,306        1,687
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit....................         908          891        1,411        2,032        2,945        3,459        3,663
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development......         631        1,055        1,547        1,650        1,775        1,778        2,088
  Sales and marketing...........       1,074        1,390        2,486        3,868        4,104        4,436        5,355
  General and administrative....         435          621        1,116        1,231        1,054        1,088        1,125
  Stock-based compensation......           0            0            0            0          161           25           34
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses....       2,140        3,066        5,149        6,749        7,094        7,327        8,602
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations............   $  (1,232)   $  (2,175)   $  (3,738)   $  (4,717)   $  (4,149)   $  (3,868)   $  (4,939)
Interest income (expense),
  net...........................          19           76          115          104           92           45          (36)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss........................   $  (1,213)   $  (2,099)   $  (3,623)   $  (4,613)   $  (4,057)   $  (3,823)   $  (4,975)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Software license fees.........        94.4%        94.5%        94.2%        91.0%        88.4%        87.8%        78.4%
  Services......................         5.6          5.5          5.8          9.0         11.6         12.2         21.6
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenue...............       100.0        100.0        100.0        100.0        100.0        100.0        100.0
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenue:
  Software license fees.........        13.0         13.4          9.8         14.1         10.4          8.4          8.3
  Services......................        12.0         22.0         19.8         19.8         17.2         19.0         23.2
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenue.......        25.0         35.4         29.6         33.9         27.6         27.4         31.5
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit....................        75.0         64.6         70.4         66.1         72.4         72.6         68.5
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development......        52.1         76.4         77.2         53.7         43.7         37.3         39.1
  Sales and marketing...........        88.7        100.7        124.1        125.9        101.0         93.1        100.1
  General and administrative....        35.9         45.0         55.7         40.0         25.8         22.8         21.0
  Stock-based compensation......         0.0          0.0          0.0          0.0          4.0          0.5          0.6
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses....       176.7        222.1        257.0        219.6        174.5        153.7        160.8
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations............      (101.7)      (157.5)      (186.6)      (153.5)      (102.1)       (81.1)       (92.3)
Interest income (expense),
  net...........................         1.6          5.5          5.7          3.4          2.3          0.9         (0.7)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss........................      (100.1)%     (152.0 )%     (180.9 )%     (150.1 )%      (99.8 )%      (80.2 )%      (93.0)%
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                    DEC. 31     MAR. 31,
                                     1998         1999
                                  -----------  -----------

STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees.........   $   5,525    $   6,276
  Services......................       1,159        1,728
                                  -----------  -----------
    Total revenue...............       6,684        8,004
                                  -----------  -----------
Cost of revenue:
  Software license fees.........         667          456
  Services......................       1,215        1,505
                                  -----------  -----------
    Total cost of revenue.......       1,882        1,961
                                  -----------  -----------
Gross profit....................       4,802        6,043
                                  -----------  -----------
Operating expenses:
  Research and development......       2,093        2,290
  Sales and marketing...........       5,205        5,625
  General and administrative....       1,481        1,230
  Stock-based compensation......         192           67
                                  -----------  -----------
    Total operating expenses....       8,971        9,212
                                  -----------  -----------
Loss from operations............   $  (4,169)   $  (3,169)
Interest income (expense),
  net...........................         (88)         286
                                  -----------  -----------
Net loss........................   $  (4,257)   $  (2,883)
                                  -----------  -----------
                                  -----------  -----------
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Software license fees.........        82.7%        78.4%
  Services......................        17.3         21.6
                                  -----------  -----------
    Total revenue...............       100.0        100.0
                                  -----------  -----------
Cost of revenue:
  Software license fees.........        10.0          5.7
  Services......................        18.2         18.8
                                  -----------  -----------
    Total cost of revenue.......        28.2         24.5
                                  -----------  -----------
Gross profit....................        71.8         75.5
                                  -----------  -----------
Operating expenses:
  Research and development......        31.3         28.6
  Sales and marketing...........        77.8         70.3
  General and administrative....        22.2         15.4
  Stock-based compensation......         2.9          0.8
                                  -----------  -----------
    Total operating expenses....       134.2        115.1
                                  -----------  -----------
Loss from operations............       (62.4)       (39.6)
Interest income (expense),
  net...........................        (1.3)         3.6
                                  -----------  -----------
Net loss........................       (63.7 )%      (36.0 )%
                                  -----------  -----------
                                  -----------  -----------

    Allaire's total revenue has increased each consecutive quarter during the nine fiscal quarters ending March 31, 1999, as a result of market acceptance of Allaire's products and diversification of Allaire's sales channels, including expansion of Allaire's direct sales force and relationships with domestic and international distributors. Services revenue has generally increased along with increases in Allaire's installed customer base. Cost of revenue from software license fees has fluctuated as a percentage of revenue from software license fees primarily due to growth in the indirect distribution channel, use of licensed technology and economies of scale gained from increased license volume. Cost of services revenue increased quarter to quarter in absolute dollars primarily due to increases in personnel and related costs for customer support and training.

    Operating expenses increased in each quarter, reflecting increased spending on developing, selling, marketing and supporting Allaire's products, as well as building Allaire's market presence. Research and development costs have increased as a result of higher personnel and consulting costs associated with enhancing existing products and developing new products. Sales and marketing expenses increased as a result of hiring additional sales and marketing personnel and an increase in marketing program costs. General and administrative expenses increased throughout 1997 primarily due to the hiring of Allaire's executive and financial staff and support personnel, increased use of outside services during the second half of 1997 and a legal settlement. The increase during the fourth quarter of 1998 was related to costs associated with exiting a facilities lease.

    Allaire's operating results have varied on a quarterly basis during its short operating history and are expected to fluctuate significantly in the future. A variety of factors, many of which are outside of Allaire's control, may affect Allaire's quarterly operating results. These factors include:

    - the evolution of the market for Web development products;

    - market acceptance of Allaire's products;

    - Allaire's success and timing in developing and introducing new products and enhancements to existing products;

    - market acceptance of products developed by competitors;

    - changes in pricing policies by Allaire or its competitors;

    - an increase in the length of Allaire's sales cycle;

    - changes in customer buying patterns;

    - customer order deferrals in anticipation of new products or enhancements by Allaire or competitors;

    - market entry by new competitors;

    - development and performance of Allaire's distribution channels;

    - general economic conditions; and

    - economic conditions specific to Internet-related industries.

LIQUIDITY AND CAPITAL RESOURCES

    In January 1999, Allaire sold 2,875,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and offering expenses. Prior to its initial public offering, Allaire had funded its operations primarily through net cash proceeds from private placements of preferred stock totaling $23.2 million. At March 31, 1999, Allaire had cash and cash equivalents totaling $53.9 million, an increase of $50.8 million from December 31, 1998.

    Cash used for operating activities for 1997 was $7.0 million, primarily due to a net loss of $11.5 million, partially offset by increases in accounts payable, accrued expenses and deferred revenue. Cash used for operating activities for 1998 was $9.5 million, primarily due to a net loss of $17.1 million, partially offset by accrued expenses and deferred revenue. Cash used for operating activities for the quarter ended March 31, 1999 was due to a net loss of $2.9 million, partially offset by a 1.9 million increase in deferred revenue. The significant increase in deferred revenue during the quarter ended March 31, 1999 primarily related to deferral of revenue on ColdFusion Enterprise Server shipments. Allaire was obligated to provide certain additional functionality to its customers which was not delivered by March 31, 1999. Allaire expects that such functionality will be delivered within the next two fiscal quarters.

    Cash used for investing activities for 1997 was $7.5 million, primarily due to increase in short term investments and property and equipment purchases. Cash provided by investing activities for 1998 was $1.6 million, primarily due to the decrease in short term investments, partially offset by property and equipment purchases. Cash used for investing activities for the quarter ended March 31, 1999 was $529,000, primarily due to property and equipment purchases, partially offset by a decrease in short term investments. Property and equipment purchases for the periods were primarily purchases of computer servers, workstations and networking equipment and leasehold improvements to support Allaire's additional personnel.

    Cash provided by financing activities for 1997 was $21.0 million, primarily due to preferred stock and common stock issuances. Cash provided by financing activities for 1998 was $3.9 million, primarily due to the issuance of notes payable, promissory notes, proceeds from the exercise of common stock options and the issuance of preferred stock. Cash provided by financing activities for the quarter ended March 31, 1999 was $52.1 million, related to the net proceeds from Allaire's initial public offering.

    In March 1997, Allaire acquired substantially all of the assets of Bradbury, including all rights to the HomeSite HTML design tool in exchange for $252,000 in cash and 13,000 shares of Series A Preferred Stock. In order to finance the acquisition, Allaire issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of common stock at a price of $4.00 per share to two stockholders of Allaire. In addition, as part of the acquisition agreement, Allaire paid Bradbury's former owner $165,000 in October 1998, based on the length of time he had been employed by Allaire.

    At December 31, 1998, Allaire was party to a line of credit agreement which provided for borrowings up to $2.0 million for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (7.75% as of December 31, 1998) plus 1%. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line and $1.5 million was available for additional borrowings. The original terms of the line of credit required the maintenance of certain minimum financial ratios and conditions; however, these financial covenants were waived for the period from May 1998 through the termination of the line of credit. The line of credit terminated upon the closing of Allaire's initial public offering in January 1999.

    In May 1998, Allaire entered into an equipment loan line agreement to borrow up to $2.0 million for the purchase of fixed assets through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of the term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional six months at the original monthly payment rate. At March 31, 1999, Allaire had $1.4 million outstanding under the line, which was collateralized by previous purchases of furniture and equipment.

    As of March 31, 1999, Allaire's primary commitments consisted of obligations related to operating leases, $2.4 million of notes payable under equipment lines, $1.5 million of promissory notes and $416,000 of capital lease obligations.

    In April 1999, Allaire completed a merger with Bright Tiger by issuing approximately 300,000 shares of Allaire common stock for all of the outstanding equity securities of Bright Tiger. In connection with the merger, Allaire assumed and paid off Bright Tiger debt obligations totaling approximately $2.6 million.

    Allaire expects to experience significant growth in its operating expenses for the foreseeable future in order to execute its business plan, particularly research and development and sales and marketing expenses. As a result, Allaire anticipates that such operating expenses, as well as planned capital expenditures, will constitute a material use of its cash resources. In addition, Allaire may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. Allaire believes that the net proceeds from the closing of the initial public offering, together with its existing cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for working capital and capital expenditures for the foreseeable future.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Because ColdFusion does not involve data storage, the ability of a Web application built with ColdFusion to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. If ColdFusion is connected to a database that is not Year 2000 compliant, the information received by a ColdFusion application may be incorrect. Therefore, although Allaire believes its products are Year 2000 compliant, there can be no assurance that Web applications developed using its products will comply with Year 2000 requirements.

    The purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web development activities, which could have a material adverse effect on Allaire's business, operating results and financial condition. Year 2000 complications may disrupt the operation, viability or commercial acceptance of the Internet, which could have a material adverse impact on Allaire's business, operating results and financial condition.

    With respect to Allaire's primary internal software systems Allaire either has received written confirmations from software vendors that the software it installed is Year 2000 compliant or is in the process of installing available software upgrades to achieve Year 2000 compliance. Based on the foregoing, Allaire currently has no reason to believe that its internal software systems will not be Year 2000 compliant by September 30, 1999. To date, Allaire has not incurred significant incremental costs in order to comply with Year 2000 requirements and does not believe it will incur significant incremental costs in the foreseeable future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in Allaire's internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on Allaire's business, operating results and financial condition.

    Allaire relies on third party vendors which may not be Year 2000 compliant for certain equipment and services. In addition, many of Allaire's distributors are dependent on commercially available operating systems, which may be impacted by Year 2000 complications. To date, Allaire has not conducted a Year 2000 review of its vendors or distributors. Failure of systems maintained by Allaire's vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require Allaire to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce Allaire's revenue from its indirect distribution channel and could have a material adverse effect on Allaire's business, operating results and financial condition.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Allaire does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

    In February 1998, the AcSEC issued SoP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Allaire adopted SOP 98-1, January 1, 1999, and Allaire does not expect its adoption to have a material effect on its financial condition or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, Reporting on the Costs of Start-Up Activities. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for Allaire's fiscal 1999 financial statements and Allaire does not expect its adoption to have a material effect on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of March 31, 1999 Allaire was exposed to market risks which primarily include changes in U.S. interest rates. Allaire maintains a significant portion of its cash and cash equivalents in financial instruments with purchased maturities of three months or less. These financial instruments are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of these financial instruments, an immediate increase in interest rates would not have a material effect on Allaire's financial condition or results of operations.

                              ALLAIRE CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            DECEMBER 31,
                                                                                                        --------------------
                                                                                                          1997       1998
                                                                                                        ---------  ---------
Assets
Current assets:
  Cash and cash equivalents...........................................................................  $   7,187  $   3,161
  Short-term investments..............................................................................      4,717        495
  Accounts receivable, net of allowance for doubtful accounts and sales returns of $487, $479 and $440
    at December 31, 1997 and 1998 and March 31, 1999, respectively....................................      1,431      3,173
  Prepaid expenses and other current assets...........................................................        236      1,092
                                                                                                        ---------  ---------

    Total current assets..............................................................................     13,571      7,921
  Property and equipment, net.........................................................................      3,107      4,185
  Other assets, net...................................................................................        332        365
                                                                                                        ---------  ---------
Total assets..........................................................................................  $  17,010  $  12,471
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------
Liabilities, Redeemable Convertible Preferred
Stock and Stockholders' Equity (Deficit)
Current liabilities
  Current portion of capital lease obligations........................................................  $     315  $     340
  Promissory notes....................................................................................         --      1,500
  Current portion of notes payable....................................................................        123      1,564
  Accounts payable....................................................................................      1,813      3,293
  Accrued expenses....................................................................................      1,428      3,825
  Accrued employee compensation and benefits..........................................................      1,204      2,213
  Deferred revenue....................................................................................      1,312      4,676
                                                                                                        ---------  ---------
Total current liabilities.............................................................................      6,195     17,411

  Capital lease obligations...........................................................................      1,251        159
  Notes payable.......................................................................................         --      1,034
                                                                                                        ---------  ---------
    Total liabilities.................................................................................      7,446     18,604
                                                                                                        ---------  ---------
Redeemable convertible preferred stock:
  Series B, $.01 par value;
    Authorized: 514,306 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 514,306 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................      2,325      2,325
  Series C, $.01 par value;
    Authorized: 169,200 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 169,200 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................      1,000      1,000
  Series D, $.01 par value;
    Authorized: 2,500,000 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 2,336,909 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................      9,348      9,348
                                                                                                        ---------  ---------
Total redeemable convertible preferred stock..........................................................     12,673     12,673
                                                                                                        ---------  ---------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; Authorized: 5,000,000 shares at March 31, 1999                              --         --
  Series A convertible preferred stock, $.01 par value;
    Authorized: 200,000 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 56,557 shares at December 31, 1997; 88,463 at December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................        255        751
  Common stock, $.01 par value;
    Authorized: 10,000,000 shares at December 31, 1997, 35,000,000 at December 31, 1998 and March 31,
     1999
    Issued and outstanding: 3,300,505 issued and outstanding shares at December 31, 1997, 4,436,669 issued and 4,433,252 outstanding at December 31, 1998; 11,164,445 issued and 11,160,987
     outstanding at March 31, 1999....................................................................         33         44
Additional paid-in capital............................................................................     10,516     12,273
Accumulated deficit...................................................................................    (13,897)   (31,008)
Deferred compensation.................................................................................         --       (850)
Stock subscriptions receivable........................................................................        (16)       (16)
                                                                                                        ---------  ---------
  Total stockholders' equity (deficit)................................................................     (3,109)   (18,806)
  Commitments and contingencies (Note 13)
                                                                                                        ---------  ---------
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)..........  $  17,010  $  12,471
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------


                                                                                                         MARCH 31
                                                                                                           1999
                                                                                                        -----------
                                                                                                        (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents...........................................................................   $  53,908
  Short-term investments..............................................................................          --
  Accounts receivable, net of allowance for doubtful accounts and sales returns of $487, $479 and $440
    at December 31, 1997 and 1998 and March 31, 1999, respectively....................................       3,145
  Prepaid expenses and other current assets...........................................................         687
                                                                                                        -----------
    Total current assets..............................................................................      57,740
  Property and equipment, net.........................................................................       4,688
  Other assets, net...................................................................................         310
                                                                                                        -----------
Total assets..........................................................................................   $  62,738
                                                                                                        -----------
                                                                                                        -----------
Liabilities, Redeemable Convertible Preferred
Stock and Stockholders' Equity (Deficit)
Current liabilities
  Current portion of capital lease obligations........................................................   $     346
  Promissory notes....................................................................................       1,500
  Current portion of notes payable....................................................................       1,508
  Accounts payable....................................................................................       2.249
  Accrued expenses....................................................................................       3,721
  Accrued employee compensation and benefits..........................................................       2,482
  Deferred revenue....................................................................................       6,534
                                                                                                        -----------
Total current liabilities.............................................................................      18,340
  Capital lease obligations...........................................................................          70
  Notes payable.......................................................................................         919
                                                                                                        -----------
    Total liabilities.................................................................................      19,329
                                                                                                        -----------
Redeemable convertible preferred stock:
  Series B, $.01 par value;
    Authorized: 514,306 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 514,306 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................          --
  Series C, $.01 par value;
    Authorized: 169,200 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 169,200 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................          --
  Series D, $.01 par value;
    Authorized: 2,500,000 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 2,336,909 shares at December 31, 1997 and December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................          --
                                                                                                        -----------
Total redeemable convertible preferred stock..........................................................          --
                                                                                                        -----------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; Authorized: 5,000,000 shares at March 31, 1999                               --
  Series A convertible preferred stock, $.01 par value;
    Authorized: 200,000 shares at December 31, 1997 and December 31, 1998, no shares authorized at
     March 31, 1999
    Issued and outstanding: 56,557 shares at December 31, 1997; 88,463 at December 31, 1998, no shares
     issued and outstanding at March 31, 1999.........................................................          --
  Common stock, $.01 par value;
    Authorized: 10,000,000 shares at December 31, 1997, 35,000,000 at December 31, 1998 and March 31,
     1999
    Issued and outstanding: 3,300,505 issued and outstanding shares at December 31, 1997, 4,436,669 issued and 4,433,252 outstanding at December 31, 1998; 11,164,445 issued and 11,160,987
     outstanding at March 31, 1999....................................................................         112
Additional paid-in capital............................................................................      78,095
Accumulated deficit...................................................................................     (33,892)
Deferred compensation.................................................................................        (906)
Stock subscriptions receivable........................................................................          --
                                                                                                        -----------
  Total stockholders' equity (deficit)................................................................      43,409
  Commitments and contingencies (Note 13)
                                                                                                        -----------
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)..........   $  62,738
                                                                                                        -----------
                                                                                                        -----------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               QUARTER ENDED, MARCH
                                                                 YEAR ENDED DECEMBER 31,                31
                                                            ---------------------------------  --------------------
                                                              1996        1997        1998       1998       1999
                                                            ---------  ----------  ----------  ---------  ---------

                                                                                                   (UNAUDITED)
Revenue:
    Software license fees.................................  $   2,358  $    7,130  $   17,497  $   3,595  $   6,276
    Services..............................................         --         538       3,367        470      1,728
                                                            ---------  ----------  ----------  ---------  ---------
            Total revenue.................................      2,358       7,668      20,864      4,065      8,004
                                                            ---------  ----------  ----------  ---------  ---------
Cost of revenue:
    Software license fees.................................        234         973       1,937        421        456
    Services..............................................         --       1,453       4,058        699      1,505
                                                            ---------  ----------  ----------  ---------  ---------
            Total cost of revenue.........................        234       2,426       5,995      1,120      1,961
                                                            ---------  ----------  ----------  ---------  ---------
Gross profit..............................................      2,124       5,242      14,869      2,945      6,043
                                                            ---------  ----------  ----------  ---------  ---------
Operating expenses:
    Research and development..............................      1,109       4,883       7,734      1,775      2,290
    Sales and marketing...................................      1,618       8,818      19,100      4,104      5,625
    General and administrative............................      1,437       3,403       4,748      1,054      1,230
    Stock-based compensation..............................                                412        161         67
                                                                  ---         ---
                                                                                   ----------  ---------  ---------
                                                            ---------  ----------
            Total operating expenses......................      4,164      17,104      31,994      7,094      9,212
                                                            ---------  ----------  ----------  ---------  ---------
Loss from operations......................................     (2,040)    (11,862)    (17,125)    (4,149)    (3,169)
Interest income, net......................................         13         314          13         92        286
                                                            ---------  ----------  ----------  ---------  ---------
Net loss..................................................  $  (2,027) $  (11,548) $  (17,112) $  (4,057) $  (2,883)
                                                            ---------  ----------  ----------  ---------  ---------
                                                            ---------  ----------  ----------  ---------  ---------
Basic and diluted net loss per share......................  $   (1.15) $    (6.31) $    (5.34) $   (1.48) $   (0.32)
Shares used in computing basic and
diluted net loss per share................................      1,756       1,830       3,207      2,742      9,083
Unaudited pro forma basic and diluted net loss per
  share...................................................                         $    (2.31)            $   (0.29)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share..............................                              7,408                10,021

The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION
 SUPPLEMENTAL CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                      AND
                             STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         REDEEMABLE
                                                                        CONVERTIBLE       CONVERTIBLE PREFERRED    COMMON
                                                                      PREFERRED STOCK             STOCK             STOCK
                                                                    --------------------  ----------------------  ---------
                                                                     SHARES     AMOUNT     SHARES      AMOUNT      SHARES
                                                                    ---------  ---------  ---------  -----------  ---------
Balance, December 31, 1995........................................         --  $      --         --   $      --   2,200,000
Issuance of common stock in exchange for stock subscriptions
  receivable......................................................                                                1,800,000
Stock issued by pooled company....................................                                                   43,070
Issuance of Series A convertible preferred stock upon conversion
  of notes payable and accrued interest...........................                           43,557         177
Issuance of Series B redeemable convertible preferred stock, net
  of issuance costs of $55........................................    508,849      2,300
Forgiveness of stock subscriptions receivable in exchange for
  cancellation of shares of common stock..........................                                                 (920,000)
Repurchase and cancellation of shares of common stock.............                                                  (80,000)
Issuance of Series C redeemable convertible preferred stock, net
  of issuance costs of $12........................................     84,600        500
Exercise of employee stock options................................                                                    2,500
Net loss..........................................................
                                                                    ---------  ---------  ---------       -----   ---------
Balance, December 31, 1996........................................    593,449      2,800     43,557         177   3,045,570
Stock issued by pooled company, net...............................                                                  254,935
Issuance of Series A convertible preferred stock in acquisition of
  Bradbury Software L.L.C. .......................................                           13,000          78
Issuance of Series C redeemable convertible preferred stock.......     84,600        500
Issuance of Series B redeemable convertible preferred stock.......      5,457         25
Issuance of Series D redeemable convertible preferred stock, net
  of issuance costs of $42........................................  2,272,719      9,091
Issuance of Series D redeemable convertible preferred stock upon
  conversion of notes payable and accrued interest................     64,190        257
Repayment of stock subscription receivable........................
Net loss..........................................................
                                                                    ---------  ---------  ---------       -----   ---------
Balance, December 31, 1997........................................  3,020,415     12,673     56,557         255   3,300,505
Stock repurchased by pooled company, net..........................                                                   (9,922)
Issuance of Series A convertible preferred stock, net of issuance
  costs of $9.....................................................                           31,906         496
Exercise of employee stock options................................                                                1,146,086
Repurchase of common stock held in treasury.......................
Deferred compensation relating to grants of stock options.........
Compensation relating to grants of stock options..................
Net loss..........................................................
                                                                    ---------  ---------  ---------       -----   ---------
Balance, December 31, 1998........................................  3,020,415     12,673     88,463         751   4,436,669
Stock issued by pooled company (unaudited)........................                                                      485
Conversion of redeemable convertible preferred stock and
  convertible preferred stock to common stock (unaudited).........  (3,020,415)   (12,673)   (88,463)       (751) 3,848,941
Issuance of common stock in initial public offering, net of
  issuance costs of $5,200 (unaudited)............................                                                2,875,000
Exercise of employee stock options (unaudited)....................                                                    3,350
Repurchase of common stock held in treasury (unaudited)...........
Deferred compensation relating to grants of stock options
  (unaudited).....................................................
Compensation relating to grants of stock options (unaudited)......
Repayment of stock subscription receivable (unaudited)............
Net loss (unaudited)..............................................
                                                                    ---------  ---------  ---------       -----   ---------
Balance, March 31, 1999 (unaudited)...............................         --  $      --         --   $      --   11,164,445
                                                                    ---------  ---------  ---------       -----   ---------
                                                                    ---------  ---------  ---------       -----   ---------


                                                                                 ADDITIONAL
                                                                                   PAID-IN       DEFERRED      ACCUMULATED
                                                                     PAR VALUE     CAPITAL     COMPENSATION      DEFICIT
                                                                       -----     -----------  ---------------  ------------
Balance, December 31, 1995........................................   $      22    $      --      $      --      $     (203)
Issuance of common stock in exchange for stock subscriptions
  receivable......................................................          18           27
Stock issued by pooled company....................................          --          360                            (10)
Issuance of Series A convertible preferred stock upon conversion of notes payable and accrued interest...........................
Issuance of Series B redeemable convertible preferred stock, net
  of issuance costs of $55........................................                                                     (55)
Forgiveness of stock subscriptions receivable in exchange for
  cancellation of shares of common stock..........................          (9)         (14)
Repurchase and cancellation of shares of common stock.............          (1)          (1)
Issuance of Series C redeemable convertible preferred stock, net
  of issuance costs of $12........................................                                                     (12)
Exercise of employee stock options................................          --            1
Net loss..........................................................                                                  (2,027)
                                                                           ---   -----------         -----     ------------
Balance, December 31, 1996........................................          30          373             --          (2,307)
Stock issued by pooled company, net...............................           3       10,143
Issuance of Series A convertible preferred stock in acquisition of
  Bradbury Software L.L.C. .......................................
Issuance of Series C redeemable convertible preferred stock.......
Issuance of Series B redeemable convertible preferred stock.......
Issuance of Series D redeemable convertible preferred stock, net
  of issuance costs of $42........................................                                                     (42)
Issuance of Series D redeemable convertible preferred stock upon conversion of notes payable and accrued interest................
Repayment of stock subscription receivable........................
Net loss..........................................................                                                 (11,548)
                                                                           ---   -----------         -----     ------------
Balance, December 31, 1997........................................          33       10,516             --         (13,897)
Stock repurchased by pooled company, net..........................          --          (33)
Issuance of Series A convertible preferred stock, net of issuance costs of $9.....................................................
Exercise of employee stock options................................          11          530
Repurchase of common stock held in treasury.......................                       (2)
Deferred compensation relating to grants of stock options.........                      997           (997)
Compensation relating to grants of stock options..................                      265            147
Net loss..........................................................                                                 (17,112)
                                                                           ---   -----------         -----     ------------
Balance, December 31, 1998........................................          44       12,274           (850)     $  (31,009)
Stock issued by pooled company (unaudited)........................                        3
Conversion of redeemable convertible preferred stock and
  convertible preferred stock to common stock (unaudited).........          39       13,385
Issuance of common stock in initial public offering, net of
  issuance costs of $5,200 (unaudited)............................          29       52,312
Exercise of employee stock options (unaudited)....................                        4
Repurchase of common stock held in treasury (unaudited)...........                       (8)
Deferred compensation relating to grants of stock options
  (unaudited).....................................................                      125           (125)
Compensation relating to grants of stock options (unaudited)......                                      69
Repayment of stock subscription receivable (unaudited)............
Net loss (unaudited)..............................................                                                  (2,883)
                                                                           ---   -----------         -----     ------------
Balance, March 31, 1999 (unaudited)...............................   $     112    $  78,095      $    (906)     $   33,892
                                                                           ---   -----------         -----     ------------
                                                                           ---   -----------         -----     ------------


                                                                         STOCK           TOTAL
                                                                     SUBSCRIPTIONS   STOCKHOLDERS'
                                                                      RECEIVABLE        DEFICIT
                                                                    ---------------  -------------
Balance, December 31, 1995........................................     $      --       $    (181)
Issuance of common stock in exchange for stock subscriptions
  receivable......................................................           (45)             --
Stock issued by pooled company....................................                           350
Issuance of Series A convertible preferred stock upon conversion
  of notes payable and accrued interest...........................                           177
Issuance of Series B redeemable convertible preferred stock, net
  of issuance costs of $55........................................                           (55)
Forgiveness of stock subscriptions receivable in exchange for
  cancellation of shares of common stock..........................            23              --
Repurchase and cancellation of shares of common stock.............             2              --
Issuance of Series C redeemable convertible preferred stock, net
  of issuance costs of $12........................................                           (12)
Exercise of employee stock options................................                             1
Net loss..........................................................                        (2,027)
                                                                           -----     -------------
Balance, December 31, 1996........................................           (20)         (1,747)
Stock issued by pooled company, net...............................                        10,146
Issuance of Series A convertible preferred stock in acquisition of
  Bradbury Software L.L.C. .......................................                            78
Issuance of Series C redeemable convertible preferred stock.......
Issuance of Series B redeemable convertible preferred stock.......
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $42........................................
Issuance of Series D redeemable convertible preferred stock upon conversion of notes payable and accrued interest................
Repayment of stock subscription receivable........................             4               4
Net loss..........................................................                       (11,548)
                                                                           -----     -------------
Balance, December 31, 1997........................................           (16)         (3,109)
Stock repurchased by pooled company, net..........................                           (33)
Issuance of Series A convertible preferred stock, net of issuance
  costs of $9.....................................................                           496
Exercise of employee stock options................................                           541
Repurchase of common stock held in treasury.......................                            (2)
Deferred compensation relating to grants of stock options.........                            --
Compensation relating to grants of stock options..................                           412
Net loss..........................................................                       (17,112)
                                                                           -----     -------------
Balance, December 31, 1998........................................     $     (16)      $ (18,806)
Stock issued by pooled company (unaudited)........................                             3
Conversion of redeemable convertible preferred stock and
  convertible preferred stock to common stock (unaudited).........                        12,673
Issuance of common stock in initial public offering, net of
  issuance costs of $5,200 (unaudited)............................                        52,341
Exercise of employee stock options (unaudited)....................                             4
Repurchase of common stock held in treasury (unaudited)...........                            (8)
Deferred compensation relating to grants of stock options
  (unaudited).....................................................                            --
Compensation relating to grants of stock options (unaudited)......                            69
Repayment of stock subscription receivable (unaudited)............            16              16
Net loss (unaudited)..............................................                        (2,883)
                                                                           -----     -------------
Balance, March 31, 1999 (unaudited)...............................     $      --       $  43,409
                                                                           -----     -------------
                                                                           -----     -------------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     QUARTER ENDED MARCH
                                                                        YEAR ENDED DECEMBER 31,              31,
                                                                    -------------------------------  --------------------
                                                                      1996       1997       1998       1998       1999
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................................  $  (2,027) $ (11,548) $ (17,112) $  (4,057) $  (2,883)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization.................................        102        874      1,786        432        568
    Interest converted into shares of preferred stock.............          2          5         --         --         --
    Compensation expense relating to issuance of note payable
      under severance agreement...................................         90         --         --         --         --
    Compensation expense relating to issuance of equity
      instruments.................................................         --         --        412        161         67
    Changes in assets and liabilities:
      Accounts receivable.........................................       (577)      (813)    (1,743)      (317)        29
      Prepaid expenses and other current assets...................        (76)      (149)      (856)       (44)       405
      Other assets................................................       (254)       (68)      (237)       (51)         9
      Accounts payable............................................        475      1,310      1,481       (276)    (1,045)
      Accrued expenses............................................        387      2,234      3,406        737        164
      Deferred revenue............................................       (103)     1,204      3,364        601      1,858
                                                                    ---------  ---------  ---------  ---------  ---------
      Total adjustments...........................................         46      4,597      7,613      1,243      2,055
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash used for operating activities......................     (1,981)    (6,951)    (9,499)    (2,814)      (828)
                                                                    ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of short-term investments.............................         --     (8,817)    (6,282)      (293)        --
  Sale of short-term investment...................................         --      4,100     10,504        832        496
  Purchases of property and equipment.............................       (660)    (2,494)    (2,659)      (665)    (1,025)
  Payment for acquisition of Bradbury Software L.L.C..............         --       (252)        --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash (used for) provided by investing activities........       (660)    (7,463)     1,563       (126)      (529)
                                                                    ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from sale leaseback transaction........................         --        421         --         --         --
  Proceeds from issuance of promissory notes......................         67         --      1,500         --         --
  Principal payments on capital lease obligations.................         --       (165)      (315)       (77)       (83)
  Proceeds from issuance of convertible notes payable.............        175        252         --         --         --
  Proceeds from issuance of notes payable.........................         88        808      1,891         --         --
  Principal payments on notes payable.............................       (195)       (33)      (168)        --       (171)
  Proceeds from sale of common stock..............................        351     10,145        508        529     52,350
  Proceeds from sale of redeemable convertible preferred stock,
    net of issuance costs.........................................      2,733      9,547         --         --         --
  Proceeds from sale of convertible preferred stock, net of
    issuance costs................................................         --         --        496         --         --
  Payments to acquire treasury stock..............................         --         --         (2)        --         (8)
  Payment received on stock subscription receivable...............         --          4         --          5         16
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities...................      3,219     21,006      3,910        457     52,104
                                                                    ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............        578      6,592     (4,026)    (2,483)    50,747
Cash and cash equivalents, beginning of period....................         17        595      7,187      7,187      3,161
                                                                    ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period..........................  $     595  $   7,187  $   3,161  $   4,704  $  53,908
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................  $       5  $      75  $     258  $      35  $     111
Supplemental disclosure of non-cash investing and financing
  activities:
  Conversion of notes payable and related accrued interest of $2
    into 43,557 shares of Series A convertible preferred stock....  $     175  $      --  $      --  $      --  $      --
  Series A convertible preferred stock issued in acquisition of
    Bradbury Software L.L.C.......................................  $      --  $      78  $      --  $      --
                                                                                                                $     ---
  Conversion of note payable and related accrued interest of $5 into 64,190 shares of Series D redeemable convertible
    preferred stock...............................................  $      --  $     252  $      --  $      --  $      --
  Capital lease obligations.......................................  $      --  $     979  $      --  $      --  $      --
  Conversion of redeemable convertible preferred stock to common
    stock.........................................................  $      --  $      --  $      --  $      --  $  12,673
  Conversion of Series A into common stock........................  $      --  $      --  $      --  $      --  $     751

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Allaire Corporation develops, markets and supports software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Allaire's products and services enable organizations to link their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. Allaire's products interoperate with emerging Web application technologies as well as key enterprise information systems technologies.

    Allaire was incorporated in the state of Minnesota in February 1996 as the surviving entity of a reorganization of Allaire, L.L.C., a Minnesota limited liability company originally formed in May 1995. At the time of the reorganization, the members of Allaire, L.L.C. exchanged their existing ownership interests for a proportionate number of shares of Allaire's common stock and substantially all assets and liabilities of Allaire, L.L.C. were transferred to Allaire at historical cost. In April 1997, Allaire was reorganized as a Delaware corporation.

    The consolidated financial statements include the accounts of Allaire and its subsidiaries. All significant intercompany transactions have been eliminated. Certain 1996, 1997 and 1998 amounts have been reclassified to conform to the 1999 method of presentation.

    As described in Note 3, during April 1999, Allaire completed the acquisition of Bright Tiger Technologies, Inc. (Bright Tiger). The acquisition was accounted for as a pooling-of-interest. Accordingly, the accompanying financial statements and notes have been restated for all periods presented.

    Allaire operates in one industry segment and is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

UNAUDITED INTERIM FINANCIAL DATA

    The interim financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from unaudited financial statements of Allaire. Management believes that Allaire's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 1998 and March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

    Allaire considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Allaire invests its excess cash in money market funds, commercial paper and U.S. Treasury securities, which are subject to minimal credit and market risk. Short-term investments at December 31, 1997 and 1998 consisted of U.S. Treasury bills. Allaire's cash equivalents and short-term investments are classified as available-for-sale and recorded at amortized cost, which approximates fair value. Gross unrealized and realized gains or loss on sales of securities as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 were not significant.

REVENUE RECOGNITION

    Allaire recognizes revenue from software license fees upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For arrangements that include specified upgrade rights, the fair value of such upgrade rights is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with certain rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's return policies and historical experience. Allaire offers subscriptions that entitle customers to all new releases for a specific product during the term of the subscription agreement. Revenue from subscription sales is recognized ratably over the term of the subscription agreement. Training and consulting services revenue is recognized as services are rendered, and revenue under support agreements is recognized ratably over the term of the support agreement. Revenue from long-term consulting and service contracts are recognized over the term of the contract using the percentage of completion method of accounting, based upon the proportion of costs incurred bear to total estimated costs at completion.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of Allaire's financial instruments, which include cash equivalents, short-term investments, accounts receivable, notes payable and redeemable convertible preferred stock, approximate their fair values at December 31, 1998.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose Allaire to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. One customer accounted for 22% and 44% of gross accounts receivable at

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1997 and 1998, respectively. In addition, this same customer accounted for 29% of total revenue for the year ended December 31, 1998. No single customer accounted for 10% of total revenue for the years ended December 31, 1996 and 1997. Allaire maintains reserves for potential credit losses and such losses, in the aggregate, historically have not exceeded existing reserves.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of Allaire's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to Allaire's financial position or results of operations. Allaire has capitalized no software development costs since costs eligible for capitalization under SFAS No. 86 have been insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Equipment held under capital leases are stated at the lower of fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Allaire accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Allaire's common stock at the date of grant. Allaire has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

INCOME TAXES

    Prior to its reorganization as a C Corporation in February 1996 (Note 1), Allaire was treated as a partnership for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Allaire's members. At the time of its reorganization, Allaire adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING EXPENSE

    Allaire recognizes advertising expense as incurred. Advertising expense was $152,000, $784,000 and $976,000 for the years ended December 31, 1996, 1997 and
1998, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE

    Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

COMPREHENSIVE INCOME

    Allaire adopted SFAS No. 130 in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income". Comprehensive income is comprised of two components, net income and other comprehensive income. During the years ended December 31, 1996, 1997, 1998 and the three months ended March 31, 1999, Allaire had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on Allaire's financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) evaluating segment performance. SFAS No. 131 is effective for Allaire's fiscal year ending December 31, 1998 and relates to disclosure only.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Allaire does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

    In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Allaire does not expect SOP 98-1, which is effective for Allaire beginning January 1, 1999, to have a material affect its financial position or results of operations.

    In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for Allaire's fiscal 1999 financial statements and Allaire does not expect its adoption to have a material affect on its financial position or results of operations.

3. ACQUISITIONS

ACQUISITION OF BRADBURY SOFTWARE L.L.C.

    In March 1997, Allaire acquired the business and substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"), including all rights to Bradbury's HomeSite software product, in exchange for $252,000 in cash and 13,000 shares of Allaire's Series A convertible preferred stock valued at $78,000. The Bradbury acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired totaled $315,000. This amount has been included in other assets and is being amortized using the straight-line method over a three-year period. Amortization expense relating to this excess purchase price totaled $88,000 and $105,000 for the years ended December 31, 1997 and 1998, respectively. The operating results of Bradbury have been included in the financial statements since the date of the acquisition. Pro forma presentations have not been included, as the acquisition was not material to the results of operations of Allaire.

                              ALLAIRE CORPORATION

3. ACQUISITIONS (CONTINUED)
    The former owner of Bradbury is entitled to additional cash payments of up to $165,000, depending on the length of time he remains employed by Allaire. During the years ended December 31, 1997 and 1998, a total of $82,000 and $83,000, respectively, was earned and recorded as compensation expense under this arrangement.

    In order to finance the Bradbury acquisition, Allaire issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of Allaire's common stock at a price of $4.00 per share to two stockholders (Note
8). All principal and accrued interest of $5,000 on these notes was converted into 64,190 shares of Series D preferred stock in May 1997.

ACQUISITION OF BRIGHT TIGER

    On April 12, 1999, Allaire completed its acquisition of Bright Tiger Technologies, Inc. ("Bright Tiger"), a Massachusetts company that develops and markets Web site resource management software. In connection with the transaction, Allaire issued 288,583 shares of its common stock for all of the issued and outstanding shares of Bright Tiger. The merger was accounted for on a pooling-of-interests basis. Accordingly, Allaire's consolidated financial statements have been restated to include the accounts and operations of Bright Tiger for all periods presented.

    Revenues and net income of the combined entities for the three-month period prior to the merger are presented in the following table. Prior to the merger during the quarter ended March 31, 1999, the companies had intercompany sales of $40,000. The intercompany sales have been eliminated and certain amounts in Bright Tiger's financial statements were reclassified to conform to Allaire's presentations.

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1999
PRO FORMA RESULTS                                                                                  (UNAUDITED)
---------------------------------------------------------------------------------------------  -------------------
Net Revenues:
  Allaire....................................................................................     $   7,836,000
  Bright Tiger...............................................................................           168,000
                                                                                               -------------------
Combined.....................................................................................     $   8,004,000
Net Loss:
  Allaire....................................................................................     $  (1,684,000)
  Bright Tiger...............................................................................        (1,199,000)
                                                                                               -------------------
  Combined...................................................................................     $  (2,883,000)

    The following table represents a reconciliation of net revenues and net loss previously reported by the combining companies to those presented in the accompanying consolidated

                              ALLAIRE CORPORATION

3. ACQUISITIONS (CONTINUED)
financial statements. Prior to the merger, during 1998, the companies had intercompany sales of $140,000. The intercompany sales have been eliminated.

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Net Revenues:
  Allaire.........................................................................  $    7,650,000  $   20,512,000
  Bright Tiger....................................................................          18,000         352,000
                                                                                    --------------  --------------
  Combined........................................................................  $    7,668,000  $   20,864,000
Net Loss:
  Allaire.........................................................................  $   (7,425,000) $  (10,770,000)
  Bright Tiger....................................................................      (4,123,000)     (6,342,000)
                                                                                    --------------  --------------
  Combined........................................................................  $  (11,548,000) $  (17,112,000)

4. INVESTMENT IN YESLER SOFTWARE, INC.

    In July 1998, Allaire entered into an agreement under which it contributed certain non-core technology and agreed to provide certain services to Yesler Software, Inc. ("Yesler") in exchange for 907,591 shares of Yesler's voting common stock, representing approximately 34% of the outstanding capital stock of Yesler at that time. Subsequently, Allaire transferred 76,903 shares of Yesler common stock to three of its employees. The value of the shares transferred was not material at the date transferred. Of the shares acquired, an aggregate of 605,060 shares are subject to repurchase at a price of $0.10 per share under certain circumstances. The number of shares subject to this repurchase right will be reduced quarterly over a three-year period. Allaire has no obligation to fund the future operations of Yesler and accounts for its investment under the equity method.

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
Furniture and fixtures................................................................  $    768,000  $  1,180,000
Furniture and fixtures under capital lease............................................       127,000        78,000
Equipment.............................................................................     1,445,000     3,261,000
Equipment under capital lease.........................................................       852,000       843,000
Software..............................................................................       354,000       593,000
Leasehold improvements................................................................       163,000       401,000
                                                                                        ------------  ------------
                                                                                           3,709,000     6,356,000
Less: Accumulated depreciation and amortization.......................................      (602,000)   (2,171,000)
                                                                                        ------------  ------------
                                                                                        $  3,107,000  $  4,185,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                              ALLAIRE CORPORATION

5. PROPERTY AND EQUIPMENT (CONTINUED)
    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $88,000, $582,000 and $1,581,000, respectively.

CAPITAL LEASE

    In December 1996, Allaire entered into an agreement with a leasing company to establish a line of credit which enabled Allaire to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "Lease Line"). Each borrowing under the Lease Line is payable in equal monthly installments over a period of 36 months. In connection with this agreement, Allaire issued warrants to purchase shares of its Series A convertible preferred stock (Note
7). The Lease Line expired in December 1997.

    During 1997, Allaire sold and immediately leased back certain equipment under the Lease Line. The loss on this sale leaseback transaction was recorded in 1997 and was not material to Allaire's results of operations. Amortization of property and equipment under capital leases totaled $181,000 and $297,000 for the years ended December 31, 1997 and 1998, respectively. Accumulated amortization on property and equipment under capital lease totaled $181,000 at December 31, 1997 and $478,000 at December 31, 1998. Interest expense relating to capital lease obligations totaled $38,000 and $51,000 for the years ended December 31, 1997 and 1998, respectively.

6. LINES OF CREDIT AND PROMISSORY NOTES

WORKING CAPITAL LINE

    At December 31, 1998, Allaire was party to a line of credit agreement which provided for borrowings of up to $2,000,000 for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (7.75% as of December 31, 1998) plus 1%. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line and $1,513,000 was available for additional borrowings. The original terms of the line of credit required the maintenance of certain minimum financial ratios and conditions; however, these financial covenants were waived for the period from May 1998 through the termination of the line of credit. The line of credit terminated upon Allaire's initial public offering in January 1999.

EQUIPMENT CREDIT LINE

    In December 1996, Bright Tiger entered into, and in July 1997 amended and restated, an equipment loan line agreement with a bank, under which Bright Tiger may borrow up to $875,000 for purchases of equipment, subject to certain limitations. In June 1998, Bright Tiger entered into a second agreement with the bank for an additional equipment loan line of

                              ALLAIRE CORPORATION

6. LINES OF CREDIT AND PROMISSORY NOTES (CONTINUED)
$500,000, subject to the same limitations. All borrowings under these lines of credit are collateralized by substantially all of Bright Tiger's assets and bear interest at the bank's prime rate plus 3/4% (8.50% at December 31, 1998). The terms of the lines of credit include certain covenants requiring the maintenance of specified financial ratios and restrictions on Bright Tiger's ability to sell or transfer fixed assets and to declare or pay dividends to its stockholders. As of December 31, 1998, Bright Tiger was not in compliance with the covenants relating to the maintenance of certain financial ratios. Accordingly, the outstanding balance under the lines of credit was immediately callable by the bank and has been classified as a current liability in its entirety. At December 31, 1998, $1,145,900 was outstanding under the aforementioned lines of credit. The credit line was paid in full in April 1999.

EQUIPMENT LOAN LINE

    In May 1998, Allaire entered into an equipment loan line agreement (the "Equipment Loan Line") under which Allaire was able to borrow up to $2,000,000 to finance fixed asset purchases through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional 6 months at the original monthly payment rate. The Equipment Loan Line contains no financial covenants and there are no cross-default provisions in connection with the equipment and working capital line described above. All borrowings are collateralized by the purchased assets. Allaire borrowed $1,406,000 in June 1998 and $214,000 in November 1998 under the Equipment Loan Line, which was collateralized by previously purchased equipment. The Equipment Loan Line expired in December 1998. At December 31, 1998, annual cash payments on the borrowings under the Equipment Loan Line are as follows:

1999............................................................  $ 613,000
2000............................................................    613,000
2001............................................................    583,000
                                                                  ---------
Total cash payments.............................................  1,809,000
Less--amount representing interest..............................    357,000
                                                                  ---------
Present value of notes payable..................................  $1,452,000
                                                                  ---------
                                                                  ---------

OTHER LINES OF CREDIT

    In December 1998, Allaire obtained a commitment from existing investors to provide a $3.0 million working capital line of credit which terminated upon the closing of Allaire's initial public offering in January 1999.

                              ALLAIRE CORPORATION

6. LINES OF CREDIT AND PROMISSORY NOTES (CONTINUED)
PROMISSORY NOTES

    In November 1998, Bright Tiger issued promissory notes to existing investors of Bright Tiger in exchange for $1,500,000 in cash proceeds. These notes bear interest at 8% per year, and the principal and accrued interest of the notes are payable upon demand by their holders. These notes contain conversion rights whereby the holders of the notes may apply the unpaid principal and interest under the notes to the purchase of equity securities of Bright Tiger. The promissory notes were paid in full in April 1999.

PREFERRED STOCK WARRANTS

7. PREFERRED STOCK

    The holders of the Series A, Series B, Series C and Series D preferred stock (the "Preferred Stock") are hereinafter referred to collectively as the "Preferred Stockholders" and the holders of the Series B, Series C and Series D preferred stock (the "Redeemable Preferred Stock") are hereinafter referred to collectively as the "Redeemable Preferred Stockholders." The Preferred Stockholders have the following rights and privileges:

VOTING RIGHTS

    The Preferred Stockholders generally vote together with all other classes and series of stock as a single class on all matters and are entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the number of directors, only the Redeemable Preferred Stockholders, voting as a single class, may vote on any increase of the maximum number of directors constituting the Board of Directors to a number in excess of five. With respect to the election of directors, the Redeemable Preferred Stockholders, voting as a single class, may elect one director and the common stockholders and Preferred Stockholders, voting as a single class, may elect two directors. The remaining two directors shall be elected by a combined vote of both the common stockholders and the Series A preferred stockholders, voting as a single class, and the Redeemable Preferred Stockholders, voting as a single class.

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (CONTINUED)

CONVERSION

    Each share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into two shares of common stock, except for 31,906 shares of Series A preferred stock, each of which converts into one share of common stock, subject to certain anti-dilution adjustments. Each share of Series D Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to certain anti-dilution adjustments. The Series A preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $2,000,000. The Series B, Series C and Series D preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $15,000,000 and a per share price of not less than $11.30. All shares of Preferred Stock automatically converted into 3,848,941 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

DIVIDEND RIGHTS

    The Preferred Stockholders are not entitled to receive any dividends unless declared by Allaire's Board of Directors. In the event that dividends are paid on the common stock, the Preferred Stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of preferred stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

LIQUIDATION PREFERENCES

    In the event of any liquidation, dissolution or winding up of Allaire, the Preferred Stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of the original purchase price per share, respectively, subject to certain anti-dilution adjustments, or such amount as would have been payable had such shares been converted to common stock just prior to liquidation. The original purchase price per share of the Series B, Series C and Series D preferred stock was $4.52, $5.91 and $4.00, respectively. The original purchase price per share of the Series A preferred stock was $4.07, except for 656 and 31,250 shares which had an original purchase price per share of $8.00 and $16.00, respectively. Any assets remaining following the initial distribution to the Preferred Stockholders shall be available for distribution ratably among the common stockholders only.

REDEMPTION

    At the request of at least 50% of the holders of the Redeemable Preferred Stock at any time beginning in June 2002, Allaire shall redeem one-third of the then outstanding shares of each series of Redeemable Preferred Stock. Subsequently, on the first and third anniversaries of the initial redemption date, Allaire shall redeem 50% and 100%, respectively, of the

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (CONTINUED)
remaining outstanding shares of each series. Upon redemption, each holder of the Series B, Series C and Series D preferred stock will be entitled to receive a cash payment equal to $4.52 per share, $5.91 per share and $4.00 per share, respectively, plus any declared but unpaid dividends. Pursuant to the terms of a capital lease line of credit (Note 5), Allaire issued warrants to purchase 17,699 shares of Series A preferred stock at a price of $4.52 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire upon the earlier of ten years from the date of grant or five years from the effective date of an initial public offering of Allaire's common stock. The value ascribed to these warrants was not significant.

    At December 31, 1998, Allaire has reserved 17,699 shares of its Series A preferred stock for issuance upon exercise of outstanding warrants. These warrants converted to warrants to purchase 35,398 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

CONVERTIBLE NOTES PAYABLE

    During 1996, Allaire issued 10% convertible notes payable totaling $175,000 to two of Allaire's stockholders. All principal and accrued interest of $2,000 on these notes was subsequently converted into 43,557 shares of Series A preferred stock prior to December 31, 1996.

UNDESIGNATED PREFERRED STOCK

    At December 31, 1998, Allaire has authorized the issuance of up to 1,616,494 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval) in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of the holders of the Preferred Stock and the common stock.

8. COMMON STOCK

TREASURY SHARES

    Of the common stock issued, an aggregate of 3,417 shares with a cost of $2,000 were held by Allaire as treasury shares and were included as a reduction to additional paid-in capital at December 31, 1998.

STOCK RESTRICTION AGREEMENTS

    Allaire has executed stock restriction agreements with its founder and certain of its employees. Under the terms of the founder's stock restriction agreement, Allaire has the right

                              ALLAIRE CORPORATION

8. COMMON STOCK (CONTINUED)
to repurchase, at a price of $2.26 per share, any unvested common shares in the event of the founder's voluntary resignation. All other restriction agreements give Allaire the right to repurchase, for an amount equal to the original consideration paid, any unvested common shares in the event of voluntary resignation or termination of employment with Allaire for cause. Allaire's repurchase rights lapse at various dates through January 31, 2000 or, in the case of the founder, upon the closing of an initial public offering of Allaire's common stock, which occurred in January 1999. At December 31, 1998, an aggregate of 170,000 and 138,750 shares of Allaire's outstanding common stock were subject to repurchase under the stock restriction agreements, at prices of $2.26 and $.025 per share, respectively.

    All employees who have been granted options by Allaire under the 1997 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to Allaire's right of repurchase, at the option exercise price, in the event of termination. Allaire's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. At December 31, 1998, Allaire had the right to repurchase 364,895 shares of common stock issued under the 1997 Stock Incentive Plan.

STOCK SUBSCRIPTIONS RECEIVABLE

    Allaire held notes receivable from certain stockholders at December 31, 1998 in consideration for the purchase of Allaire common stock. The notes are due February 1, 2001 and accrue interest at a rate of 5.61% per annum. These loans are secured by the underlying common stock and, consequently, are reflected as an offset to stockholders' equity.

COMMON STOCK WARRANTS

    Pursuant to the issuance of convertible notes payable in 1996 (Note 7), Allaire issued warrants to purchase 8,599 shares of its common stock at a price of $2.03 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in December 2001. The value ascribed to these warrants was not significant.

    Pursuant to the issuance of convertible notes payable in 1997 (Note 3), Allaire issued warrants to purchase 6,300 shares of its common stock at a price of $4.00 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire in March 2002. The value ascribed to these warrants was not significant.

AUTHORIZED SHARES

    On August 10, 1998, Allaire's Board of Directors approved an increase in the authorized shares of common stock, $.01 par value, to 35,000,000.

                              ALLAIRE CORPORATION

8. COMMON STOCK (CONTINUED)
RESERVED SHARES

    At December 31, 1998, Allaire had 5,570,052 shares of common stock reserved for issuance upon the exercise of common stock warrants and options and conversion of the outstanding preferred stock, including shares issuable upon the exercise of preferred stock warrants and subsequent conversion into common stock.

9. STOCK OPTIONS

    Certain options issued by Allaire during the year ended December 31, 1996 were non-qualified, non-plan stock options issued to employees, advisors and consultants of Allaire. All options granted by Allaire during this period of time were issued at fair market value at the date of grant, vest either immediately or over a four-year period and expire ten years from the date of grant.

1996 STOCK INCENTIVE PLAN

    The 1996 Plan provides for the granting of incentive and non-qualified stock options to management, other key employees, consultants and directors of Bright Tiger. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 36,538. The exercise price under each stock option shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than fair market value of Allaire's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of Allaire's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Allaire's common stock at the date of grant and for a term not to exceed five years. At December 31, 1998, there were 14,924 shares available for future grant under the 1996 plan.

1997 STOCK INCENTIVE PLAN

    The 1997 Incentive Stock Plan (the "1997 Stock Plan") provides for the granting of incentive and non-qualified stock options and stock bonus awards to officers, directors, employees and consultants of Allaire. The maximum number of common shares that may be issued pursuant to the 1997 Stock Plan, as amended, is 1,726,000.

    The exercise price of each stock option issued under the 1997 Stock Plan shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of Allaire's common stock as determined by the Board of Directors at the date of grant or for a term in excess of ten years. All options granted under the 1997 Stock Plan through December 31, 1998 vest either immediately or over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grant.

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
1998 STOCK INCENTIVE PLAN

    The 1998 Incentive Stock Plan (the "1998 Stock Plan") provides for the issuance of up to 1,900,000 shares of Allaire's common stock to eligible employees, officers, directors, consultants and advisors of Allaire. Under the 1998 Stock Plan, the Board of Directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of Allaire's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.

    During the years ended December 31, 1996 and 1997 compensation expense recognized for stock option grants made by Allaire under APB Opinion No. 25 was not significant. For the year ended December 31, 1998, compensation expense recognized for stock option grants totaled $413,000. Had compensation cost for Allaire's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Allaire's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
Net loss:
  As reported.....................................................  $  (2,026,000) $  (11,548,000) $  (17,112,000)
  Pro forma.......................................................     (2,034,000)    (11,609,000)    (17,251,000)
Basic and diluted net loss per share:
  As reported.....................................................  $       (1.15) $        (6.31) $        (5.34)
  Pro forma.......................................................  $       (1.16) $        (6.34) $        (5.38)

    Because the determination of the fair value of all options granted after the closing of Allaire's initial public offering will include an expected volatility factor, because additional option grants are expected to be made subsequent to December 31, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1996, 1997 and 1998: no dividend yield; risk free interest rates of 5.9%, 6.1% and 5.1%, respectively; no volatility; and an expected option term of 5 years.

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
    Stock option activity during the years ended December 31, 1996, 1997 and 1998 was as follows:

                                                                                         OUTSTANDING OPTIONS
                                                                                    ------------------------------
                                                                                     NUMBER OF   WEIGHTED AVERAGE
                                                                                      SHARES      EXERCISE PRICE
                                                                                    -----------  -----------------
Outstanding--December 31, 1995....................................................           --      $      --
  Granted (weighted average fair value of $.11)...................................    1,135,952            .44
  Exercised.......................................................................       (2,500)           .50
  Canceled........................................................................       (7,500)           .50
                                                                                    -----------          -----
Outstanding--December 31, 1996....................................................    1,125,952            .44
  Granted (weighted average fair value of $.17)...................................    1,488,409            .57
  Exercised.......................................................................       (5,380)          1.42
  Canceled........................................................................     (221,599)           .51
                                                                                    -----------          -----
Outstanding--December 31, 1997....................................................    2,387,382            .52
  Granted (weighted average fair value of $2.95)..................................      572,316           6.95
  Exercised.......................................................................   (1,147,384)           .47
  Canceled........................................................................     (124,563)          2.01
                                                                                    -----------          -----
Outstanding--December 31, 1998....................................................    1,687,751      $    2.60
                                                                                    -----------          -----
                                                                                    -----------          -----

    As of December 31, 1998, 14,924, 184,867, and 1,681,400 shares were available for grant under the 1996 Stock Plan, the 1997 Stock Plan and the 1998 Stock Plan, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1998:

      VESTED AND EXERCISABLE
----------------------------------      WEIGHTED-AVERAGE        NUMBER     WEIGHTED-AVERAGE
    EXERCISE                          REMAINING CONTRACTUAL       OF           EXERCISE
       PRICE   NUMBER OUTSTANDING        LIFE (IN YEARS)        SHARES           PRICE
-------------  -------------------  -------------------------  ---------  -------------------
 .$25-.50.....        1,144,772                    8.0            432,927       $     .45
 .75- 1.50...           181,492                    9.0             18,770             .75
4.00- 7.00..            81,550                    9.3             15,000            4.00
9.00-13.60..           265,000                    9.7                 --              --
                    ----------                                 ---------
 .$25-13.60...        1,672,814                    8.5            466,697       $     .57
                    ----------                                 ---------
                    ----------                                 ---------

DEFERRED COMPENSATION

    During 1998, Allaire granted stock options to purchase 477,950 shares of its common stock with exercise prices ranging from $.01 to $13.60. Allaire recorded compensation expense and deferred compensation relating to these options totaling $413,000 and $997,000, respectively, representing the difference between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (CONTINUED)
compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The 1998 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 300,000 shares of Allaire's common stock to eligible employees. Under the Purchase Plan, Allaire is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. Allaire expects that the first offering period under the Purchase Plan will commence on July 1, 1999.

10. INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                                       DECEMBER 31,
                                                                          ---------------------------------------
                                                                             1996         1997          1998
                                                                          ----------  ------------  -------------
Deferred tax assets:
  Net operating loss carryforwards......................................  $  710,600  $  5,412,000  $  11,771,000
  Reserves not currently deductible.....................................      98,900       216,000        249,000
  Tax credit carryforwards..............................................      17,000       238,000        689,000
  Other.................................................................      29,000        78,000        402,000
                                                                          ----------  ------------  -------------
        Total deferred tax assets.......................................     855,500      5,944,00     13,111,000
Deferred tax asset valuation allowance..................................    (855,500)     5,944,00    (13,111,000)
                                                                          ----------  ------------  -------------
                                                                          $       --  $         --  $          --
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

    Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, Allaire has provided a valuation allowance for the full amount of its deferred tax assets.

                              ALLAIRE CORPORATION

10. INCOME TAXES (CONTINUED)
    Income taxes computed using the federal statutory income tax rate differs from Allaire's effective tax rate primarily due to the following:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                            1996          1997           1998
                                                                         -----------  -------------  -------------
Income tax benefit at U.S. federal statutory tax rate..................     (709,000) $  (4,042,000) $  (5,965,000)
State taxes, net of federal tax impact.................................     (125,000)      (711,000)    (1,054,000)
Permanent differences..................................................        2,000         18,000         38,000
Tax credit carryforwards...............................................      (18,000)       (91,000)      (195,000)
Other..................................................................       (5,000)      (263,000)         9,000
Change in valuation allowance..........................................      855,000      5,089,000      7,167,000
                                                                         -----------  -------------  -------------
Provision for income taxes.............................................  $        --  $          --  $          --
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

    At December 31, 1998, Allaire had federal and state net operating losses of approximately $28.8 million and $27.9 million, respectively, and federal and state tax credit carryforwards of approximately $409,000 and $336,000, respectively, available to reduce future taxable income and future tax liabilities. If not utilized, these carryforwards will expire at various dates ranging from 2001 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in Allaire's ownership may be limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon Allaire's value prior to an ownership change.

11. SEGMENT INFORMATION

    Operating in one industry segment, Allaire develops, markets and supports software for a wide range of Web development.

    Revenue was distributed geographically as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                            1996          1997          1998
                                                                        ------------  ------------  -------------
North America.........................................................  $  1,953,000  $  6,171,000  $  18,267,000
Europe................................................................       197,000       822,000      1,756,000
Other international...................................................       208,000       675,000        901,000
                                                                        ------------  ------------  -------------
                                                                        $  2,358,000  $  7,668,000  $  20,864,000
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

    All of Allaire's sales to Europe and other international geographies are export sales from the United States. Substantially all of Allaire's services revenue for the years ended December 31, 1996, 1997 and 1998 was generated in North America. All long-lived assets were located in North America at December 31, 1997 and 1998.

                              ALLAIRE CORPORATION

12. EMPLOYEE SAVINGS PLAN

    During 1997, Allaire adopted an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%. Allaire did not make any contributions to the 401(k) Plan on behalf of its employees for the years ended December 31, 1997 or 1998.

13. COMMITMENTS AND CONTINGENCIES

    Allaire leases its facilities and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998, totaled $178,000, $511,000 and $1,398,000, respectively. In addition, Allaire also leases certain fixed assets under capital leases, which expire at various dates through October 2000.

    Future minimum commitments under noncancelable operating and capital leases at December 31, 1998 are as follows:

                                                                                          OPERATING     CAPITAL
                                                                                           LEASES        LEASES
                                                                                        -------------  ----------
1999..................................................................................      2,617,000     366,000
2000..................................................................................      2,433,000     163,000
2001..................................................................................      2,381,000          --
2002..................................................................................      2,379,000          --
2003..................................................................................      1,166,000          --
                                                                                        -------------  ----------
Total minimum lease payments..........................................................  $  10,976,000     529,000
                                                                                        -------------
                                                                                        -------------
Less--amount representing interest....................................................                     30,000
                                                                                                       ----------
Present value of capital lease obligations............................................                 $  499,000
                                                                                                       ----------
                                                                                                       ----------

LETTER OF CREDIT

    In connection with a facility lease Allaire is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank over the term of the lease. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line of credit (Note 6).

LEGAL PROCEEDINGS

    In 1996, a wrongful termination action was brought against Allaire and its founder by a former employee under which the plaintiff sought severance pay and the right to 400,000 shares of Allaire's common stock which were canceled upon termination. Although Allaire continues to deny any liability in this matter, Allaire determined during 1997 that it was in the best interest of its shareholders to settle this dispute out of court due to the rising legal costs, distraction of management and uncertainty present in this litigation. As a result, Allaire

                              ALLAIRE CORPORATION

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) agreed to pay the plaintiff a cash settlement totaling $285,000 in exchange for the termination of all legal action against Allaire and its founder. This amount was fully accrued at the time of the settlement.

    In addition to the matter noted above, Allaire is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Allaire's financial position or results of operations.

15. SUBSEQUENT EVENT

    In January 1999, Allaire sold 2,875,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and offering expenses. At December 31, 1998, Allaire's prepaid expenses and other current assets included $639,000 of prepaid offering expenses. At the time of the initial public offering, all of Allaire's outstanding preferred stock automatically converted into 3,848,941 shares of common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Bright Tiger Technologies, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Bright Tiger Technologies, Inc. (a development stage enterprise) (the 'Company') at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, and for the period from inception (June 6, 1996) through December 31, 1996 and for the period from inception (June 6, 1996) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
  Boston, Massachusetts

April 15, 1999

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                                                DECEMBER 31,
                                                                         --------------------------
                                                                             1997          1998
                                                                         ------------  ------------   MARCH 31,
                                                                                                         1999
                                                                                                     ------------
                                                                                                     (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents............................................  $  1,666,100  $  1,313,800  $    662,100
  Short term investments...............................................     4,717,400       495,700            --
  Accounts receivable, net.............................................        17,700       101,400       202,900
  Prepaid expenses.....................................................            --        31,500        38,500
                                                                         ------------  ------------  ------------
    Total current assets...............................................     6,401,200     1,942,400       903,500
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
  Fixed assets, net....................................................       898,100       701,200       595,800
  Other assets.........................................................        13,400        15,000        15,000
                                                                         ------------  ------------  ------------
    Total assets.......................................................  $  7,312,700  $  2,658,600  $  1,514,300
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Promissory notes.....................................................  $             $  1,500,000     1,500,000
  Current portion of long-term debt....................................       123,200     1,145,900     1,073,000
  Accounts payable.....................................................       211,600       107,600       117,000
  Accrued employee compensation and benefits...........................        80,800        35,400        79,000
  Accrued marketing expenses...........................................        47,000        17,000        18,000
  Other accrued expenses...............................................        54,300        84,500        96,600
  Deferred revenues....................................................                      28,900        47,200
                                                                         ------------  ------------  ------------

    Total current liabilities..........................................       516,900     2,919,300     2,930,800
Long-term debt.........................................................       751,800            --            --
                                                                         ------------  ------------  ------------
    Total liabilities..................................................     1,268,700     2,919,300     2,930,800
Redeemable convertible preferred stock:
  Series C, $.01 par value; 1,333,334 shares authorized, issued and outstanding at December 31, 1997 and 1998 and March 31, 1999
    (unaudited) (liquidating preference of $6,000,000).................     6,000,000     6,000,000     6,000,000
  Series B, $.01 par value; 1,634,500 shares authorized, issued and outstanding at December 31, 1997 and 1998 and March 31, 1999
    (unaudited) (liquidating preference of $4,086,200).................     4,086,200     4,086,200     4,086,200
  Series A, $.01 par value; 350,000 shares authorized, issued and outstanding at December 31, 1997 and 1998 and March 31, 1999
    (unaudited) (liquidating preference of $350,000)...................       350,000       350,000       350,000
                                                                         ------------  ------------  ------------
    Total redeemable convertible preferred stock.......................    10,436,200    10,436,200    10,436,200
                                                                         ------------  ------------  ------------
Stockholders' deficit:
  Common stock, $.01 par value; 10,000,000 shares authorized, 1,782,123 shares issued and 1,748,823 shares outstanding at December 31,
    1997; 1,828,073 shares issued and 1,397,448 shares outstanding at
    December 31, 1998; 1,845,240 shares issued and 1,414,615 shares
    outstanding at March 31, 1999 (unaudited)..........................        17,800        18,300        18,500
  Additional paid-in capital...........................................        51,800        57,300        60,100
  Deficit accumulated during the development stage.....................    (4,461,600)  (10,733,600)  (11,892,400)
                                                                         ------------  ------------  ------------
                                                                           (4,392,000)  (10,658,000)  (11,813,800)
Treasury stock at cost: 33,300, 430,625 and 430,625 shares at December
  31, 1997 and 1998 and March 31, 1999 (unaudited), respectively.......          (200)      (38,900)      (38,900)
                                                                         ------------  ------------  ------------
Total stockholders' deficit............................................    (4,392,200)  (10,696,900)  (11,852,700)
                                                                         ------------  ------------  ------------
Total redeemable convertible preferred stock and stockholders'
  deficit..............................................................     6,044,000      (260,700)   (1,416,500)
Commitments (Note 8)...................................................            --            --            --
                                                                         ------------  ------------  ------------
    Total liabilities, redeemable convertible preferred stock and stockholders' deficit............................................  $  7,312,700  $  2,658,600  $  1,514,300
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

                                                 PERIOD FROM                                PERIOD FROM
                                                  INCEPTION                                  INCEPTION    THREE MONTHS
                                                   (JUNE 6,                                  (JUNE 6,     ENDED MARCH
                                                    1996)                                      1996)          31,
                                                   THROUGH      YEAR ENDED DECEMBER 31,       THROUGH     ------------
                                                 DECEMBER 31,  --------------------------  DECEMBER 31,       1998
                                                     1996          1997          1998          1998       (UNAUDITED)
                                                 ------------  ------------  ------------  -------------  ------------
Revenues.......................................   $       --   $     17,700  $    492,700  $     510,400  $     32,900
                                                 ------------  ------------  ------------  -------------  ------------
Costs and expenses:
  Cost of Revenues.............................           --         11,800        22,300         34,100            --
  Research and development.....................      235,700      2,180,800     3,032,700      5,449,200       750,800
  Sales and marketing..........................       42,700      1,546,000     3,000,900      4,589,600       988,900
  General and administrative...................       49,700        529,100       755,700      1,334,500       186,200
                                                 ------------  ------------  ------------  -------------  ------------
                                                     328,100      4,267,700     6,811,600     11,407,400     1,925,900
                                                 ------------  ------------  ------------  -------------  ------------
      Loss from operations.....................     (328,100)    (4,250,000)   (6,318,900)   (10,897,000)   (1,893,000)
                                                 ------------  ------------  ------------  -------------  ------------
Other income (expense):
  Interest income..............................           --        156,100       161,800        317,900        67,000
  Interest expense.............................         (700)       (29,000)     (114,900)      (144,600)      (20,500)
                                                 ------------  ------------  ------------  -------------  ------------
                                                        (700)       127,100        46,900        173,300        46,500
                                                 ------------  ------------  ------------  -------------  ------------
      Net loss.................................   $ (328,800)  $ (4,122,900) $ (6,272,000) $ (10,723,700) $ (1,846,500)
                                                 ------------  ------------  ------------  -------------  ------------
                                                 ------------  ------------  ------------  -------------  ------------

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                                  (JUNE 6,
                                                                    1996)
                                                                   THROUGH
                                                     1999         MARCH 31,
                                                  (UNAUDITED)       1999
                                                 -------------  -------------
Revenues.......................................  $     207,800  $     718,200
                                                 -------------  -------------
Costs and expenses:
  Cost of Revenues.............................          2,400         36,500
  Research and development.....................        659,200      6,108,400
  Sales and marketing..........................        487,000      5,076,600
  General and administrative...................        177,600      1,512,100
                                                 -------------  -------------
                                                     1,326,200     12,733,600
                                                 -------------  -------------
      Loss from operations.....................     (1,118,400)   (12,015,400)
                                                 -------------  -------------
Other income (expense):
  Interest income..............................         13,000        330,900
  Interest expense.............................        (53,400)      (198,000)
                                                 -------------  -------------
                                                       (40,400)       132,900
                                                 -------------  -------------
      Net loss.................................  $  (1,158,800) $ (11,882,500)
                                                 -------------  -------------
                                                 -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
                                    DEFICIT

     FOR THE PERIOD FROM INCEPTION (JUNE 6, 1996) THROUGH DECEMBER 31, 1998

                                                 REDEEMABLE                                                  DEFICIT
                                                CONVERTIBLE                                                ACCUMULATED   TREASURY
                                              PREFERRED STOCK            COMMON STOCK        ADDITIONAL    DURING THE      STOCK
                                          ------------------------  -----------------------    PAID-IN     DEVELOPMENT   ---------
                                            SHARES       AMOUNT       SHARES     PAR VALUE     CAPITAL        STAGE       SHARES
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
Issuance of restricted common stock to
  founders..............................          --  $         --   1,000,137   $  10,000    $      --   $      (9,900)        --
Issuance of Series A redeemable
  convertible preferred stock...........     350,000       350,000
Net loss................................                                                                       (328,800)
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
Balance at December 31, 1996............     350,000       350,000   1,000,137      10,000           --        (338,700)        --
Issuance of restricted common stock.....                               781,986       7,800       51,800
Issuance of Series B redeemable
  convertible preferred stock...........   1,634,500     4,086,200
Issuance of Series C redeemable
  convertible preferred stock...........   1,333,334     6,000,000
Repurchase of common stock                                                                                                 (33,300)
Net loss................................                                                                     (4,122,900)
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
Balance at December 31, 1997............   3,317,834    10,436,200   1,782,123      17,800       51,800      (4,461,600)   (33,300)
Issuance of common stock................                                45,950         500        5,500
Repurchase of common stock..............                                                                                  (397,325)
Net loss................................                                                                     (6,272,000)
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
Balance at December 31, 1998............   3,317,834    10,436,200   1,828,073      18,300       57,300     (10,733,600)  (430,625)
Issuance of common stock (unaudited)....                                17,167         200        2,800
Net loss (unaudited)....................                                                                     (1,158,800)
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
Balance at March 31, 1999 (unaudited)...   3,317,834  $ 10,436,200   1,845,240   $  18,500    $  60,100   $ (11,892,400)  (430,625)
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------
                                          ----------  ------------  ----------  -----------  -----------  -------------  ---------


                                           AMOUNT        TOTAL
                                          ---------  --------------
Issuance of restricted common stock to
  founders..............................  $      --  $          100
Issuance of Series A redeemable
  convertible preferred stock...........
Net loss................................                   (328,800)
                                          ---------  --------------
Balance at December 31, 1996............         --        (328,700)
Issuance of restricted common stock.....                     59,600
Issuance of Series B redeemable
  convertible preferred stock...........
Issuance of Series C redeemable
  convertible preferred stock...........
Repurchase of common stock                     (200)           (200)
Net loss................................                 (4,122,900)
                                          ---------  --------------
Balance at December 31, 1997............       (200)     (4,392,200)
Issuance of common stock................                      6,000
Repurchase of common stock..............    (38,700)        (38,700)
Net loss................................                 (6,272,000)
                                          ---------  --------------
Balance at December 31, 1998............    (38,900)    (10,696,900)
Issuance of common stock (unaudited)....                      3,000
Net loss (unaudited)....................                 (1,158,800)
                                          ---------  --------------
Balance at March 31, 1999 (unaudited)...  $ (38,900) $   11,852,700
                                          ---------  --------------
                                          ---------  --------------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                              PERIOD FROM
                                               INCEPTION                                     PERIOD FROM    THREE MONTHS
                                                (JUNE 6,                                      INCEPTION         ENDED
                                                 1996)                                      (JUNE 6, 1996)    MARCH 31,
                                                THROUGH        YEAR ENDED DECEMBER 31,         THROUGH      -------------
                                              DECEMBER 31,  ------------------------------   DECEMBER 31,       1998
                                                  1996           1997            1998            1998        (UNAUDITED)
                                              ------------  --------------  --------------  --------------  -------------
Increase (decrease) in cash and cash
  equivalents
Cash flows from operating activities:
  Net loss..................................   $ (328,800)  $   (4,122,900) $   (6,272,000) $  (10,723,700) $  (1,846,500)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation............................        7,800          148,200         405,500         561,500         94,800
    Increase (decrease) resulting from
      operating assets and liabilities:
      Accounts receivable...................           --          (17,700)        (83,700)       (101,400)       (21,600)
      Prepaid expenses......................           --               --         (31,500)        (31,500)        (6,300)
      Other assets..........................         (400)         (13,000)         (1,600)        (15,000)        (2,300)
      Accounts payable......................       16,600          195,000        (104,000)        107,600        277,600
      Accrued employee compensation and
        benefits............................       19,000           61,800         (45,400)         35,400          4,600
      Accrued marketing expenses............           --           47,000         (30,000)         17,000         30,300
      Other accrued expenses................           --           54,300          30,200          84,500        (47,000)
      Deferred revenue......................           --               --          28,900          28,900             --
                                              ------------  --------------  --------------  --------------  -------------
        Net cash used in operating
          activities........................     (285,800)      (3,647,300)     (6,103,600)    (10,036,700)    (1,516,400)
                                              ------------  --------------  --------------  --------------  -------------
                                              ------------  --------------  --------------  --------------  -------------
Cash flow from investing activities:
  Purchase of short term investments........           --       (8,817,400)     (6,282,600)    (15,100,000)      (292,500)
  Sale of short term investments............           --        4,100,000      10,504,300      14,604,300        831,600
  Purchases of fixed assets.................      (61,700)        (992,400)       (208,600)     (1,262,700)      (178,800)
                                              ------------  --------------  --------------  --------------  -------------
        Net cash provided by (used in)
          investing activities..............      (61,700)      (5,709,800)      4,013,100      (1,758,400)       360,300
                                              ------------  --------------  --------------  --------------  -------------
                                              ------------  --------------  --------------  --------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of promissory
    notes...................................           --               --       1,500,000       1,500,000             --
  Proceeds from issuance of long-term
    debt....................................       66,500          808,500         270,900       1,145,900             --
  Proceeds from issuance of redeemable
    convertible preferred stock.............      350,000       10,086,200              --      10,436,200             --
  Proceeds from issuance of common stock....          100           59,600           6,000          65,700             --
  Repurchase of common stock................           --             (200)        (38,700)        (38,900)            --
  Repayment of long-term debt...............           --               --              --              --             --
                                              ------------  --------------  --------------  --------------  -------------
        Net cash provided by (used in)
          financing activities..............      416,600       10,954,100       1,738,200      13,108,900             --
                                              ------------  --------------  --------------  --------------  -------------
Net increase (decrease) in cash and cash
  equivalents...............................       69,100        1,597,000        (352,300)      1,313,800     (1,156,100)
Cash and cash equivalents, beginning of
  period....................................           --           69,100       1,666,100              --      1,666,100
                                              ------------  --------------  --------------  --------------  -------------
Cash and cash equivalents, end of period....   $   69,100   $    1,666,100  $    1,313,800  $    1,313,800  $     510,000
                                              ------------  --------------  --------------  --------------  -------------
                                              ------------  --------------  --------------  --------------  -------------
Supplement disclosure of cash flow
  information:
  Cash paid for interest....................   $      700   $       29,000  $       95,800  $      125,500  $      20,459
                                              ------------  --------------  --------------  --------------  -------------
                                              ------------  --------------  --------------  --------------  -------------


                                                              PERIOD FROM
                                                               INCEPTION
                                                             (JUNE 6, 1996)
                                                                THROUGH
                                                  1999         MARCH 31,
                                               (UNAUDITED)        1999
                                              -------------  --------------
Increase (decrease) in cash and cash
  equivalents
Cash flows from operating activities:
  Net loss..................................  $  (1,158,800) $  (11,882,500)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation............................        105,400         666,900
    Increase (decrease) resulting from
      operating assets and liabilities:
      Accounts receivable...................       (101,500)       (202,900)
      Prepaid expenses......................         (7,000)        (38,500)
      Other assets..........................             --         (15,000)
      Accounts payable......................          9,400         117,000
      Accrued employee compensation and
        benefits............................         43,600          79,000
      Accrued marketing expenses............          1,000          18,000
      Other accrued expenses................         12,100          96,600
      Deferred revenue......................         18,300          47,200
                                              -------------  --------------
        Net cash used in operating
          activities........................     (1,077,500)    (11,114,200)
                                              -------------  --------------
                                              -------------  --------------
Cash flow from investing activities:
  Purchase of short term investments........             --     (15,100,000)
  Sale of short term investments............        495,700      15,100,000
  Purchases of fixed assets.................             --      (1,262,700)
                                              -------------  --------------
        Net cash provided by (used in)
          investing activities..............        495,700      (1,262,700)
                                              -------------  --------------
                                              -------------  --------------
Cash flows from financing activities:
  Proceeds from issuance of promissory
    notes...................................             --       1,500,000
  Proceeds from issuance of long-term
    debt....................................             --       1,145,900
  Proceeds from issuance of redeemable
    convertible preferred stock.............             --      10,436,200
  Proceeds from issuance of common stock....          3,000          68,700
  Repurchase of common stock................             --         (38,900)
  Repayment of long-term debt...............        (72,900)        (72,900)
                                              -------------  --------------
        Net cash provided by (used in)
          financing activities..............        (69,900)     13,039,000
                                              -------------  --------------
Net increase (decrease) in cash and cash
  equivalents...............................       (651,700)        662,100
Cash and cash equivalents, beginning of
  period....................................      1,313,800              --
                                              -------------  --------------
Cash and cash equivalents, end of period....  $     662,100  $      662,100
                                              -------------  --------------
                                              -------------  --------------
Supplement disclosure of cash flow
  information:
  Cash paid for interest....................  $      23,845  $      149,345
                                              -------------  --------------
                                              -------------  --------------

   The accompanying notes are an integral part of these financial statements.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Bright Tiger Technologies, Inc. (the "Company") develops and markets Web site resource management software designed to help organizations build and manage fast, reliable Web sites.

    Although the Company has commenced planned principal operations, revenues are not yet significant. Accordingly, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

    On April 12, 1999, the Company was acquired by Allaire Corporation ("Allaire"). This transaction was accounted for as a pooling of interests and was effected through the exchange of shares of Allaire's common stock for all of the issued and outstanding shares of the Company. Prior to the transaction, all of the issued and outstanding shares of the Company's Series A preferred stock converted to common stock of the Company. Pursuant to the transaction, each outstanding share of the Company's capital stock was converted into the right to receive shares of Allaire's common stock as follows:

Common stock.......................................................    0.02824
Series B preferred stock...........................................    0.06271
Series C preferred stock...........................................    0.09847

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant accounting policies followed in the preparation of the financial statements are as follows:

    CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests excess cash primarily in a money market fund at a major financial institution and U.S. Treasury bills which are subject to minimal credit and market risk.

    The Company's cash equivalents at December 31, 1997 consisted of approximately $47,500 in money market funds and $1,595,600 in U.S. Treasury bills. Short-term investments at December 31, 1997 consisted of U.S. Treasury bills. The Company's cash equivalents at December 31, 1998 consisted of approximately $296,600 in money market funds and $1,493,000 in U.S. Treasury bills. All securities are classified as available-for-sale and are recorded at cost which approximates fair value. Any unrealized gains or losses are recorded as a separate component of stockholders' equity. Gross unrealized and realized gains and losses on sales of securities as of December 31, 1996, 1997 and 1998 and for the period from

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) inception (June 6, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998 were not significant.

    FIXED ASSETS

    Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred.

    REVENUE RECOGNITION

    Revenue for software licenses is recognized when an agreement has been executed, delivery has occurred, no significant vendor obligations remain and collection of the related receivable is probable. Revenue from maintenance and post-contract support contracts are recognized ratably over the contractual periods for which services are performed. Revenue from consulting and service contracts are recognized over the term of the contract using the percentage of completion method of accounting, based upon the proportion that costs incurred bear to total estimated costs at completion.

    RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to the Company's financial position or results of operations. During the period from inception (June 6, 1996) through December 31, 1998, no software development costs have been capitalized.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations and has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", through disclosure only (Note 6).

    ADVERTISING EXPENSE

    The Company recognizes advertising expense as incurred. Advertising expense was $0, $141,400 and $213,200 for the period from inception (June 6, 1996) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL DATA

    The interim financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and for the period from inception (June 6, 1996) through March 31, 1999 are unaudited; however, in the opinion of management, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

3. FIXED ASSETS

    Fixed assets consist of the following:

                                                                          USEFUL LIFE          DECEMBER 31,
                                                                              IN        --------------------------
                                                                             YEARS          1998          1997
                                                                         -------------  ------------  ------------
Computer equipment and software........................................             3   $  1,018,900  $    845,300
Furniture and fixtures.................................................             3        228,800       193,400
Leasehold improvements.................................................             3         15,000        15,400
                                                                                        ------------  ------------
                                                                                           1,262,700     1,054,100
Less -- accumulated depreciation                                                             561,500       156,000
                                                                                        ------------  ------------
                                                                                        $    701,200  $    898,100
                                                                                        ------------  ------------
                                                                                        ------------  ------------

4. LONG-TERM DEBT AND LINE OF CREDIT

    In December 1996, the Company entered into, and in July 1997 amended and restated, a loan agreement with a bank for a line of credit under which the Company may borrow up to $875,000 for purchases of equipment, subject to certain limitations. In June 1998, the

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT AND LINE OF CREDIT (CONTINUED)
Company entered into a second agreement with the bank for an additional line of credit of $500,000 for purchases of equipment, subject to the same limitations. All borrowings under these lines of credit are collateralized by substantially all of the Company's assets and bear interest at the bank's prime rate plus 3/4% (8.50% at December 31, 1998). The terms of the lines of credit include certain covenants requiring the maintenance of specified financial ratios and restrictions on the Company's ability to sell or transfer fixed assets and to declare or pay dividends to its stockholders. As of December 31, 1998, the Company was not in compliance with the covenants relating to maintenance of certain financial ratios. Accordingly, the outstanding balance under the lines of credit was immediately callable by the bank and has been classified as a current liability in its entirety. At December 31, 1998, $1,145,900 was outstanding under the aforementioned lines of credit.

    In November 1998, the Company issued promissory notes to existing investors of the Company in exchange for $1,500,000 in cash proceeds. These notes bear interest at 8% per year, and the principal and accrued interest of the notes are payable upon demand by their holders. These notes contain conversion rights whereby the holders of the notes may apply the unpaid principal and interest under the notes to the purchase of equity securities of the Company.

    The line of credit and promissory notes were paid in full in April 1999.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Preferred Stock has the following characteristics:

    CONVERSION

    Each share of the Series A Preferred Stock and Series B Preferred Stock are convertible at any time at the option of the holder into one and one-half shares of common stock, subject to certain anti-dilution adjustments. Each share of the Series C Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments. The Preferred Stock automatically converts into common stock upon the closing of an underwritten public offering of the Company's common stock involving net proceeds to the Company of at least $10 million and a price of not less than $3.67, $6.67 and $13.50 per share, subject to certain anti-dilution adjustments, for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively.

    The Company has reserved 525,000, 2,451,750 and 1,333,334 shares of its common stock for issuance upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) DIVIDENDS

    Holders of the Preferred Stock are only entitled to receive dividends when, as and if declared by the Board of Directors, subject to certain limitations. Through December 31, 1998, no dividends have been declared or paid by the Company.

    REDEMPTION

    At the request of the holders of a majority of the then outstanding shares of Preferred Stock, in November 2002, 2003 and 2004, the Company shall redeem up to 33 1/3%, 50% and 100%, respectively, of the then outstanding shares of Preferred Stock at a per share price of $1.00, $2.50 and $4.50 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, plus any and all declared but unpaid dividends, subject to certain anti-dilution adjustments. The redemption value of the Preferred Stock issued and outstanding at December 31, 1998 is equal to its issuance price.

    LIQUIDATION, DISSOLUTION OR WINDING-UP OF THE COMPANY

    In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive, in preference to the holders of the common stock, a per share payment of $1.00, $2.50 and $4.50, respectively, plus any declared but unpaid dividends. If the remaining assets of the Company are insufficient to pay the Preferred Stockholders the full amount to which they are entitled, any distribution of the remaining assets will be in proportion to the respective amounts which would otherwise be payable if all amounts payable were paid in full. Any assets remaining following the distribution to the holders of the Preferred Stock will be distributed ratably among the common stockholders and the holders of the Series B and Series C Preferred Stock, subject to certain limitations on the aggregate amount payable of $7.50 and $13.50 per share, respectively, as adjusted for certain anti-dilution adjustments.

    VOTING RIGHTS

    Each holder of the Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote.

COMMON STOCK SPLITS

    In connection with the issuance of the Series A Preferred Stock in August 1996, the Board of Directors authorized a 666.76-for-1 common stock split. In April 1997, the Board of Directors authorized a 3-for-2 common stock split effected in the form of a 50% stock

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) dividend. All common share and per share amounts have been retroactively adjusted to reflect both of these stock splits.

STOCK RESTRICTION AGREEMENTS

    At December 31, 1998, 502,940 of the Company's outstanding shares of common stock were subject to stock restriction agreements. Under each of these agreements, the Company has the option to repurchase any or all unvested shares of common stock in the event of a restricted stockholder's voluntary resignation or termination of employment by the Company at a repurchase price between $0.0001 and $0.10 per share. The number of shares that may be repurchased by the Company is reduced over a five-year period.

TREASURY STOCK

    During 1997 and 1998, in connection with the resignation of founding stockholders and executives of the Company that were party to stock restriction agreements, the Company repurchased 33,300 and 397,325 shares of unvested common stock for $200 and $38,700, respectively.

6. 1996 STOCK OPTION PLAN

    During 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the granting of incentive and non-qualified stock options to management, other key employees, consultants and directors of the Company. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 1,293,840. The exercise price under each stock option shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than fair market value of the Company's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of the Company's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant and for a term not to exceed five years. At December 31, 1998, there were 528,463 shares available for future grant under the 1996 Plan.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. 1996 STOCK OPTION PLAN (CONTINUED)
    The following table summarizes stock option activity under the 1996 Plan:

                                                                                    YEAR ENDED DECEMBER 31,
                                                PERIOD FROM INCEPTION   ------------------------------------------------
                                               (JUNE 6, 1996) THROUGH
                                                    DECEMBER 31,
                                                        1996                     1997                     1998
                                               -----------------------  -----------------------  -----------------------
                                                            WEIGHTED                 WEIGHTED                 WEIGHTED
                                                             AVERAGE                  AVERAGE                  AVERAGE
                                                            EXERCISE                 EXERCISE                 EXERCISE
                                                 SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                               ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year.............          --          --      210,750        0.03      470,325        0.11
  Granted....................................     210,750        0.03      462,075        0.11      491,000        0.45
  Cancelled..................................          --          --      (12,000)       0.10     (386,448)       0.28
  Exercised..................................          --          --     (190,500)       0.04      (45,950)       0.13
Outstanding at end of year...................     210,750        0.03      470,325        0.11      528,927        0.30
                                               ----------               ----------               ----------
Options exercisable..........................          --                   13,906                  136,473
                                               ----------               ----------               ----------
Weighted average fair value of option
  grants.....................................         .01                      .01                      .09
                                               ----------               ----------               ----------

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                       OUTSTANDING                       EXERCISABLE
                                                        -----------------------------------------  ------------------------
                                                                        WEIGHTED       WEIGHTED                  WEIGHTED
                                                                         AVERAGE        AVERAGE     NUMBER OF     AVERAGE
                                                         NUMBER OF     CONTRACTUAL     EXERCISE      OPTIONS     EXERCISE
RANGE OF EXERCISE PRICES                                  OPTIONS     LIFE (YEARS)       PRICE     EXERCISABLE     PRICE
------------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
$0.03.................................................      10,175            7.9      $    0.03        2,157         0.03
$0.10.................................................     197,200            8.4      $    0.10       72,514         0.10
$0.45.................................................     321,552            9.5      $    0.45       61,802         0.45
                                                        -----------                                -----------
$0.03-$0.45...........................................     528,927            9.1      $    0.30      136,473    $    0.26
                                                        -----------                                -----------

    There was no compensation expense recorded in the Company's statement of operations for the period from inception (June 6, 1996) through December 31, 1996 and for the years ended December 31, 1997 and 1998. Had compensation cost for awards of stock options been

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. 1996 STOCK OPTION PLAN (CONTINUED)
determined based on the fair value of these options at their date of grant, consistent with the method prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                  PERIOD FROM
                                                   INCEPTION
                                                   (JUNE 6,
                                                     1996)
                                                    THROUGH        YEAR ENDED DECEMBER 31,
                                                 DECEMBER 31,   ------------------------------
                                                     1996            1997            1998
                                                 -------------  --------------  --------------
Net loss:
  As reported..................................   $  (328,800)  $   (4,122,900) $   (6,272,000)
  Pro forma....................................   $  (328,900)  $   (4,123,700) $   (6,278,000)

    Because additional option grants are expected to be made in future years and options vest over several years, the above pro forma effects may not be indicative of pro forma effects in future years.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the period from inception (June 6, 1996) through December 31, 1996 and for the years ended December 31, 1997 and 1998:

                                                              PERIOD FROM
                                                               INCEPTION
                                                               (JUNE 6,
                                                                 1996)      YEAR ENDED DECEMBER
                                                                THROUGH             31,
                                                             DECEMBER 31,   --------------------
                                                                 1996         1997       1998
                                                             -------------  ---------  ---------
Expected option term (years)...............................            5            5          5
Risk-free interest rate....................................        6.40%        6.30%      4.56%
Dividend yield.............................................        0.00%        0.00%      0.00%

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. INCOME TAXES

    Deferred tax assets and liabilities consist of the following:

                                                                                             DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards................................................  $    1,970,000  $    4,416,000
  Research and development tax credit carryforwards...............................         143,000         335,000
  Bad debt write-offs.............................................................              --           1,000
  Accrued expenses................................................................          22,000          22,000
                                                                                    --------------  --------------
  Gross deferred tax assets.......................................................       2,135,000       4,774,000
Deferred tax liability
  Depreciation....................................................................         (29,000)        (42,000)
                                                                                    --------------  --------------
Net deferred tax assets...........................................................       2,106,000       4,732,000
Deferred tax asset valuation allowance............................................      (2,106,000)     (4,732,000)
                                                                                    --------------  --------------
                                                                                    $           --  $           --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, the Company has provided a valuation allowance for the full amount of its deferred tax assets.

    At December 31, 1998, the Company has net operating loss carryforwards of approximately $10,683,000 and $10,913,000 for federal and state income tax reporting purposes, respectively. At December 31, 1998, the Company had research and development credit carryforwards of $231,000 and $160,000 available to offset future federal and state taxes, respectively. If not used, these carryforwards will expire in 2011 through 2012.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and tax liabilities.

8. COMMITMENTS

    The Company leases its office space under a noncancellable operating lease which expires on March 31, 2000. Rent expense for the period from inception (June 6, 1996) through December 31, 1996 and for the years ended December 31, 1997 and 1998 was approximately $15,000, $138,800 and $168,000, respectively.

                        BRIGHT TIGER TECHNOLOGIES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. COMMITMENTS (CONTINUED)
    Future minimum payments due under the aforementioned lease as of December 31, 1998 are as follows:

YEAR ENDING
DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $  162,800
2000..............................................................................      40,100
                                                                                    ----------
                                                                                    $  202,900
                                                                                    ----------
                                                                                    ----------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                                             PAYABLE
                                                                                              BY THE
                                                                                             COMPANY
                                                                                            ----------
Securities and Exchange Commission registration fee.......................................  $    3,831
Nasdaq National Market listing fee........................................................       6,089
Printing and engraving expenses...........................................................       5,000
Transfer agent fees.......................................................................       5,000
Accounting fees and expenses..............................................................      20,000
Legal fees and expenses...................................................................      50,000
Blue Sky fees and expenses (including related legal fees).................................         500
Miscellaneous.............................................................................       9,580
                                                                                            ----------
Total.....................................................................................  $  100,000
                                                                                            ----------
                                                                                            ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of the Certificate provides that Allaire shall indemnify each person who at any time is, or shall have been, a director or officer of Allaire and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Allaire, or is or was serving at the request of Allaire as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Allaire shall be personally liable to Allaire or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Allaire. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of Allaire with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of Allaire's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Allaire has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Allaire against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Allaire against losses (above a deductible amount) arising from any such claims, but only if Allaire is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Amended and Restated Certificate of Incorporation or its By-Laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information is furnished with regard to all securities sold by Allaire within the past three years which were not registered under the Securities Act.

    (a) ISSUANCES OF COMMON STOCK BY ALLAIRE MINNESOTA.

    From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

    (b) ISSUANCES OF PREFERRED STOCK BY ALLAIRE MINNESOTA.

    From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

    (c) GRANTS AND EXERCISES OF ALLAIRE MINNESOTA'S STOCK OPTIONS.

    From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250.

    On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into Allaire. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of Allaire. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of Allaire's Convertible Preferred Stock. Each share of Allaire's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger automatically changed and converted into two shares of Allaire's Common Stock upon the closing of Allaire's initial public offering in January 1999. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of Allaire's Common Stock.

    (d) ISSUANCES OF COMMON STOCK BY ALLAIRE.

    From January 1998 through April 22, 1999, Allaire issued and sold 1,438,019 shares of its Common Stock for aggregate consideration of $546,245.

    (e) ISSUANCES OF PREFERRED STOCK BY ALLAIRE

    On December 7, 1998, Allaire issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering.

    In February 1998, Allaire issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering. In May and June 1997, Allaire issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred Stock automatically changed and converted into one share of the Company Common Stock upon the closing of Allaire's initial public offering.

    (f) GRANTS OF ALLAIRE'S STOCK OPTIONS.

    From April 1997 through April 22, 1999, Allaire granted options to purchase an aggregate of 1,911,610 shares of its Common Stock, exercisable at a weighted average exercise price of $15.17 per share.

    The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

    (a) Exhibits

    ++2.1  Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire,
           Bengal Acquisition Corp. and Bright Tiger Technologies, Inc.
     +3.1  Amended and Restated Certificate of Incorporation of Allaire
     +3.2  Amended and Restated By-Laws of Allaire
     +4.1  Specimen certificate for the Common Stock of Allaire
      5.1  Opinion of Foley, Hoag & Eliot LLP
    +10.1  1997 Stock Incentive Plan as amended
    +10.2  1998 Stock Incentive Plan
    +10.3  1998 Employee Stock Purchase Plan
    +10.4  Option Agreement for David J. Orfao
    +10.5  Form of Option Agreement for other executive officers
    +10.6  Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated
           November 5, 1997
    +10.7  Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998
    +10.8  Loan and Security Agreement between Allaire and Silicon Valley Bank, dated March
           26, 1998
    +10.9  Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March
           26, 1998
   +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated August
           6, 1998
   +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated
           December 9, 1998
   +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing
           Incorporated, dated May 1, 1998
   +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998
   +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998
   +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated March
           7, 1997
   +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund,
           L.P., dated March 7, 1997
   +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997
   +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement,
           dated December 7, 1998
   +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December 23,
           1996
   +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler
           Software, Inc., dated July 14, 1998
   +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and
           Polaris Venture Partners Founders' Fund, L.P., dated December 4, 1998
     11.1  Statement re computation of unaudited net loss per share and pro forma net loss per share
     11.2  Statement re computation of supplemental unaudited net loss per share and pro forma net loss per share

     21.1  Subsidiaries of Allaire Corporation
     23.1  Consent of PricewaterhouseCoopers LLP
     23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
     24.1  Power of Attorney (contained on page II-7 of this Registration Statement)

------------------------

+  Incorporated by reference from Allaire's Registration Statement on Form S-1
    (File No. 333-68639).

++ Incorporated by reference from Allaire's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 1999.

    (b) FINANCIAL STATEMENT SCHEDULES

II--VALUATION AND QUALIFYING ACCOUNTS

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 15th day of June, 1999.

                                ALLAIRE CORPORATION

                                BY:              /s/ David J. Orfao
                                     -----------------------------------------
                                                   David J. Orfao
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We the undersigned officers and directors of Allaire Corporation hereby severally constitute and appoint David J. Orfao, David A. Gerth and Joseph C. Baker and each of them singly, our true and lawful attorneys-in-fact with full power to them, to sign for us and in our names in the capacities indicated below, any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act ("a Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Allaire Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statements for the same offering which may be filed under said Rule 462(b).

    In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE             TITLE                             DATE
------------------------------                             -------------------
    /s/ Joseph J. Allaire       Chairman of the Board
------------------------------                                June 15, 1999
      Joseph J. Allaire

                                President, Chief
      /s/ David J. Orfao          Executive Officer and
------------------------------    Director (principal         June 15, 1999
        David J. Orfao            executive officer)

                                Vice President, Finance
                                  and Operations,
      /s/ David A. Gerth          Treasurer and Chief
------------------------------    Financial Officer           June 15, 1999
        David A. Gerth            (principal financial
                                  and accounting officer)

          SIGNATURE             TITLE                             DATE
------------------------------                             -------------------
    /s/ Jonathan A. Flint               Director
------------------------------                                June 15, 1999
      Jonathan A. Flint

      /s/ John J. Gannon                Director
------------------------------                                June 15, 1999
        John J. Gannon

    /s/ Thomas A. Herring               Director
------------------------------                                June 15, 1999
      Thomas A. Herring

      /s/ Mitchell Kapor                Director
------------------------------                                June 15, 1999
        Mitchell Kapor

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                YEAR ENDED             THREE MONTHS
                                                                               DECEMBER 31,                ENDED
ALLOWANCE FOR DOUBTFUL ACCOUNTS                                       -------------------------------    MARCH 31,
  AND SALES RETURNS                                                     1996       1997       1998         1999
--------------------------------------------------------------------  ---------  ---------  ---------  -------------
                                                                                      (IN THOUSANDS)
Balance at beginning of period......................................  $      10  $     220  $     487    $     479
Additions:
  Charged to expense................................................        165        164         53           --
  Charged against other accounts....................................         45        165         38           --
Deductions:
  Write-offs and returns............................................         --        (62)       (99)         (39)
                                                                      ---------  ---------  ---------        -----
Balance at end of period............................................  $     220  $     487  $     479    $     440
                                                                      ---------  ---------  ---------        -----
                                                                      ---------  ---------  ---------        -----

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                             DESCRIPTION
----------  ------------------------------------------------------------------------------------------
    ++2.1   Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire, Bengal
            Acquisition Corp. and Bright Tiger Technologies, Inc.
     +3.1   Amended and Restated Certificate of Incorporation of Allaire
     +3.2   Amended and Restated By-Laws of Allaire
     +4.1   Specimen certificate for the Common Stock of Allaire
      5.1   Opinion of Foley, Hoag & Eliot LLP
    +10.1   1997 Stock Incentive Plan as amended
    +10.2   1998 Stock Incentive Plan
    +10.3   1998 Employee Stock Purchase Plan
    +10.4   Option Agreement for David J. Orfao
    +10.5   Form of Option Agreement for other executive officers
    +10.6   Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated November
            5, 1997
    +10.7   Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998
    +10.8   Loan and Security Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998
    +10.9   Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998
    +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated August 6, 1998
    +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated December 9,
            1998
    +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing Incorporated, dated
            May 1, 1998
    +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998
    +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998
    +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated March 7, 1997
    +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund, L.P., dated
            March 7, 1997
    +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997
    +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated
            December 7, 1998
    +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December 23, 1996
    +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler Software,
            Inc., dated July 14, 1998
    +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and Polaris
            Venture Partners Founders' Fund, L.P., dated December 4, 1998
     11.1   Statement re computation of unaudited net loss per share and pro forma net loss per share

 EXHIBIT
   NO.                                             DESCRIPTION
----------  ------------------------------------------------------------------------------------------
     11.2   Statement re computation of supplemental unaudited net loss per share and pro forma net loss per share
     21.1   Subsidiaries of Allaire Corporation
     23.1   Consent of PricewaterhouseCoopers LLP
     23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
     24.1   Power of Attorney (contained on page II-7 of this Registration Statement)

------------------------

+  Incorporated by reference from Allaire's Registration Statement on Form S-1
    (File No. 333-68639).

++ Incorporated by reference from Allaire's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 1999.